Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPLASH BEVERAGE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of

incorporation)

2080	34-1720075
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1314 E Las Olas Blvd. Suite 221

Fort Lauderdale, Florida 33301

Phone: (954) 745-5815

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

William Meissner

President

1314 E Las Olas Blvd. Suite 221

Fort Lauderdale, Florida 33301

Phone: (954) 745-5815

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Michael Harris, Esq.

Constantine Christakis, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

(561) 686-3307

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary Prospectus is not complete and may be changed. Neither we nor the selling security holders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 18, 2025

SPLASH BEVERAGE GROUP, INC.

PROSPECTUS

10,000,000 Shares of Common Stock

This Prospectus relates to the potential resale from time to time by C/M Capital Master Fund, LP (the “Selling Stockholder” or “C/M”) of up to 10,000,000 shares of Common Stock, par value $0.001 per share, of Splash Beverage Group, Inc. (the “Company,” “Splash,” “we,” “our” or “us”). The shares of Common Stock to which this Prospectus relates consist of shares that have been or may be issued by us to the Selling Stockholder pursuant to a Securities Purchase Agreement, dated September 19, 2025 between us and the Selling Stockholder (the “Purchase Agreement”), establishing an equity line of credit (such transaction, the “ELOC”). Such shares of Common Stock include (i) up to 9,652,434 shares of Common Stock, or the “Purchase Shares,” that we may elect, in our sole discretion, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date (as defined below) under the Purchase Agreement, and subject to applicable stock exchange rules and (ii) up to 347,566 shares of Common Stock, or the “Commitment Shares”, that have or may be issued to the Selling Stockholder in connection with related issuances and sales of Purchase Shares as consideration for the Selling Stockholder’s execution and delivery of the Purchase Agreement. See “The Purchase Agreement” at page 7 for a description of the Purchase Agreement and the transactions contemplated thereby.

Our Common Stock is traded on the NYSE American (the “NYSE American”) under the symbol “SBEV.” On December 16, 2025, the last reported sale price of our Common Stock on the NYSE American was $1.10 per share.

We are not selling any securities under this Prospectus and will not receive any of the proceeds from the sale of the shares of our Common Stock by the Selling Stockholder. Additionally, we will not receive any proceeds from the issuance or sale of any Commitment Shares. However, we may receive up to $35 million in aggregate gross proceeds from the sale of the shares of Common Stock to the Selling Stockholder under the Purchase Agreement, from time to time in our discretion, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, after the date the Registration Statement that includes this Prospectus is declared effective and after satisfaction of other conditions in the Purchase Agreement. The actual proceeds from the Selling Stockholder may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

The Selling Stockholder may sell all or a portion of the shares of our Common Stock acquired under the Purchase Agreement on the NYSE American or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the shares of our Common Stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholder will bear all commissions and markdowns, if any, attributable to its sale of shares of our Common Stock. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of Common Stock being registered pursuant to this Prospectus. The Selling Stockholder is deemed to be an underwriter under the Securities Act of 1933 (the “Securities Act”) with respect to the resale of shares sold by it on the NYSE American.

You should read this Prospectus and any prospectus supplement or amendment, together with additional information described under the headings “Where You Can Find More Information”, carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this Prospectus, and under similar headings in any amendment or supplement to this Prospectus or in any other documents incorporated by reference into this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December ___, 2025.

The Selling Stockholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any information other than the information contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus or such other date stated in this Prospectus, regardless of the time of our delivery or of any sale or delivery of our securities and our business, financial condition, results of operations and/or prospects may have changed since those dates. Neither the delivery of this Prospectus nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus. This Prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Prospectus concerning our business are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Prospectus, unless the context indicates otherwise, references to “Splash”, “we”, the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Splash Beverage Group, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including documents incorporated by reference into this Prospectus, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such forward-looking statements include those statements that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact, including expectations relating to our plans with respect to our ongoing beverage businesses and consideration of strategic alternatives and our ability to raise the necessary working capital. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project” and other words of similar meaning, although not all forward-looking statements contain these identifying words. In particular, these forward-looking statements include, among others, statements about our intended use of proceeds, the development and commercialization of beverages and their potential qualities and success.

These statements are based on our current expectations and projections and involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus and the documents incorporated by reference herein. Important factors that could cause actual results to differ from those in the forward-looking statements include the risks and uncertainties arising from our need for additional capital to continue and expand our operations, our ability to raise the capital needed on favorable terms or at all, our ability to meet regulatory requirements including the rules of the New York Stock Exchange (the “NYSE”) and maintain the listing of our Common Stock on the NYSE American, our ability to meet our debt obligations and the negative financial and operational consequences of failing to do so, our ability to generate revenue from our beverage businesses, our ability to pursue and execute on our business plan including new ventures and the risks and challenges we will face in such endeavors, challenges in protecting and maintaining intellectual property rights including under existing agreements, the intense competition we face in our industry, and if we pursue any strategic alternatives the many risks we may encounter in evaluating any such alternatives and consummating any transaction. We also refer you to the Risk Factors which begin on page 5 of this Prospectus, and the other documents incorporated by reference into this Prospectus for both an expanded discussion of the risks and uncertainties described above and additional risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by forward-looking statements. However, factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.

You should read this Prospectus and the documents that we reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this prospectus. Each forward-looking statement speaks only as of the date of this Prospectus or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this Prospectus. This summary does not contain all the information you should consider before investing in our Common Stock. You should read this entire Prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included elsewhere in this Prospectus, before making an investment decision.

About Us – Company Overview

We are seeking to manage brands across viable growth segments within the consumer beverage industry. Splash has built organizational capabilities and an infrastructure enabling it to incubate and/or acquire brands with the intention of efficiently accelerating them to higher volume and sales revenue.

We have not generated any revenue since March 2025 due to our lack of capital. However, following the private placement offering in September 2025 in which we sold secured promissory notes, referred to herein as “Notes,” for total gross proceeds of $2,000,000 and entered into an equity line of credit agreement allowing us to access additional capital subject to certain requirements and conditions, we plan to access and deploy such capital to re-commence certain of our operations and to establish new operations as described below.

We believe the distribution landscape in the beverage industry is changing rapidly as tech-enabled e-commerce business models are thriving. Direct to consumer, office or home solutions are projected to continue to gain traction in the future. Recognizing this opportunity Splash continues to shape its operating model to be vertically integrated with our e-commerce platform, Qplash, which business model envisions purchasing local and regional brands for developing a direct line of sales to boutique retail stores and consumers.

Splash’s alcoholic beverage operations are currently focused on obtaining inventory for the sale of Chispo tequila in the U.S. and certain international markets, which is subject to the Company obtaining necessary capital of at least $500,000.

In June 2025 the Company acquired water extraction rights to an aquifer located in Costa Rica, which we refer to herein as the “Water Assets.” Subject to accessing the necessary capital and infrastructure, our business plan for the Water Assets envisions the extraction, bottling and sale of high quality drinking water. As of the date hereof, we have received a purchase order from a customer in the United Arab Emirates. We need to raise approximately $4,000,000 in order to bottle, package, and ship this order.

On November 24, 2025, Splash Beverage Group II Inc. (“SBII”), a subsidiary of the Company, entered into a Limited Liability Company Agreement (the “JV Agreement”) with BAAD Ventures, LLC (“BAAD”), in connection with a newly formed entity, BAAD Beverages LLC, LLC (the “JV Entity”) pursuant to which the parties established a joint venture for the sale of adult, THC and CBD beverage products. Pursuant to the JV Agreement, SBII received a 51% financial interest in the JV Entity in exchange for an initial capital contribution of $25,500, with BAAD receiving the remaining 49% in exchange for an initial capital contribution of $24,500.

Our team led by William Meissner has experience in all levels of beverage distribution system used in the beverage industry. Our President and Chief Marketing Officer, William Meissner, has led major beverage brands including Sparkling Ice, Fuze, Sweet Leaf Tea and Jones Soda.

Because of our lack of revenue and the amount of capital we acquire to begin to generate revenue for each of our beverage businesses, we have begun looking at strategic alternatives where we may make an acquisition of assets or a business that presents value for our stockholders. As of the date of this Prospectus, we have not reached any understandings with respect to any business opportunity, and we may not do so. Any future acquisition of an unrelated business will likely require us to raise capital to support its operations even if we only issue equity securities to the seller. In addition, we are engaged in preliminary discussions with respect to acquiring a majority interest in a beverage product.

Corporate Information

Splash was originally incorporated in the State of Nevada under the name TapouT Beverages, Inc. for the purpose of acquiring the rights under a license agreement with TapouT, LLC (Authentic Brands Group) for the right to use the TapouT brand in connection with manufacturing and selling certain beverages.

Splash executed a reverse merger with a fully reporting, public entity called Canfield Medical Supply, Inc. on March 31, 2020. At the time of the merger Canfield’s state of incorporation was Colorado. At the time of the merger Canfield’s Common Stock was quoted on the OTCQB.

On July 31, 2021, we changed our name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc.

On June 11, 2021, our Common Stock began trading on the NYSE American under the symbol “SBEV”.

On November 8, 2021, we changed our state of incorporation from Colorado to Nevada.

Our principal offices are located at 1314 E. Las Olas Blvd, Suite 221, Fort Lauderdale, Florida 33301. Our main telephone number is (954) 745-5815. Our website address is www.splashbeveragegroup.com. We have not incorporated by reference into this Prospectus the information that can be assessed through our website and you should not consider it to be part of this Prospectus.

Available Information

We file annual, quarterly, and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”). These filings are available to the public through the SEC’s website at http://www.sec.gov. All statements made in any of our securities filings, including all forward-looking statements or information, are made as of the date of the document in which the statement is included unless otherwise specified, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by law.

THE OFFERING

Issuer:	Splash Beverage Group, Inc.

Shares Offered by the Selling Stockholder:	10,000,000 shares of our Common Stock, consisting of (i) up to 9,652,434 Purchase Shares that may be issued by us to the Selling Stockholder, from time to time at our sole discretion, pursuant to the Purchase Agreement, and (ii) up to 347,566 Commitment Shares.

Common Stock outstanding immediately prior to this offering	2,773,106 shares

Common Stock outstanding immediately following this offering	12,773,106 shares

Use of Proceeds:	We will not receive any of the proceeds from the sale of shares of our Common Stock offered by the Selling Stockholder. Additionally, we will not receive any proceeds from the issuance or sale of any Commitment Shares. We may receive up to $35,000,000 in aggregate gross proceeds from the Selling Stockholder under the Purchase Agreement in connection with sales of our shares of our Common Stock to the Selling Stockholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold. We intend to use of the net proceeds that we receive under the Purchase Agreement for working capital and other general corporate purposes. However, as of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. See “Use of Proceeds” on page 18 of this Prospectus.

NYSE Listing:	Our Common Stock currently trades on NYSE American under the symbols “SBEV”.

Plan of Distribution:	The Selling Stockholder may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly in several different ways. Registration of the Common Stock covered by this Prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

(1)	The number of shares of Common Stock shown above to be outstanding after this Offering is based on 2,773,106 shares of our Common Stock outstanding as of December 16, 2025. Such amounts exclude:

●	214,254 shares underlying outstanding options having a weighted-average exercise price of $29.13 per share;

●	6,807,383 shares underlying outstanding warrants having a weighted-average exercise price of $5.96 per share;

●	6,583,840 shares underlying outstanding convertible promissory notes; and

●	22,232,891 shares underlying outstanding convertible preferred stock.

Such amount and the amounts listed above also exclude (i) approximately 345,352 shares of Common Stock to be paid to holders to Series A-1 Convertible Redeemable Preferred Stock (“Series A-1”) and Series B Convertible Redeemable Preferred Stock (“Series B”) as dividends, and any future dividend payments on the Series A-1 and Series B which may be made in shares of Common Stock, (ii) 113,636 shares of Common Stock and 113,600 shares of Common Stock underlying 1,136 shares of Series D Convertible Preferred Stock (the “Series D”) to be issued in connection with the exchange and termination of certain options, and (iii) additional shares of Common Stock which may become issuable under derivative securities, including those described above, and pursuant to certain adjustment provisions set forth therein.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Investors should carefully consider the following Risk Factors before deciding whether to invest in the Company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the events discussed in the Risk Factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the Common Stock could decline.

Risks Related to our Business

Because we lack the capital to acquire inventory and market our products, we have generated no revenue since March 2025, making our ability to remain in operation more difficult, and there are substantial doubts as to our ability to continue as a going concern.

As reflected in this the financial statements contained herein, we had $0 revenue for the three months ended September 30, 2025. In fact, we have not generated any revenue since March 2025. In order to generate revenue, we require at least $2,000,000 of working capital in order to acquire inventory and re-commence minimal operations. This does not include our plans for our Costa Rica water assets acquired in June 2025 (the “Water Assets”) or Chispo tequila business plans which will require substantial additional capital. Specifically, management estimates needing approximately $6 million to achieve short term goals and approximately $22 million to achieve the Company’s goals for the next 12 months with respect to the Water Assets, which would include constructing a bottling facility at the location of the Water Assets in Costa Rica, and other aspects of its business plan. Our lack of cash resources has prevented us from carrying on our commercialization activities. In addition, our lack of working capital has prevented us from marketing our products. Further, even if we can access the necessary capital, the Company must determine whether and what extent to invest such capital into various aspects of our business, including recommencing sales of tequila products, operating the Qplash platform and developing an infrastructure and business around the extraction and sale of water through our recently acquired extraction rights in Costa Rica, and we may be unsuccessful in developing and executing a business plan in this regard. While we have made substantial improvements to our balance sheet earlier in 2025, unless we raise enough money to not only pay our ongoing general and administrative expenses but also market our products and purchase inventory, we will not be able to remain operational.

Our auditors have included an explanatory paragraph in their opinion regarding our ability to continue as a going concern. If we are unable to continue as a going concern, our stockholders will lose all or some of their investments.

Rose, Snyder & Jacobs LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2024, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2024, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position, we may not be able to continue as a going concern. This has continued as of the date of this Prospectus.

We have sustained recurring losses and we have had working capital and stockholders’ equity deficits. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. In addition, continued operations and our ability to continue as a going concern may be dependent on our ability to obtain additional financing in the near future and thereafter, and there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through sales of our products, financing or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next 12 months.

In order to continue and fund its operations, the Company will be required to obtain additional resources through sales and issuances of indebtedness or equity to successfully execute its business plans. No assurances can be given the Company will be successful in raising additional capital, if needed, or on acceptable terms. Sales of Common Stock or Common Stock equivalents would have the effect of diluting existing stockholders. The issuance of debt instruments and certain other securities generally are accompanied by restrictive covenants which would impose restrictions or limitations on our ability to operate or engage in or raise capital through subsequent transactions. If we are unable to raise the necessary capital on favorable terms, within the timeframes needed or at all, we could be forced to cease operations, and you could lose all or some of your investment.

We have experienced recurring losses from operations and negative cash flows from operating activities and anticipate that we will continue to incur significant operating losses before reaching profitability.

We have experienced recurring losses from operations and negative cash flows from operating activities. We expect to continue to incur significant expenses related to our ongoing operations and generate operating losses for the foreseeable future. The size of our losses will depend, in part, on the rate of future expenditures, our ability to execute our business plan and our ability to generate revenues. We incurred a net loss of $23,756,551 million including non-cash items and an accumulated deficit of $155,832,277 including non-cash items for the year ended December 31, 2024. We had a net loss of $9,886,045 including non-cash items for the three months ended September 30, 2025 and an accumulated deficit of $178,284,467 as of September 30, 2025.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and we do not generate significant revenues, we may never become profitable. Even if we achieve profitability in the future, for which we can provide no assurance, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our Company could cause you to lose all or part of your investment.

Our strategic initiatives including acquisitions and divestitures may not be successful and may divert our management’s attention away from operations and could create general customer uncertainty.

We have begun to explore strategic alternatives to our beverage business. Our growth strategy is based in part on growth through strategic initiatives including both acquisitions and divestitures of brands and assets, which poses a number of risks. We may not be successful in identifying appropriate acquisition candidates, achieving targeted values as part of a disposition, consummating an acquisition or divestiture on satisfactory terms, integrating any newly acquired or expanded business with our current operations, or separating a divested business or commingled operation effectively. We may issue additional equity, incur long-term or short-term indebtedness, spend cash or use a combination of these for all or part of the consideration paid in future acquisitions or expansion of our operations, which may not be available to us on terms we find advantageous or acceptable, if at all. In addition, subject to any requirements in the agreements governing our outstanding indebtedness, we may have significant discretion in how we employ the consideration received in a divestiture and our management may not apply such consideration in a way that is ultimately accretive to our business.

The execution of our strategic initiatives will likely entail incurring goodwill assets or repositioning or similar actions that in turn require us to record impairments, restructuring and other charges. Any such charges would result in additional expense. We cannot guarantee that any future business acquisitions or divestitures will be pursued or that any acquisitions or divestitures that are pursued will be consummated.

Additionally, any acquisition or disposition (including the successful integration and separation of operations, products and personnel) may place a significant burden on our management and other internal resources. The diversion of management’s attention, and any difficulties encountered in such a process, could harm our business, financial condition, and operating results.

Failure to successfully integrate acquired assets or businesses, or if integrated, failure to further the Company’s business strategy, may result in the Company’s inability to realize any benefit from such acquisition or other adverse consequences.

In June 2025 we acquired the Water Assets in Costa Rica, in exchange for 20,000 shares of a newly designated Series C Convertible Preferred Stock (“Series C”) having a stated value of $20 million. Unidentified liabilities or other issues may arise with respect to the Water Assets, which could expose us to litigation, unexpected costs, regulatory actions and other negative events that could materially harm our business and financial condition. Further, we intend for the Water Assets to be a critical part of our business plan moving forward, subject to accessing the necessary capital, and the Water Assets may not yield the benefits expected or desired for our business. In addition, we may face challenges in integrating and utilizing the Water Assets, particularly given their location in a foreign country relative to our operations in the U.S., and given that the Water Rights are not accounted for as a separate business and will therefore require the investment of resources to monetize and integrate into our other operations. For example, the assets’ location in Costa Rica require us to hire personnel and comply with laws in a foreign country, and to establish a production and distribution channel unique to this business which we do not currently have in place for our prior or legacy products, and we may be unable to effectively manage these efforts without incurring extensive costs or at all. The recent resignations of our former Chief Executive Officer and Chief Financial Officer has put a further strain on our resources. These early activities will include site visits, planning and negotiating with bottlers. Further, the time needed to construct our own facility to extract water is estimated to take at least one year, if we are able to obtain the necessary capital we will need to rely on third parties for extraction, production, and distribution and pay additional expenses leading to reduced gross profit margins. In the meantime, we intend to use third parties to assist in extraction and distribution efforts, and we may be unable to negotiate favorable terms, maintain relationships or prevent uncontrollable events which may arise from our use of third parties, exposing us to risk. If we are unable to extract the water in sufficient quantities, comply with regulatory requirements or otherwise integrate the Water Assets and develop and meet demand for our water brands, we may be unable to launch operations from the Water Assets or generate material revenue therefrom in the near term or at all. Further, the long-term commercial success of this venture will depend on our ability to timely and in a cost-effective manner pursue and develop an infrastructure and network to extract and distribute water in high quantities and in compliance with applicable regulatory and commercial requirements. If we are unsuccessful in navigating these challenges with respect to the Water Rights, it could fail to result in benefits to our Company, and we could be materially adversely affected by any of the foregoing events.

In general, the consummation and integration of any acquired business, product or other assets into the Company may be complex and time-consuming and, if such businesses and assets are not successfully integrated, the Company may not achieve the anticipated benefits, cost-savings or growth opportunities. Furthermore, these acquisitions and other arrangements, even if successfully integrated, may fail to further the Company’s business strategy as anticipated, expose the Company to increased competition or other challenges with respect to the Company’s products or geographic markets, and expose the Company to additional liabilities associated with an acquired business, technology or other asset or arrangement. There are no guarantees that the Company will successfully consummate such acquisitions, and even if the Company consummates such acquisitions, the procurement of applications for licenses required to sell or distribute related products may never result in the grant of a license by any state or local governmental or regulatory agency and the transfer of any rights to licenses may never be approved by the applicable federal, state and/or local governmental or regulatory agency.

Demand for our products may be adversely affected by changes in consumer preferences or any inability on our part to innovate, market or distribute our products effectively, and any significant reduction in demand could adversely affect our business, financial condition or results of operations.

We aim to sell beverages comprised of a number of unique brands with reputations and consumer imagery that have been built over time. Our investments in marketing as well as our strong commitment to product quality are intended to have a favorable impact on brand image and consumer preferences. If we do not adequately anticipate and react to changing demographics, consumer and economic trends, health concerns and product preferences, our financial results could be adversely affected.

Additionally, failure to introduce new brands, products or product extensions into the marketplace as current ones mature and to meet the changing preferences of consumers could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary, and consumer preferences and loyalties change over time. Although we try to anticipate these shifts and innovate new products to introduce to our consumers, we may not succeed. Consumer preferences also are affected by factors other than taste, such as health and nutrition considerations and obesity concerns, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by negative publicity associated with these issues. If we do not adequately anticipate or adjust to respond to these and other changes in consumer preferences, we may not be able to maintain and grow our brand images, and our sales may be adversely affected.

Volatility in the price or availability of the inputs we depend on, including raw materials, packaging, energy and labor, could adversely impact our financial results.

The principal raw materials we use include glass bottles, aluminum cans, polyethylene terephthalate, fiber-board, labels and cardboard cartons, flavorings and sweeteners. These component and ingredient costs are subject to fluctuation and environmental regulation. If there were to be substantial increases in the prices of these products, to the extent that they cannot be recouped through increases in the prices of finished beverage products, it would increase our operating costs. If our supply of these raw materials is impaired or if prices increase significantly due to tariffs or any other reason, it could affect the affordability of our products and reduce revenues.

If we are unable to secure sufficient ingredients or raw materials including glass, sugar, and other key supplies at acceptable prices, within a reasonable timeframe, at the locations needed or in general, we might not be able to satisfy demand on a short-term basis.

International trade developments, including U.S. trade tariffs and retaliatory tariffs, could adversely impact our business.

International trade developments, including heightened tariffs imposed by the United States under the Trump Administration on goods imported from various countries, and tariffs imposed by foreign countries in retaliation, could adversely impact our business. We and third parties on which we depend source various supplies used in our products from foreign countries, and tariffs and other international trade developments could therefore result in inflationary pressures that directly impact our costs for manufacturing and marketing products. These developments could also adversely impact global supply chains which could further increase costs for us and/or delay delivery of key inventories and supplies.

Significant new or increased tariffs, import and excise duties, or other taxes on or impacting beverage products, including raw and packaging materials, such as on imports from Mexico and Costa Rica and exports to countries in which we plan to sell our products such as the United Arab Emirates from which we source many of our supplies for our products, and any additional retaliatory tariffs imposed by those governments on products imported into the U.S., could have a material adverse effect on our business, liquidity, financial condition, and results of operations. These developments continue to pose a significant risk to our business as well as the U.S. and global economies, including by shifting consumer behaviors, inhibiting sales, increasing costs, causing further economic and supply chain disruptions and inflationary pressures, and reducing economic activity. For example, if the costs of our products increase, we and our collaborators may be forced to increase the prices at which such products are sold, which could in turn reduce demand for and sales of those products, thereby negatively impacting our operating results. Alternatively, the heightened production costs would also have a negative impact on operating results even absent a decline in sales.

The extent and duration of the tariffs and the resulting impact on our business and general economic conditions are uncertain and depend on various factors, including negotiations between the United States and affected countries, the outcome of the United States tariff litigation, the responses of other countries or regions, exemptions or exclusions that may be granted, availability and cost of alternative sources of supply, and demand for our products in affected markets. To the extent we need to locate new sources of raw materials and products as a result of tariffs, we may be unable to locate alternative sources on favorable terms or in the timeframes needed, and actions we may take to adapt to new tariffs or trade restrictions may force us to modify our operations or forgo business opportunities. Likewise, tariffs and import and export regulations could also limit the availability of our products, prompt consumers to seek alternative products, and provide an opportunity for competitors not subject to such tariffs to more effectively compete with us in markets where we conduct our business.

Our business, operations, financial position and timelines, could be materially adversely affected by government action and geopolitical conflicts.

As a result of the government action and geopolitical conflicts and related economic impacts or sanctions imposed or that may in the future be imposed by certain governments, our financial position and operations may be materially and adversely affected. Following President Trump’s inauguration in January 2025, certain trends and events have begun to unfold which appear to be affecting the global and United States capital markets and economies, including rising unemployment, the imposition of tariffs and the uncertainty surrounding tariff litigation, trade wars among nations and ongoing geopolitical conflicts, and volatility in the capital markets. The duration of these events and their impact are at best uncertain, and their continuation may result in negative consequences on the U.S. or global economies. The impact of United States tariff policies and could lead to renewed inflation as very recently inflation has begun to slowly increase. If inflation rises significantly as the result of the Federal Reserve decreases in interest rates in the near term, or tariffs imposed or threatened by President Trump are counteracted by retaliatory tariffs imposed by other countries or otherwise adversely impact the economy, the result could be tipping the U.S. economy into a recession. Ultimately the economy may turn into a recession with uncertain and potentially severe impacts upon the public capital markets and us. Among the potential consequences could be a substantial decline in stock prices including ours, a reduction in demand for securities of public companies (which may be more prevalent for smaller companies such as us) and more difficulty for us to raise capital we need and accessing capital on favorable terms or at all as a result. We cannot predict how this will affect our business, but the impact may be material and adverse.

As our ability to continue to operate will be dependent on raising debt and equity financing, any adverse impact to markets as a result of these developments, including due to increased market volatility, decreased availability in third-party financing and/or a deterioration in the terms on which it is available (if at all), could negatively impact our business, results of operations, cash flows, financial condition, and/or prospects. Further, our sale of water sourced from an aquifer in Costa Rica is in the early stages, with our purchase order derived from a company located in the United Arab Emirates. To the extent our water sales develop a focus in the Middle East or other areas impacted or threatened by geopolitical turmoil, it could have a material and adverse effect on our ability to develop and execute our business plan, generate material revenue and otherwise operate efficiently and in a cost-effective manner. The extent of any potential impact is not yet determinable, however.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is dependent upon awareness and market acceptance of our products and brands by our target markets. In addition, our business depends on acceptance by our independent distributors and retailers of our brands as beverage brands that have the potential to provide incremental sales growth. If we are not successful in the revitalization and growth of our brand and product offerings, or in maintaining and expanding upon the brands we offer, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. Any failure of our brands to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Our brands and brand images are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

Our success depends on our ability to develop brand images for our existing products and effectively build up brand images for new products and brand extensions. We cannot predict whether our advertising, marketing and promotional programs will have the desired impact on our products’ branding and on consumer preferences. In addition, negative public relations and product quality issues, whether real or imagined, could tarnish our reputation and images of the affected brands and could cause consumers to choose other products. Our brand images can also be adversely affected by unfavorable reports, studies and articles, litigation, or regulatory or other governmental action, whether involving our products or those of our competitors.

Competition from traditional and large, well-financed non-alcoholic and alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The beverage industry is highly competitive. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by distributors, all of whom also distribute other beverage brands. Our products will compete with a broad range non-alcoholic and alcoholic beverages, many of which are marketed by companies with substantially greater financial and marketing resources than ours. Management believes that some of these competitors are placing severe pressure on independent distributors not to carry competitive brands offered by smaller enterprises such as ours. We will also compete with regional beverage producers and “private label” brands.

Increased competitor consolidations, market-place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. All of the distributors, retailers and brokers we have used in the past sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their businesses. The success of this network will depend on the performance of the distributors, retailers and brokers of this network. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Further, these third parties could reduce or terminate their relationship with us for any reason without liability to us. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other beverage companies, some of which may have greater resources than we do. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

Our ability to establish and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

●	the level of demand for our brands and products in a particular distribution area;

●	our ability to price our products at levels competitive with those of competing products; and

●	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

These third-party service providers and business partners are also subject to similar risks as we are relating to cybersecurity, privacy violations, business interruption, and systems and employee failures, and are subject to legal, regulatory and market risks of their own. Our third-party service providers and business partners may not fulfill their respective commitments and responsibilities in a timely manner and in accordance with the agreed-upon terms. In addition, while we have procedures in place for selecting and managing our relationships with third-party service providers and other business partners, we do not have control over their business operations or governance and compliance systems, practices and procedures, which increases our financial, legal, reputational and operational risk. If we are unable to effectively manage our third-party relationships, or for any reason our third-party service providers or business partners fail to satisfactorily fulfill their commitments and responsibilities, our financial results could suffer.

It is difficult to predict the timing and amount of our sales because our distributors are not required to place minimum orders with us.

Once we re-commence sales, we plan to use independent distributors who will not be required to place minimum monthly or annual orders for our products. In order to reduce their inventory costs, independent distributors typically order products from us on a “just in time” basis in quantities and at such times based on the demand for the products in a particular distribution area. Accordingly, we cannot predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will purchase products from us in the same frequencies and volumes as they may have done in the past. Additionally, our larger distributors and national partners may make orders that are larger than we have historically been required to fill. Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect us including by such distributors and national partners locating competitive brands to meet their demand.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

Once we re-commence sales, we will need to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Our inventory supply will depend available cash and on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. Additionally, our maintenance of inventory as needed to meet demand is contingent upon our access to sufficient capital, and due to our limited liquidity we have in the past and expect to continue in the future to be unable to obtain sufficient inventory unless and until we can gain access to the necessary capital. These challenges and the related risks will be heightened by recent developments such as the imposition of tariffs and any impacts thereof on us, the prices of supplies we utilize and the products we sell, delays and supply chain disruptions, similar factors relating to our vendors, and consumers and their demand for products at varying price points and quantities. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

If we fail to maintain relationships with our independent contract manufacturers, our business could be harmed.

We do not manufacture tequila but have instead outsourced the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We have not begun bottling water, and when we do begin bottling water it will be through third parties. We do not own the plants or the majority of the equipment required to manufacture and package these brands. Our ability to maintain effective relationships with contract manufacturers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the success of our operations within each distribution area. Our agreements with third parties enable such parties to terminate our relationship within a relatively short period of time. We may not be able to maintain our relationships with contract manufacturers or establish satisfactory relationships with new or replacement contract manufacturers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract manufacturers for a distribution area could increase our manufacturing costs and thereby materially reduce gross profits from the sale of our products in that area. Poor relations with any of our contract manufacturers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition. In addition, our agreements with our contract manufacturers are terminable at any time, and any such termination could disrupt our ability to deliver products to our customers.

Further, if third parties on which we depend to manufacture products increases their prices, we may not be able to secure alternative suppliers, and may not be able to raise the prices of our products to cover all or even a portion of the increased costs. Also, any failure by these third parties to perform satisfactorily or handle increased orders, or delays in shipping, could cause us to fail to meet orders for our products, lose sales, incur additional costs and/or expose us to product quality issues. We are also dependent upon such third parties continued liquidity and factors which affect such third parties ability to operate including:

●	adverse weather event and other acts of God;

●	labor uncertainties including the availability of employees;

●	environmental compliance;

●	foreign exchange exposure;

●	quality control;

●	political instability;

●	contract enforcement;

●	intellectual property protection; and

●	transportation disruptions.

In turn, this could cause us to lose credibility in the marketplace and damage our relationships with distributors, ultimately leading to a decline in our business and results of operations. If we are not able to renegotiate these contracts on acceptable terms or find suitable alternatives, our business, financial condition or results of operations could be negatively impacted.

If we experience disruption within our supply chain, manufacturing or distribution channels, it could have an adverse effect on our business, financial condition and results of operations.

Once we re-commence sales, our ability, through our suppliers, business partners, manufacturers, independent distributors and retailers, to make, move and sell products is critical to our success. Damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics, labor strikes, geopolitical events or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations.

The volatility of energy prices may have an adverse impact on our gross margin.

Over the past few years, volatility in the global oil markets has resulted in variable fuel prices, which many shipping companies have passed on to their customers by way of higher base pricing and increased fuel surcharges. While energy costs in the U.S. are generally lower in 2025, they may increase again particularly if the Democrats regain the Presidency. If fuel prices increase, we expect to experience higher shipping rates and fuel surcharges, as well as energy surcharges on our raw materials. It is difficult to predict what will happen in the fuel markets in the future. Due to the price sensitivity of our products, we may not always be able to pass such increases on to our customers.

We expect to rely upon our ongoing relationships with our key flavor suppliers. If we are unable to source our flavors on acceptable terms from our key suppliers, we could suffer disruptions in our business.

In the past, we have purchased our flavor concentrate from various flavor concentrate suppliers, and seek to continually develop other sources of flavor concentrate for certain of our products. Generally, flavor suppliers hold the proprietary rights to their flavor-specific ingredients. Although we have the exclusive rights to flavor concentrates developed with our current flavor concentrate suppliers, and while we have the rights to the ingredients for our products, we do not have the list of ingredients for our flavor extracts and concentrates, and in the event of a termination or failure to perform by these suppliers, we may be unable to obtain these exact flavors or concentrates from alternative suppliers on short notice. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

We are dependent on a distiller in Mexico to provide us with our finished tequila product. Failure to obtain satisfactory performance from them or a loss of their services could cause us to lose future sales, incur additional costs, and lose credibility in the marketplace.

The Company estimates that it requires a minimum of approximately $2 million of additional capital to begin pursuing its Chispo business strategy. If we can raise sufficient capital to pursue this business strategy, we will depend on a distiller in Jalisco, Mexico for the tequila certification, production, bottling, labeling, capping and packaging of our finished tequila product. We do not have a written agreement with our distiller in Mexico obligating it to produce our product. The termination of our relationship with our distiller in Mexico or an adverse change in the terms of its services could have a negative impact on our business. If our distiller in increases its prices, we may not have alternative sources of supply at comparable prices and may not be able to raise the prices of our products to cover all, or even a portion, of the increased costs. In addition, if our distiller in Mexico fails to perform satisfactorily, fails to handle increased orders, or we lose the services of our distiller in Mexico, along with delays in shipments of products, it could cause us to fail to meet orders, lose sales, incur additional costs, and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with our customers and consumers, ultimately leading to a decline in our business and results of operations.

If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, management turnover causes uncertainties and could harm our business.

Our success depends on our ability to attract and retain highly qualified employees in such areas as finance, sales, marketing and product development. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs. We are dependent our core management team whose knowledge, experience and connections in the industry are critical to our operations and business plan. The loss of these individuals or any other key personnel would therefore have a material adverse effect on our business and ability to operate and compete effectively.

Further, Robert Nistico, our former Chief Executive Officer, resigned as Chief Executive Officer (but not as a director) effective November 14, 2025 and William Devereux, our former Chief Financial Officer, resigned as Chief Financial Officer effective November 30, 2025. We may be unable to find suitable replacement for Mr. Nistico within a reasonable timeframe or under favorable terms, including due to the uncertainties relating to our lack of capital as well as the fierce competition for qualified candidates for executive positions both within our industry and for public companies generally. Further, Mr. Nistico has substantial experience and has been integral to our operations historically.

Changes to operations, policies and procedures, which can often occur with the appointment of new personnel, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, management transition periods are often difficult as the new employees gain detailed knowledge of our operations, and friction can result from changes in strategy and management style. Management turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution.

Further, to the extent we experience additional management turnover, our operations, financial condition and employee morale could be negatively impacted. In addition, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark and trade secrets, as well as confidentiality procedures and contractual provisions to protect our intellectual property rights and interests in our operations, products and processes. Failure to protect or maintain our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property and related rights and interests could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success, and we actively pursue the registration of our trademarks in the United States and internationally. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights, particularly outside of the United States where intellectual property rights may not be fully enforceable. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated costs.

As part of the licensing strategy of our brands, we enter into licensing agreements under which we grant our licensing partners certain rights to use our trademarks and other designs. Although our agreements require that the use of our trademarks and designs is subject to our control and approval, any breach of these provisions, or any other action by any of our licensing partners that is harmful to our brands, goodwill and overall image, could have a material adverse impact on our business.

With the $20 million of stated value included in our Series C Convertible Preferred Stock, we expect to include substantial indefinite-lived intangible assets on our balance sheet at September 30, 2025, which could result in our incurring material future impairment expenses in the future.

On June 25, 2025, we acquired our Water Assets by issuing the seller shares of our Series C. The Series C contains a stated value of $20 million. Under Generally Accepted Accounting Principles, we will be required to account for this issuance as of June 30, 2025 by including $20 million of non-current assets on our balance sheet. Annually we will be required to review this asset and make a judgment as to whether it is impaired. If we are required to impair part or all of the Water Assets in the future, it will be recorded as a non-cash charge to our results of operations. A large impairment charge could cause investors to sell our stock resulting in a decrease in our future prevailing market price.

If we encounter product recalls or other product quality issues, our business may suffer.

Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, because of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image.

Because our business is subject to many regulations, noncompliance is costly.

The production, marketing and sale of our beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, foreign, state and local health and other agencies. The regulations to which we are subject impose requirements on production, distribution, marketing, advertising and labelling of products. We are required to comply with these regulations and to maintain various permits and licenses. We will be required to conduct business only with holders of licenses to import, warehouse, transport, distribute and sell our products. We cannot assure you that these and other governmental regulations applicable to our industry will not change or become more stringent. Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when and to what extent liability may arise. Additionally, due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting beverage alcohol products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we could find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and increase our losses.

Also, the distribution of beverage alcohol products is subject to extensive taxation (at both the federal and state government levels), and beverage alcohol products themselves are the subject of national import and excise duties in most countries around the world. An increase in taxation or in import or excise duties could also significantly harm our revenues and margins, both through the reduction of overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol.

If a regulatory authority finds that a current or future product or production batch or “run” is not in compliance with any of these regulations, we may be fined, forced to recall products, or production may be stopped, which would adversely affect our financial condition and results of operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time-to-time, we cannot anticipate whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Government regulations, any changes thereto and/or any failure by us to comply with these regulations, could adversely affect our business, financial condition and results of operations.

Our business and properties are subject to various federal, state and local laws and regulations, including those governing the production, packaging, quality, labeling and distribution of beverage products. In addition, various governmental agencies have enacted or are considering additional taxes on certain non-alcoholic beverages as well as alcoholic beverages. Further, we are subject to licensing and permitting requirements in the various jurisdictions in which we conduct business. Changes in existing laws or regulations or any failure by us to fully comply with these varying and evolving requirements could require us to incur material expenses and negatively affect our financial results, including through lower sales, higher costs negative publicity and other adverse consequences.

Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when, and to what extent, liability may arise. Additionally, due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting beverage alcohol products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products, could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we may find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and profit potential.

In addition, the distribution of beverage alcohol products is subject to extensive taxation both in the United States and internationally (and, in the United States, at both the federal and state government levels), and beverage alcohol products themselves are the subject of national import and excise duties in most countries around the world. An increase in taxation or in import or excise duties could also significantly harm our revenue and margins, both through the reduction of overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol.

We will be exposed to product liability or other related liabilities which could have significant negative financial repercussions on our solvency.

Although we maintain general liability insurance and take certain other measures in an effort to reduce the risk of liabilities, these measures may not be sufficient for us to successfully avoid or limit product liability or other related liabilities. The Company has not generated any revenue since March 2025, and it does not currently carry product liability insurance. The Company intends to acquire product liability insurance prior to shipping any products, but may not have the capital to do so. The Company carries property insurance for its locations in Fort Lauderdale, FL and Sarasota, FL. Further, any contractual indemnification and insurance coverage we have in the future from parties supplying our products is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by these suppliers. Extensive product liability claims could be costly to defend and/or costly to resolve and could harm our reputation or business, and we may face uninsured or underinsured claims and liabilities due to the factors described above.

We could face issues including the risk of contamination of our products and/or counterfeit or confusingly similar products.

The success of our brands depends upon the positive image that consumers have of them. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for our brands, could affect the demand for our products. Contaminants in raw materials purchased from third parties and used in the production of our products or defects in the production processes, including third party manufacturers on which we rely and over which we lack control, could lead to low beverage quality, as well as illness among, or injury to, consumers of our products and could result in reduced sales of the affected brand or all of our brands and potentially serious damage to our reputation for product quality, as well as product liability claims. Also, to the extent that third parties sell products that are either counterfeit versions of our brands or brands that look like our brands, consumers of our brands could confuse our products with products that they consider inferior. This could cause them to refrain from purchasing our brands in the future and in turn could impair our brand equity and adversely affect our sales and operations. For example, a key marketing feature of our Water Assets is the purity and health features of the water we have access to through extraction rights. Further, subject to receipt of the necessary funding, we intend to withdraw, bottle and distribute the water through the use of third party vendors over which we will have limited or no control outside of contractual rights. To the extent, due to our own actions or the actions of others, the water we sell becomes contaminated, it could materially adversely affect that line of business and brand, and our ability to generate material revenue and reputation could be materially adversely affected.

Contamination of any of our products could force us to destroy tequila or water held in inventory and could cause the need for a product recall, which could significantly damage our reputation for product quality.

Significant additional labeling or warning requirements may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements relating to the chemical content or perceived adverse health consequences of certain products. These types of requirements, if they become applicable to one or more of our products under current or future environmental or health laws or regulations, may inhibit sales of such products. For example, in California, a law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. This law recognizes no generally applicable quantitative thresholds below which a warning is not required. If a component found in one of our products is added to the list, or if the increasing sensitivity of detection methodology that may become available under this law and related regulations as they currently exist, or as they may be amended, results in the detection of an infinitesimal quantity of a listed substance in one of our beverages produced for sale in California, the resulting warning requirements or adverse publicity could affect our sales.

If we are subject to litigation, we may incur significant liabilities and litigation expenses.

We have been subject to and may in the future become party to litigation. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation that could result in civil, administrative or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Additionally, there has been public attention directed at the alcoholic beverage industry, which we believe is due to concern over problems related to harmful use of alcohol, including drinking and driving, underage drinking and health consequences from the misuse of alcohol. We could be exposed to lawsuits relating to product liability or marketing or sales practices with respect to our alcoholic products. Adverse developments in lawsuits concerning these types of matters or a significant decline in the social acceptability of beverage alcohol products that may result from lawsuits could have a material adverse effect on our business, financial condition and results of operations.

Our industry faces the possibility of litigation including class actions alleging that the continued excessive use or abuse of beverage alcohol has caused death or serious health problems or that we failed to adequately warn consumers of the risks of alcohol consumption. It is also possible that governments could assert that the use of alcohol has significantly increased government-funded healthcare costs. Litigation or assertions of this type have adversely affected companies in the tobacco industry, and it is possible that we, as well as our suppliers, could be named in litigation of this type.

For example, lawsuits have been brought in a number of states alleging that alcoholic beverage manufacturers and marketers have improperly targeted underage consumers in their advertising. Plaintiffs in these cases allege that the defendants’ advertisements, marketing and promotions violate the consumer protection or deceptive trade practices statutes in each of these states and seek repayment of the family funds expended by the underage consumers. While we have not been named in these lawsuits, we could be named in similar lawsuits in the future. Any class action or other litigation asserted against us could be expensive and time-consuming to defend against, depleting our cash and diverting our personnel resources and, if the plaintiffs in such actions were to prevail, our business could be harmed significantly.

We are subject to risks inherent in sales of products in international markets.

Our contemplated operations are outside of the United States; however, there can be no assurance that these products that we sell will be accepted or be successful in any particular foreign market, due to local or global competition, product price, cultural differences, and consumer preferences or otherwise. There are many factors that could adversely affect demand for our products in foreign markets, including our inability to attract and maintain key distributors in these markets; volatility in the economic growth of certain of these markets; changes in economic, political or social conditions, tariffs including retaliatory tariffs, the status and renegotiations of the North American Free Trade Agreement, imposition of new or increased labeling, product or production requirements, or other legal restrictions; restrictions on the import or export of our products or ingredients or substances used in our products; currency fluctuations, and increased costs of doing business due to compliance with complex foreign laws and regulations. If we are unable to effectively operate or manage the risks associated with operating in international markets, our business, financial condition or results of operations could be adversely affected.

Water scarcity and poor quality could negatively impact our costs and capacity.

Water is a main ingredient in our products, is vital to the production of the agricultural ingredients on which our business relies and is needed in our manufacturing process. It also is critical to the prosperity of the communities we serve. Water is a limited resource in many parts of the world, facing unprecedented challenges from overexploitation, increasing demand for food and other consumer and industrial products whose manufacturing processes require water, increasing pollution and emerging awareness of potential contaminants, poor management, lack of physical or financial access to water, sociopolitical tensions due to lack of public infrastructure in certain areas of the world and the effects of climate change. As the demand for water continues to increase around the world, and as water becomes scarcer and the quality of available water deteriorates, we may incur higher costs or face capacity constraints and the possibility of reputational damage, which could adversely affect our profitability or net operating revenues in the long run. While our acquisition of the Water Assets is expected to help us have access to a consistent source of high quality water, we may be unable to extract the water in quantities that meet our operational and production needs or which allows us to generate material revenue, and we may be forced to seek other sources of water that are more costly or lower quality, any of which could materially harm our business and reputation. If the quality, quantity, or access to our Water Asset is diminished, the Company will be unable to monetize the Water Asset according to its business plans, with may result in an impairment of the Water Asset’s value.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (“IT”) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

If we fail to comply with personal data protection and privacy laws, we could be subject to adverse publicity, government enforcement actions and/or private litigation, which could negatively affect our business and operating results.

In the ordinary course of our business when we generate sales, we receive, process, transmit and store information relating to identifiable individuals (“personal data”), primarily employees, former employees and consumers with whom we interact. For example, when we operated Qplash we collected and processed personal data concerning consumers who access and purchase products on the platform. As a result, we are subject to various U.S. federal and state and foreign laws and regulations relating to personal data. These laws have been subject to frequent changes, and new legislation in this area may be enacted in other jurisdictions at any time. These laws impose operational requirements for companies receiving or processing personal data, and many provide for significant penalties and fines for noncompliance. These requirements with respect to personal data have subjected and may continue in the future to subject the Company to, among other things, additional costs and expenses and have required and may in the future require costly changes to our business practices and information security systems, policies, procedures and practices. Our security controls over personal data, the training of employees and vendors on data privacy and data security, and the policies, procedures and practices we implemented or may implement in the future may not prevent the improper disclosure of personal data by us or the third-party service providers and vendors whose technology, systems and services we use in connection with the receipt, storage and transmission of personal data. Unauthorized access or improper disclosure of personal data in violation of personal data protection or privacy laws could harm our reputation, cause loss of consumer confidence, subject us to regulatory enforcement actions (including fines), and result in private litigation against us, which could result in loss of revenue, increased costs, liability for monetary damages, fines and/or criminal prosecution, all of which could negatively affect our business and operating results.

Our results of operations may fluctuate from quarter to quarter for many reasons, including seasonality.

In the past, our sales were seasonal, and we may experience seasonality if we resume generating revenue. Companies similar to ours have historically generated a greater percentage of their revenues during the warm weather months of April through September. The timing of customer purchases will vary each year and sales can be expected to shift from one quarter to another. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Material weaknesses in our internal control over financial reporting may cause us to fail to timely and accurately report our financial results or result in a material misstatement of our consolidated financial statements.

A material weakness exists over our financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis. In our Form 10-Q for the quarter ended September 30, 2025, we identified material weaknesses in the Company’s internal controls related to a limited segregation of duties due to our limited resources and insufficient accounting employees, resulting in a lack of controls to ensure maintenance of documentation supporting transactions recorded in the Company’s accounting records. Management has determined that this control deficiency constitutes a material weakness which could result in material misstatements of significant accounts and disclosures that could result in a material misstatement to our interim or annual financial statements that would not be prevented or detected. In addition, due to limited staffing, we are not always able to detect minor errors or omissions in reporting. While management has taken actions in an effort to remediate the material weakness, the material weakness over our financial reporting or the discovery of additional material weaknesses and their possible effect on our financial and operating results, could have material and adverse effect on our stock price and investor confidence.

Risks Related to this Offering, the ELOC and Sales under the Purchase Agreement

It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

Pursuant to the Purchase Agreement, the Selling Stockholder shall, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us up to $35,000,000 of shares of Common Stock. The Registration Statement of which this Prospectus forms a part registers 10,000,000 shares for issuance under the Purchase Agreement and resale pursuant to this Prospectus. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to the Selling Stockholder at our discretion from time to time from the Commencement Date (as defined below) until the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Commencement Date, (ii) the date on which the Selling Stockholder shall have purchased the Commitment Amount, and (iii) the Purchase Agreement is otherwise terminated in accordance with its terms.

We do not have a right to commence any sales of Common Stock to the Selling Stockholder under the Purchase Agreement until the time when all of the conditions to our right to commence sales of common stock to the Selling Stockholder set forth in the Purchase Agreement have been satisfied, or the Commencement Date, including the effectiveness of the Registration Statement of which this Prospectus forms a part. Over the 36-month period from and after the Commencement Date, we will generally have the right to control the timing and amount of any sales of our Common Stock to the Selling Stockholder under the Purchase Agreement. Sales of our Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions, our capital needs, alternative financing options, and other factors to be determined by us in our sole discretion. We may ultimately decide to sell to the Selling Stockholder all, some or none of the Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Accordingly, we cannot guarantee that we will be able to sell all of the Commitment Amount or how much in proceeds we may obtain under the Purchase Agreement. If we cannot sell securities under the ELOC, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of Common Stock to be paid by the Selling Stockholder for the Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we make such election, it is not possible for us to predict, as of the date of this Prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares of Common Stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases the Selling Stockholder under the Purchase Agreement.

We are registering 10,000,000 shares of our Common Stock under this Prospectus. As of December 16, 2025, there were 2,773,106 shares of Common Stock outstanding. If all of the 10,000,000 shares of our Common Stock offered for resale by the Selling Stockholder under this Prospectus were issued and outstanding as of December 16, 2025, such shares would represent approximately 78% of total number of shares of our Common Stock outstanding.

The actual number of shares of our Common Stock issuable will vary depending on the then current market price of shares of our Common Stock sold to the Selling Stockholder in this offering and the number of shares of our Common Stock we ultimately elect to sell to the Selling Stockholder under the Purchase Agreement. If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the amount of purchase shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $35,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock under the Purchase Agreement. Under applicable NYSE rules, in no event may we issue to the Selling Stockholder shares of our Common Stock representing more than 19.99% of the total number of shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement, or approximately 474,608 shares of Common Stock, unless (i) we obtain the approval of the issuance of additional shares by our stockholders in accordance with the applicable stock exchange rules or (ii) the price paid for any shares of Common Stock issued under the Purchase Agreement is equal to or greater than the closing sale price of a share of Common Stock immediately prior to the Company’s timely delivery of a Fixed Purchase Notice or VWAP Purchase Notice relating to such shares, such that the sales of such Common Stock to the Selling Stockholder would not count toward such limit because they are “at the market” under applicable stock exchange rules. We held a stockholders’ meeting on October 31, 2025 at which, among other things, our stockholders voted to approve the issuance of shares of Common Stock under the Purchase Agreement.

In addition, the Selling Stockholder is not obligated to buy any Common Stock under the Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning Common Stock in excess of 4.99% of the then-outstanding shares of Common Stock, or the Beneficial Ownership Limitation; provided, however, the Selling Stockholder may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion upon 61 days’ prior written notice to us. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

Investors who buy shares of Common Stock from the Selling Stockholder at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we have discretion (subject to the restrictions and satisfaction of the conditions in the Purchase Agreement) to vary the timing, price and number of shares of Common Stock we sell to the Selling Stockholder. If and when we elect to sell shares of Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Future resales and/or issuances of shares of Common Stock, including pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

On September 19, 2025, we entered into the Purchase Agreement, pursuant to which the Selling Stockholder shall, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us up to an aggregate of $35,000,000 of shares of Common Stock, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement.

The shares of our Common Stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to the Selling Stockholder at our discretion from time to time from the date of effectiveness of the Registration Statement of which this Prospectus forms a part until the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Commencement Date, (ii) the date on which the Selling Stockholder shall have purchased the Commitment Amount, or (iii) the Purchase Agreement is otherwise terminated in accordance with its terms.

The purchase price for shares of our Common Stock that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the trading price of shares of our Common Stock. Depending on market liquidity at the time, sales of shares of our Common Stock may cause the trading price of shares of our Common Stock to decrease. We generally have the right to control the timing and amount of any future sales of shares of our Common Stock to the Selling Stockholder. Additional sales of shares of our Common Stock, if any, to the Selling Stockholder will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the additional shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our Common Stock to the Selling Stockholder, after the Selling Stockholder has acquired shares of our Common Stock, the Selling Stockholder may resell all, some, or none of such shares of our Common Stock at any time or from time to time in its discretion and at different prices. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of shares of our Common Stock. In addition, if we sell a substantial number of shares of our Common Stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the shares held by the Selling Stockholder will represent a significant portion of our public float and may result in substantial decreases to the price of our Common Stock. The actual sales of shares of our Common Stock or the mere existence of our arrangement with the Selling Stockholder may also make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to affect such sales

In addition, shares of our Common Stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our Common Stock reserved for future issuance under our incentive plan may become available for sale in future.

We may use proceeds from sales of our Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our Common Stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

Risks Related to our Securities and Other Risks

Although we are now in compliance with the continued listing requirements of the NYSE American, our failure to maintain continued compliance could result in the delisting of our Common Stock and adversely affect its future stock price.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025, on July 28, 2025, the Company received two letters from the NYSE Regulation confirming that the Company has regained compliance with the continued listing standards of the NYSE American.

We are required to meet certain qualitative and financial tests to maintain the listing of our Common Stock on the NYSE American. In order to maintain this listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of stockholders’ equity and a minimum number of public stockholders. Included in these requirements is that we must maintain stockholders’ equity of $6 million or more because we have reported losses from continuing operations and/or net losses in our five most recent fiscal years.

The Company had previously received notifications from the staff at NYSE American on October 6, 2023, December 20, 2023, and June 5, 2024, that it was not in compliance with Sections 1003(a)(i), (ii), and (iii) of the NYSE American Company Guide.

The Company also received notifications from the NYSE American stating that it was not in compliance with Section 1007 of the NYSE American Company Guide due to its failure to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2025, which was due to be filed with the Securities and Exchange Commission no later than May 20, 2025 and its failure to timely file the Company’s Form 10-K for the year ended December 31, 2024 by the filing due date of April 15, 2025.

The first letter stated that the Company is back in compliance with all of the NYSE American continued listing standards set forth in Part 10 of the NYSE American Company Guide. Specifically, the Company resolved the previously identified deficiencies under Sections 1003(a)(i), (ii), and (iii) of the NYSE American Company Guide referenced in the exchange’s letters dated October 6, 2023, December 20, 2023, and June 5, 2024. As a result, the “BC” indicator was removed and the Company was taken off the exchange’s list of noncompliant issuers as of the opening of trading on July 29, 2025. The Company will remain subject to NYSE Regulation’s normal continued listing monitoring going forward.

The second letter confirmed that the Company filed its previously delayed Form 10-K for the fiscal year ended December 31, 2024, and the Form 10-Q for the quarter ended March 31, 2025, on July 11, 2025. As a result, the Company has regained compliance with Section 1007 of the NYSE American Company Guide. The “LF” indicator on the Company’s NYSE pages was removed, and the Company was removed from the list of late filers maintained on the NYSE’s Listed Standards Filing Status page.

In addition, the shares of Common Stock issuable under outstanding convertible securities and the Purchase Agreement could result in downward price pressure on our Common Stock, which could cause our stock price to decrease below the $1.00 bid price minimum under NYSE listing standards. We would need to effect a reverse stock split prior to such an event to avoid a deficiency and automatic delisting procedures.

If in the future we cease to comply with the listing standards of the NYSE, our Common Stock may be delisted which would adversely affect its future stock price and liquidity.

Future sales of Common Stock, or the perception of such future sales, by some of our existing stockholders could cause our stock price to decline.

The market price of our Common Stock could decline as a result of sales of a large number of shares of our Common Stock in the market or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares in the future at a time and at a price that we deem appropriate.

The Registration Statement of which this Prospectus forms a part registers the offer and sale of a total of up to 10,000,000 shares of Common Stock. In addition, pursuant to Registration Rights Agreements entered into in connection with our sale of Series A-1 and accompanying Warrants, Series B, as well as subsequent convertible promissory notes, we are obligated to register the resale of an additional up to 3,677,983 shares of Common Stock issuable to holders of those securities. See also the Risk Factor titled “We have issued multiple classes of preferred stock and other securities of the Company that will result in dilution to existing stockholders upon their conversion and exercise.”

In general, from time to time, certain of our stockholders may be eligible to sell all or some of their common shares by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), and current public information and notice requirements.

Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. We cannot predict if and when selling stockholders may sell such shares in the public market.

We have issued multiple classes of preferred stock and other securities of the Company that will result in dilution to existing stockholders upon their conversion and exercise.

The issuance of Common Stock upon conversion of our outstanding convertible preferred stock will result in immediate and substantial dilution to the interests of other stockholders. These series of preferred stock are convertible into a total of up to 22,232,891 shares of Common Stock, subject to beneficial ownership limitations and certain adjustments. Further, the Series A-1 and Series B each allow the holders to convert at a reduced conversion price equal to 80% of the average of the five trading day volume weighted average price calculated as of the date an applicable conversion notice, subject to a floor price of $1.25. The Series A-1 and Series B each entitle the holders thereof to quarterly dividends which may be paid in Common Stock in lieu of cash. Although conversions are subject to stockholder approval and thereafter holders may not receive shares of Common Stock exceeding 4.99% of our outstanding shares of Common Stock immediately after affecting such conversion, this restriction does not prevent holders from receiving shares up to the 4.99% limit, selling those shares, and then receiving the rest of the shares it is due, in one or more tranches, while still staying below the 4.99% limit. In addition, outstanding Warrants issued in connection with the sales of Series A-1 since June 2025 entitle the holders thereof to receive additional shares of Common Stock upon exercises thereof. If holders choose to do this, it will cause substantial dilution to the then holders of our Common Stock. Additionally, the continued sale of shares issuable upon successive conversions will likely create significant downward pressure on the price of our Common Stock as holders sell material amounts of our Common Stock over time and/or in a short period of time. This could place further downward pressure on the price of our Common Stock and in turn result in holders receiving an ever-increasing number of additional shares of Common Stock upon conversion of its securities, and adjustments thereof, which in turn will likely lead to further dilution, reductions in the exercise/conversion price of holders securities and even more downward pressure on our Common Stock, which could lead to our Common Stock becoming devalued or worthless.

Further, these series of preferred stock contain dividend rights and liquidation preferences in favor of the holders thereof that may operate to limit or reduce the rights of holders of our Common Stock, including with respect to dividends or liquidation events that may occur in the future. For example, the dividend rights of the preferred stock would reduce the Company’s ability to declare dividends while the preferred stock is outstanding. Further, the senior ranking in liquidation preference for the preferred stockholders would operate to reduce or eliminate any amounts which may otherwise have been available to Common Stockholders upon a dissolution or winding up of the Company. These terms could have a material adverse effect on the holders of our Common Stock.

The market price of our Common Stock has been volatile and may continue to be volatile.

The market price and trading volume of our Common Stock has been volatile in recent periods, and it may continue to be volatile. For example, thus far in 2025, our Common Stock has traded as low as $0.744 and as high as $13.60 per share. We cannot predict the price at which our Common Stock will trade in the future, and the price of our Common Stock may decline. The price at which our Common Stock trades may fluctuate significantly and may be influenced by many factors, including our financial results, developments generally affecting the beverage industry, general economic, industry and market conditions, the depth and liquidity of the market for our Common Stock, fluctuations in prices and costs, investor perceptions of our business, reports by industry analysts, negative announcements by our customers, competitors or suppliers regarding their own performances, and the impact of other “Risk Factors” discussed herein.

Our Common Stock could be further diluted as the result of the issuance of additional Common Stock, convertible securities, warrants or options.

We expect to need to issue additional shares of Common Stock and/or Common Stock equivalents in the near term in order to meet our capital requirements. Our issuance of additional Common Stock, convertible securities, options and warrants could affect the rights of our stockholders, result in a reduction in the overall percentage holdings of our stockholders, could put downward pressure on the market price of our Common Stock, could result in adjustments to conversion and exercise prices of outstanding notes and warrants, and could obligate us to issue additional Common Stock to certain of our stockholders.

We incur significant additional costs as a result of being a public company, and our management is required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

We incur increased costs associated with corporate governance requirements that are become applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010, and the Exchange Act, as well as the rules of the NYSE American. These rules and regulations significantly increase our accounting, legal and financial compliance costs and make some activities more time consuming, including due to increased training of our current employees, additional hiring of new employees, and increased assistance from consultants. These rules and regulations also make it more expensive for us to maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board or as executive officers. Furthermore, these rules and regulations increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, our management team must devote substantial attention to interacting with the investment community and complying with the increasingly complex laws pertaining to public companies, which may divert attention away from the day-to-day management of our business, including operational, research and development and sales and marketing activities. Increases in costs incurred or diversion of management’s attention as a result of becoming a publicly traded company may adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Our Board of Directors may issue and fix the terms of shares of our preferred stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 5,000,000 shares of “blank check” preferred stock, with par value $0.001 per share, with such designation rights and preferences as may be determined from time-to-time by the Board of Directors. Our Board of Directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Any such issuance would be subject to terms and conditions of any current offering that may disallow any such issuance.

THE PURCHASE AGREEMENT

Overview

On September 19, 2025, we entered into the Purchase Agreement with the Selling Stockholder. Sales of our Common Stock to the Selling Stockholder under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. The net proceeds from any sales under the ELOC will depend on the frequency with, and prices at which, the shares of Common Stock are sold to the Selling Stockholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use the net proceeds for working capital and other general corporate purposes.

In accordance with our obligations under the Purchase Agreement, or the Registration Rights Agreement, pursuant to which we agreed to provide the Selling Stockholder with customary registration rights related to the shares issued under the Purchase Agreement, we have filed a registration statement of which this prospectus forms a part in order to register the resale of up to: (i) 9,652,434 Purchase Shares that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time after the Commencement Date upon the terms and subject to the conditions and limitations of the Purchase Agreement, subject to applicable stock exchange rules; and (ii) up to 347,567 Commitment Shares that may be issued to the Selling Stockholder in connection with related issuances and sales of Purchase Shares as consideration for the Selling Stockholder’s execution and delivery of the Purchase Agreement.

Under applicable NYSE rules, in no event may we issue to the Selling Stockholder shares of our Common Stock representing more than 19.99% of the total number of shares of Common Stock outstanding immediately prior to the date of the Purchase Agreement (the “Exchange Cap”), unless we obtain prior stockholder approval or if such approval is not required in accordance with the applicable NYSE American rules. We held a stockholders’ meeting on October 31, 2025 at which, among other things, our stockholders voted to approve the issuance of shares of Common Stock under the Purchase Agreement in excess of the Exchange Cap.

In addition, the Selling Stockholder is not obligated to purchase any Common Stock under the Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by the Selling Stockholder and its respective affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning Common Stock in excess of 4.99% of the then-outstanding shares of Common Stock, or the “Beneficial Ownership Limitation”; provided, however, the Selling Stockholder may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion upon 61 days’ prior written notice to us. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

The Purchase Agreement and Registration Rights Agreement contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

Purchases of Shares of Common Stock under the Purchase Agreement

The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Company may issue and sell to C/M, and C/M shall purchase from the Company, up to $35,000,000 of the Company’s Common Stock, subject to the Exchange Cap of 19.99% of the outstanding Common Stock prior to the Company obtaining stockholder approval.

The Purchase Agreement essentially gives us the right to put (or offer to sell) Common Stock to C/M as described below. Specifically, the purchase and sale terms provided for by the Purchase Agreement are as follows:

(i) Fixed Purchase. On any business day, the Company has the right to direct C/M to purchase shares of Common Stock at a purchase price equal to 95% of the lower of (A) the daily volume weighted average price (“VWAP”) of the Company’s Common Stock for the five trading days immediately preceding the applicable purchase date for such Fixed Purchase and (B) the lowest trading price of a share of Common Stock on such date; provided that if the closing price of the Common Stock on such date is lower than such purchase price, then the purchase price shall be reduced to equal such closing price, and provided further that such purchases shall be subject to an individual transaction limitation of $500,000, a daily limitation of $10,000,000 and to a floor price of $0.80; and

(ii) VWAP Purchase. On any business day, the Company has the right to direct C/M to purchase Common Stock at a purchase price equal to 95% of the lower of (A) the closing sale price on such date and (B) the VWAP during a period specified in the Purchase Agreement, provided that such purchases shall be subject to a daily limitation of $10,000,000 and to a floor price of $0.85.

The foregoing purchase terms are subject to certain additional conditions and limitations, including the Beneficial Ownership Limitation with respect to C/M’s ownership of the Company’s Common Stock, and the Exchange Cap with respect to the NYSE American.

The Company agreed to comply with certain covenants and conditions under the Purchase Agreement, which are set forth therein.

Registration Rights Agreement

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with C/M pursuant to which the Company agreed to register C/M’s resale of the shares of Common Stock issuable under the Purchase Agreement (such shares, the “ELOC Shares”) on a registration statement on Form S-1 filed with the SEC within 30 days and use commercially reasonable efforts to cause such registration statement to be declared effective.

Commitment Shares and Fees

In connection with entering into the Purchase Agreement, the Company agreed to issue to the Selling Stockholder 260,675 shares of Common Stock representing 1.5% of the Commitment Amount as Commitment Shares and, thereafter agreed to issue an amount of shares equal to 0.5% of the Commitment Amount, which shall be issued in a pro rated fashion simultaneously with the delivery of any and all Purchase Shares purchased under the Purchase Agreement.

We have paid the Selling Stockholder $25,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by the Selling Stockholder, including the legal fees and disbursements of the Selling Stockholder’s legal counsel, in connection with its due diligence investigation and the preparation, negotiation and execution of the Purchase Agreement.

Conditions Precedent to Commencement

Our right to commence delivering Purchase Notices under the Purchase Agreement and the Selling Stockholder’s obligation to accept such Purchase Notices, are subject to the initial satisfaction, at the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:

●	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

●	the Registration Statement of which this Prospectus forms a part shall have been declared effective by the SEC;

●	the Common Stock not having been suspended by the SEC (or the principal market, which is currently, the NYSE American) which suspension is continuing;

●	customary compliance with laws;

●	no bankruptcy-proceeding is pending; and

●	the receipt by the Selling Stockholder of a customary legal opinion, as required under the Purchase Agreement.

The initial date on which all conditions precedent to the Company’s right to effect sales under the Purchase Agreement is referred to as the “Commencement Date.”

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month immediately following the 36-month anniversary of the Commencement Date;

●	the date on which the Selling Stockholder shall have purchased the Commitment Amount;

●	the 90th day after the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, in each case that is not discharged or dismissed prior to such ninetieth day; and

●	the date on which, pursuant to or within the meaning of any bankruptcy law, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after the Commencement Date, at no cost or penalty, upon one business day’s prior written notice to the Selling Stockholder, provided that we have satisfied all outstanding payment and delivery obligations related to any Purchase Shares issued to the Selling Stockholder prior to the effective date of such termination. We or the Selling Stockholder may also terminate the Purchase Agreement at the close of business on the one year anniversary of the signing of the Purchase Agreement or thereafter, in the event the Commencement Date shall not have occurred prior to such one year anniversary due to our failure to satisfy the conditions precedent to commencement. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent. No termination of the Purchase Agreement by us or by the Selling Stockholder will affect any of our respective rights and obligations under (i) the Purchase Agreement with respect to any pending Purchase, and both we and the Selling Stockholder have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement, and (ii) the Registration Rights Agreement, which shall survive any termination of the Purchase Agreement. Further, no termination of the Purchase Agreement will be deemed to release us or the Selling Stockholder from any liability for intentional misrepresentation or willful breach of the Purchase Agreement, the Registration Rights Agreement or any other related transaction documents.

Dilutive Issuances and Purchase Price Adjustment

For as long as the Selling Stockholder owns any of our Common Stock, if within three business days immediately following a Purchase Date, we issue securities at prices (the “New Issuance Price”) less than the prices to be paid by the Selling Stockholder in such Fixed Purchase or VWAP Purchase, the purchase price for such applicable Fixed Purchase or VWAP Purchase would be reduced to the New Issuance Price, subject to the terms and conditions set forth in the Purchase Agreement.

No Short-Selling or Hedging

The Selling Stockholder has agreed that neither it nor any entity managed or controlled by it will engage in, directly or indirectly, any (A) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or (B) hedging transaction, which, with respect to items (A) and (B), establishes a net short position with respect to the Common Stock, during the term of the Purchase Agreement.

Effects of Sales of our Common Stock under the Purchase Agreement on Our Stockholders

The Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion, during the terms described above. The resale by the Selling Stockholder of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement, and will depend upon market conditions and other factors. We may ultimately decide to sell to the Selling Stockholder all, some or none of the Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. If we elect to sell Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such Common Stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Stock from the Selling Stockholder in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors- Risks Related to this Offering, the ELOC and Sales under the Purchase Agreement.”

Investors may experience a decline in the value of the Common Stock they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of Common Stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Common Stock or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Selling Stockholder for the Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we make such election, as of the date of this prospectus, it is not possible for us to predict the number of shares of Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares of Common Stock, or the actual gross proceeds to be raised by us from those sales, if any.

The number of shares of Common Stock ultimately offered for sale by the Selling Stockholder for resale under this prospectus is dependent upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement. Further, if and when we elect to sell shares of Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some, or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of Common Stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares of Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of Common Stock after any such issuance.

The estimated maximum number of shares of Common Stock issuable in connection with the ELOC is 43,750,000 shares, based on the floor price for Fixed Purchases of $0.80, although the actual amount will depend on sales pursuant to the provisions set forth in the Purchase Agreement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Common Stock offered by the Selling Stockholder. In addition, we will not receive any proceeds from the issuance or sale of the Commitment Shares. We may receive up to $35,000,000 in aggregate gross proceeds from sales of shares of our Common Stock to the Selling Stockholder pursuant to the Purchase Agreement after the date of this Prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

We intend to use the proceeds for working capital and other general corporate purposes. Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. In addition, pursuant to the Original Issue Discount Secured Promissory Notes in the total principal amount of $2,200,000 issued to C/M and an affiliated entity on September 19, 2025, while any portion of such Notes is outstanding, and after the Company has effected an aggregate of $3,000,000 of purchases from C/M under the Purchase Agreement, if the Company receives further gross proceeds under the Purchase Agreement, the Company shall apply 30% of the proceeds to repay the outstanding amounts owed under the Notes, until the Notes are paid in full.

As of the date of this Prospectus, we cannot predict with certainty all of the particular uses for the net proceeds from this offering or the specific amounts to be spent on the uses described above. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this Prospectus are being offered by the Selling Stockholder. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our Common Stock offered by this Prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer will receive commissions from the Selling Stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this Prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our common stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our Common Stock offered by this Prospectus.

We may from time to time file with the SEC one or more supplements to this Prospectus or amendments to the Registration Statement of which this Prospectus forms a part to amend, supplement or update information contained in this Prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our Common Stock covered by this Prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we agreed to issue the Selling Stockholder 260,675 Commitment Shares and have agreed to issue to the Selling Stockholder additional Commitment Shares equal to 0.5% of the shares of Common Stock issued in each Fixed Purchase or VWAP Purchase, as the case may be. We have also agreed to pay to the Selling Stockholder $25,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by the Selling Stockholder, including the legal fees and disbursements of the Selling Stockholder’s legal counsel, in connection with its due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreement. See “The Purchase Agreement” for more information.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this Prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, neither the Selling Stockholder, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of our Common Stock offered by this Prospectus have been sold by the Selling Stockholder.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

We are obligated to pay dividends on our Series A-1 and Series B Convertible Redeemable Preferred Stock. See “Description of Our Securities.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Since 2020, we have been engaged in the beverage businesses.

On November 8, 2021, we became a Nevada corporation.

We seek to identify, acquire, and build early stage or under-valued beverage brands that have strong growth potential within its distribution system. Our distribution system is comprehensive in the U.S. and we are also seeking to expand to select attractive international markets. Through its division Qplash, Splash’s distribution reach includes e-commerce access to both business-to-business (B2B) and business-to-consumer (B2C) customers. Qplash markets well known beverage brands to customers throughout the US that prefer delivery direct to their office, facilities and or homes.

Recent Developments

In 2024 and more recently, the Company, the following key events and developments occurred:

●	In May – July 2025, the Company issued 800 shares of Series A-1 Preferred Stock in exchange for approximately $800,000. Series A-1 shares are convertible into Common Stock, subject to stockholder approval. Investors of A-1 Shares also received 200,000 1-year A Warrants exercisable into Common Stock at 80% of 5-day VWAP, and 200,000 5-year B Warrants exercisable into Common Stock at $4.00.

●	In June 2025, the Company issued 126,710 shares of Series B Preferred Stock in exchange for approximately $12.7 million in previously outstanding convertible notes. The Series B shares are convertible into Common Stock, subject to stockholder approval.

●	In June 2025, the Company acquired certain assets, including all contractual water rights to the aquifer located in Garabito, Puntarenas, Costa Rica. The Company issued 20,000 shares of Series C Preferred Stock as consideration, at an initial stated value of $1000 per share. Management determined that the transaction is an asset acquisition under ASC 805, as substantially all of the fair value is concentrated in a single identifiable asset—the water rights—and no substantive processes were acquired. The Series C shares are convertible into Common Stock, subject to stockholder approval. We refer to these assets throughout this Prospectus as the “Water Assets.”

●	On July 28, 2025, the Company received two letters from NYSE Regulation confirming that the Company has regained compliance with applicable continued listing standards of the NYSE American relating to minimum stockholders’ equity and filing of required reports with the SEC.

●	On September 22, 2025, the Company sold and issued two original issue discount secured convertible promissory notes in an aggregate principal amount of $2,200,000 in exchange for gross proceeds of $2,000,000.

●	In addition, on September 19, 2025 the Company entered into the Purchase Agreement with C/M.

●	On November 24, 2025, SBII, a subsidiary of the Company, entered into a JV Agreement with BAAD, in connection with a newly formed JV Entity, BAAD Beverages, LLC pursuant to which the parties established a joint venture for the sale of adult, THC and CBD beverage products. Pursuant to the JV Agreement, SBII received a 51% financial interest in the JV Entity in exchange for an initial capital contribution of $25,500, with BAAD receiving the remaining 49% in exchange for an initial capital contribution of $24,500.

●	In December 2025, the Company entered into agreements to issue a total of 113,636 shares of Common Stock and 1,136 shares of Series D to holders of options to purchase a total of up to $600,000 shares of Common Stock in exchange for the termination of such options.

●	The Company has not generated revenue since March 2025 due to its limited capital. The Company intends to use the proceeds received from the Purchase Agreement and other possible financings to meet its working capital needs. However, the Company needs to raise additional capital to continue operations and develop and implement its business plan, including with respect to the Water Assets referred to above. See “Risk Factors” beginning on page 4, and “Liquidity and Capital Resources” below at page 34, for more information.

Subject to receiving sufficient capital, the Company intends to focus its efforts on distribution of the Chispo brand tequila, establishing and growing material operations through the sale of water extracted from the Water Assets, and re-launching its Qplash platform primarily to provide an online supplement to sales of these products. Subject to receipt of at least $20 million, the Company intends to secure a facility to extract water from the Water Assets in greater quantities and other strategic relationships to allow for additional revenue generation from thus business venture and expansion of sales and brand recognition.

Our business plan in regards to use of the Water Assets envision a two-pronged strategy. We must raise at least $4 million to use third parties to extract and ship water in the first phase, and raise at least $20 million to build a facility to extract the water ourselves in the second phase which would take an estimated two years.

For an overview of key developments during 2024 and more recent developments and plans for the Company and its operations, see “Business.”

Results of Operations

Results of Operations for the Three Months and Nine Months Ended September 30, 2025 compared to Three Months and Nine Months Ended September 30, 2025

Revenue

For the three months ended September 30, 2025, the Company did not record any sales compared to revenues of approximately $1.0 million for the three months ended September 30, 2024. This was primarily due to a shortage of operating capital which limited our ability to maintain inventory and fulfil orders. We remain committed to resolving these constraints and resuming normal business activities in the upcoming quarter.

Revenue for the nine months ended September 30, 2025 was $0.4 million compared to revenues of $3.6 million for the nine months ended September 30, 2024. The $3.2 million decrease in sales is driven by decreases in both the e-commerce and beverage businesses.

Cost of Goods Sold

Cost of goods sold for the three months ended September 30, 2025 was less than $0.01 million compared to cost of goods sold for the three months ended September 30, 2024 of approximately $0.7 million. The decrease in cost of goods sold for the three-month period ended September 30, 2025 was primarily due to our decreased sales.

Cost of goods sold for the nine months ended September 30, 2025 was $0.5 million compared to cost of goods sold for the nine months ended September 30, 2024 of $2.9 million. The $1.4 million decrease in cost of goods sold was driven by decreased sales in both the e-commerce and beverage business.

Operating Expenses

Operating expenses for the three months ended September 30, 2025 were $9.6 million compared to $3.0 million for the three months ended September 30, 2024, a increase of $6.6 million. The increase in our operating expenses was primarily due to non-cash expenses.

Operating expenses for the nine months ended September 30, 2025 were $13.2 million compared to $9.6 million for the nine months ended September 30, 2024, a increase of $3.6 million. The increase in operating expenses was primarily due to non cash expenses.

The net loss for the three months ended September 30, 2025 was $9.9 million as compared to a net loss of approximately $4.7 million for the three months ended September 30, 2024. The net loss for the nine months ended September 30, 2025 was $22.0 million as compared to a net loss of approximately $14.7 million for the nine months ended September 30, 2024. The increase in net loss is due to a non-cash loss on extinguishment of debt and non-cash operating expenses and offset by the non-cash decrease in amortization of debt discount.

The Company did not meet all of its payroll obligations during the period from February to September 2025. As a result, employees were not paid for services rendered during that period. The unpaid wages have been fully accrued as liabilities in the accompanying financial statements.

Net Other Income and Expense

Interest expenses for the three months ended September 30, 2025 were $0.3 million and $0.8 million for the three months ended September 30, 2024. Interest expenses for the nine months ended September 30, 2025 were $1.6 million and $2.0 million for the nine months ended September 30, 2024.

Other income was $0.01 million for the three months ended September 30, 2025 and September 30, 2024, respectively.

Amortization of debt discount for the three months ended September 30, 2025 was approximately $0.03 million compared to $0.8 million for the three months ended September 30, 2024. Amortization of debt discount for the nine months ended September 30, 2025 was approximately $1.7 million compared to $2.7 million for nine months ended September 30, 2024.

Results of Operations for FY 2024, compared to FY 2023

Revenue

Revenues for the year ended December 31, 2024 were $4.2 million compared to revenues of $18.9 million for the year ended December 31, 2023. Part of the $14.7 million decrease in sales was mainly due to a decrease in our beverage sales of $1.7 million. Additionally, revenues from our vertically integrated B2B and B2C e-commerce distribution platform called Qplash decreased approximately $13 million or 88.5% due to low inventory. Total sales declined due to limited liquidity to procure inventory to drive third-party sales.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2024 were $3.8 million compared to cost of goods sold for the year ended December 31, 2023 of $13.3 million. The $9.5 million decrease in cost of goods sold was due to our decreased sales. The $8.4 million decrease in cost of goods sold was driven by decreased sales in the e-commerce and $1.1 million was driven by beverage business.

Operating Expenses

Operating expenses for the year ended December 31, 2024 were $16.4 million compared to $20.9 million for the year ended December 31, 2023. The decrease in operating expenses was primarily due to $1.7 million of marketing expense, $0.5 million of contracted services, $2.1 million of other general and administrative expenses partially offset by increases of the non-cash expenses related to share issuance of $1.2 million. The loss of intangible impairment of $4.2 million was recorded in the other general and administrative expenses.

Other Income/(Expense)

Other expenses for the year ended December 31, 2024 were $6.9 million compared to $5.7 million for the year ended December 31, 2023. The other expense increased of $1.2 million is mainly driven by an increase in interest expense. Interest expenses for the year ended December 31, 2024 were $2.9 million compared to $1.9 million for the year ended December 31, 2023. The $1.0 million increase in interest expense is due to new loans with a principal of $3.2 million with higher interest rates. The Company also reserved $0.3 million for legal settlement. Other payments were offset by a decrease in amortization of debt discount of $0.2 million and $0.03 million in other expenses.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

Due to our lack of capital, we have not generated any revenue since March 2025. In order to generate revenue, we require at least $2,000,000 of working capital in order to acquire inventory and re-commence minimal operations. This does not include our plans for our Water Assets or Chispo business plans which will require additional capital. Our lack of cash resources has prevented us from carrying on our commercialization activities. In addition, our lack of working capital has prevented us from marketing our products. See also “Risk Factors.”

We have not generated any revenue since March 2025 due to our lack of capital. In August 2025, the Company issued convertible promissory notes with individuals in the aggregate principal amount of $424,560. These loans mature in May or June 2026 and have an interest rate of 22% per annum. In September 2025 we sold secured convertible promissory notes in the principal amount of $2,200,000 for total gross proceeds of $2,000,000, which notes do not bear any interest absent an event of default, and mature on September 22, 2026. In September 2025 we also entered into the Purchase Agreement which subject to certain conditions including registering the shares on a registration statement will allow us to access additional capital, we plan to access and deploy such capital to re-commence certain of our operations and to establish new operations as described in this report. In November 2025, the Company borrowed $500,000 from two accredited investors and issued senior promissory notes with a combined original principal amount of $588,235.30, reflecting a 15% original issue discount. The notes mature on February 12, 2026, accrue interest at 6% starting 30 days after issuance, and include customary default provisions. The notes also permit the holders, at their discretion, to apply outstanding principal, accrued interest, and any Company securities they hold as consideration for participation in future equity, equity-linked, or debt financings.

We plan to fund our operations through third party and related party debt/advances, private placement of restricted securities and the issuance of stock in subsequent offerings until such a time as the business achieves profitability or a business combination may be achieved. However, there can be no assurance that we will be successful in raising additional capital or that such capital, if available, will be on terms that are favorable to us. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

As such, we have concluded that such plans do not alleviate the substantial doubt about our ability to continue as a going concern for one year from the date the accompanying financial statements are issued. Historically, we have funded operations primarily through the issuance of equity and debt securities. There is substantial doubt about our ability to continue as a going concern.

As of September 30, 2025, the Company had total cash and cash equivalents of $265,667 as compared with $15,346 at December 31, 2024. As of December 8, 2025, we had $168,000 in cash.

The Company is relying upon the Purchase Agreement as a source of liquidity. Its ability to generate material capital is in large part based on the future liquidity and the market price of our Common Stock. As long as our Common Stock is listed on the NYSE American, we cannot issue any Common Stock under the Purchase Agreement without approval of the NYSE American, We have submitted an application with the NYSE American which is pending.

Net cash used for operating activities during the nine months ended September 30, 2025 was $3.8 million as compared to the net cash used by operating activities for the nine months ended September 30, 2024 of $6.4 million. The primary reasons for the change in net cash used are decreases in inventory and accrued expenses.

For the period ending September 30, 2025 has no capital asset transactions and $0.01 million for September 30, 2024.

Net cash provided by financing activities during the nine months ended September, 2025 was $4.1 million compared to $6.4 million provided from financing activities for the nine months ended September 30, 2024. During the nine months ended September, 2025, the Company received $3.7 million for convertible note and 0.8 million for preferred stock, which was offset by repayments to debt holders of $0.4 million and shareholder advance in the amount of $0.2 million was exchanged to Series A-1 Preferred Stock.

In June 2025, we exchanged approximately $12.67 million of outstanding promissory notes and accrued interest for 126,710 shares of Series B 12% Convertible Preferred Stock. This transaction reduced outstanding debt, lowered interest expense, and improved our stockholders’ equity position. The Series B Preferred Stock accrues a 12% cumulative dividend and is convertible into common stock, subject to shareholder approval and an increase in authorized shares. This debt-to-equity conversion was part of our broader plan to strengthen our balance sheet and regain compliance with NYSE American listing standards.

In December 2025, the Company entered into agreements to issue a total of 113,636 shares of Common Stock and 1,136 shares of Series D to holders of options to purchase a total of up to $600,000 shares of Common Stock in exchange for such options.

Based on our current operating plan, existing cash resources will not be sufficient to fund operations over the next 12 months. Our future capital needs will depend on numerous factors, including our ability to raise capital, revenue growth, gross margin trends, operating expense levels, working capital requirements, and the timing and extent of capital expenditures. We are evaluating opportunities to raise additional capital through equity or debt financing and may seek further debt restructurings to improve liquidity and reduce financing costs.

There can be no assurance that these plans will be successful. If we are unable to obtain adequate financing or generate positive cash flow from operations, we may need to further reduce operating expenses, curtail business development activities, sell assets, or pursue other strategic alternatives.

In December 2020, Splash acquired the key assets, including intellectual property rights (the “IP”), of the Copa DI Vino single-serve wine company, a third party (“CdV”). On April 4, 2025 the Company entered into an intellectual property license agreement (the “License Agreement”) granting CdV an exclusive license to use the IP for sales of wine beverages and other products bearing the Copa di Vino brand name in the U.S.

Under the License Agreement, CdV has the right, but not the obligation, to purchase the IP at fair market value, determined by an independent third party, during the period beginning January 4, 2026 and ending January 4, 2027. If CdV does not exercise its right to purchase the IP under the License Agreement, the exclusive license granted to CdV thereunder will continue for the life of the IP, as applicable.

The Company has not marketed or sold the wine or other CdV products since April 2025.

On April 4, 2025, the Company entered into a settlement agreement with CdV (the “Settlement Agreement”) under which the parties agreed to the settlement of two lawsuits brought by CdV against the Company in Oregon and Florida, and the Company agreed to pay CdV a total of $0.7 million with interest accruing at 12% per annum, with installment payments beginning on November 4, 2025 in monthly payments of $63,000 plus applicable accrued interest. The Settlement Agreement provides for certain events of default, the occurrence of which, subject to the Company’s right to cure within 15 days as to a payment default or 30 days with respect to other defaults, would entitle CdV to accelerate payment of the settlement amount, file suit against the Company and/or exercise its right to setoff against any funds or other property in CdV’s possession.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as the disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates. Investors should recognize the cessation of revenue in evaluating these estimates.

Revenue

The Company faces significant judgment in revenue recognition due to the complexities of the beverage industry’s competitive landscape and diverse distribution channels. Determining the timing of revenue recognition involves assessing factors such as control transfer, returns, allowances, trade promotions, and distributor sell-through data. Historical analysis, market trends assessment, and contractual term evaluations inform revenue recognition judgments. However, inherent uncertainties persist, underscoring the critical nature of revenue recognition as it significantly impacts financial statements and performance evaluation.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is established based on historical experience, current economic conditions, and specific customer collection issues. Management evaluates the collectability of accounts receivable on an ongoing basis and adjusts the allowance as necessary. Changes in economic conditions or customer creditworthiness could result in adjustments to the allowance for doubtful accounts, impacting our reported financial results.

Inventory Valuation

We value inventory at the lower of cost or net realizable value. Estimating the net realizable value of inventory involves significant judgment, particularly when market conditions change rapidly or when excess or obsolete inventory exists. Management regularly assesses inventory quantities on hand, future demand forecasts, and market conditions to determine whether write-downs to inventory are necessary.

Fair Value Measurements

We measure certain financial assets and liabilities at fair value on a recurring basis. Fair value measurements involve significant judgment and estimation, particularly when observable inputs are limited or not available. Management utilizes valuation techniques such as discounted cash flow models, market comparable, and third-party appraisals to determine fair values.

BUSINESS

Company Overview

Splash is a portfolio company seeking to manage brands across viable growth segments within the consumer beverage industry. Splash has built organizational capabilities and an infrastructure enabling it to incubate and/or acquire brands with the intention of efficiently accelerating them to higher volume and sales revenue. Because of our current lack of capital to generate revenue, our management is looking at strategic alternatives outside of the beverage industry. With respect to these strategic alternatives, we may make an acquisition of assets or a business that presents value for our stockholders. As of the date of this Prospectus, we have not reached any understandings with respect to any business opportunity, and we may not do so. Any future acquisition of an unrelated business will likely require us to raise capital to support its operations even if we only issue equity securities to the seller. Additionally, it is engaged in preliminary discussions to acquire a majority ownership of another beverage product. See Risk Factors” at page 5.

Our Strategy

Our strategy is to combine the traditional approach of manufacturing, distributing, and marketing of beverages, with early-stage brands and assets that either have a reasonable level of pre-existing brand awareness and market presence, or have attributes that we believe to be innovative or otherwise present favorable growth opportunities and competitive advantages. We believe this allows us to break through the clutter of numerous brand introductions and dilute risk. We apply this philosophy regardless of whether the brand or asset is 100% owned or a joint venture.

For acquisition or joint venture consideration, we prefer to work with brands that already have one or more of the following in place:

●	Some level of preexisting brand awareness.

●	Regional presence that can be expanded.

●	Licensing brand names.

●	Add to an underdeveloped and/or growing category capitalizing on consumer trends.

●	Innovation to an existing attractive category (such as flavored tequila).

●	A near term clear path to profitability.

We believe this platform model provides us with two paths to success: one, developing our wholly owned core brands and two, the ability to tap into high growth, early-stage brands ready to scale. This platform allows us to limit risk, and significantly reduce development expenses while simultaneously increasing efficiencies for all brands in our portfolio.

Splash has the ability to fully own a brand or be flexible to engage in business ventures structured with a revenue split, or an equity position.

The benefit to Splash in these shared brand ownerships is the ability to avoid the development costs for new products. This model spreads our risk over several brands, contributes to our economies of scale, improves our relationship with distributors and reduces the overall cost of infrastructure.

The Company also believes the distribution landscape in the beverage category is changing rapidly. Tech-enabled business models are thriving and direct to consumer, office and home solutions are projected to continue to gain traction as beverage alcohol regulations evolve. A core strategy for us is to optimize the Qplash online platform, our consumer-packaged goods retail division and our first entry point into the growing e-commerce channel.

The Company has not made any sales since March 2025 due to its lack of capital resources. The Company is seeking to raise at least $8.5 million in the fourth quarter of the fiscal year ending December 31, 2025 in order to re-establish portions of its prior business through the sale of tequila products and potentially Qplash, and through the development and launch of operations using the Water Assets acquired in June 2025 which envision the extraction, bottling and sale of high quality drinking water sourced from an aquifer located in a “Blue Zone” in Costa Rica. The Company estimates that it will initially require $500,000 for the Chispo brand, $2 million for Qplash, and $4 million for its water business. In addition, the Company anticipates needing approximately $2 million for general and administrative expenses for the next 12 months.

Products

The following is a description of our current and contemplated products.

Costa Rica Water

On June 25, 2025, we entered into an Asset Purchase Agreement providing for our acquisition of certain water extraction rights and permits in Garabito, Puntarenas, Costa Rica, which we refer to herein as “Water Assets.” The Water Assets permit the owner to extract water from an aquifer which is located in a “Blue Zone” in Costa Rica, or a geographic region known for exceptional longevity and natural purity wherein the inhabitants live significantly longer and healthier lives than the global average, with a high concentration of people who live to be 100 years or older. Preliminary tests indicate that the water has high purity and quality. Among the features of the water that we believe will set it apart from competitors and position it as an attractive option for distributors and consumers considering drinking water are:

●	Source Location: Deep aquifer beneath the rainforest in, Costa Rica, near one of the world’s five Blue Zones—regions known for exceptional longevity and natural purity.

●	Large Orders Pending: Splash has already received a $500,000/month purchase order from a United Arab Emirates-based distributor for their premium convenience and travel stores.

●	Naturally Filtered: Water is filtered through layers of volcanic rock, giving it a unique mineral composition and superior taste profile,

●	Natural Alkaline. Naturally alkaline with a tested pH of 7.9,

●	Mineral Rich: Rich in essential minerals like potassium, magnesium, calcium, and silica,

●	High Purity: Outperforms certain high quality water brands such as Fiji and Evian in key mineral purity benchmarks.

●	Brand Strength: Existing brand Blu which we acquired with the asset purchase, provides an early platform positioned for consumers who value origin, quality, and natural health.

●	Sustainability: Bottled sustainably near the source in Costa Rica with minimal environmental footprint and potential for certification (e.g., Carbon Neutral, Rainforest Alliance).

●	Growth Platform: Full control of source allows for the development of additional water brands, super-premium including value-tier, functional wellness, and export-ready SKUs.

●	Strategic Fit: Aligns with global consumer trends in clean hydration, provenance storytelling, and sustainable luxury.

We are in the process of developing two new brands for use in connection with the water, and believe the quality and location of the water sourced from the Water Assets will position us well to establish a brand for the extracted water. We believe the consumer trends towards health-focused and environmentally-friendly products will position us well to commercialize the Water Assets and establish brand recognition for branded products we develop using the extracted water.

Included in the Water Assets are a water concession permit, which grants the legal right to extract up to 0.81 liters/second (2.15 million liters/month) of groundwater, a water availability certificate, which confirms a total approved aquifer volume of 11 liters/second, and long-term extraction rights. The concession is registered with Costa Rica’s Ministry of Environment and Energy. We also received certain associated rights and licenses, including documentation allowing commercial export of bottled water.

In July 2025, we received our first purchase order for the sale of a total of 1,500 milliliters (ml) of bottled water for a total purchase price of $500,000 to a distributor in the United Arab Emirates to sell the products at its premium convenience and travel stores. We have entered into a monthly arrangement to supply the distributor with $500,000 per month. Processing these orders and generating revenue therefrom will depend on our ability to extract a sufficient quantity of water from the aquifer, which will require us to establish and deploy sufficient infrastructure and personnel on site, and compliance with regulatory requirements in the United Arab Emirates, particularly obtaining approval from the country’s Health Ministry. Our current plans are for phase 1 to raise at least $4 million to use third parties to extract and ship the water followed by phase 2, building our own facility which will take an additional estimated $20 million. Even if we are able to raise all of this capital, we estimate such a facility will not be available until December 2027. Following successful execution of phase 1 Splash will be capable of meeting the current orders. Phase 2 completion will be required for further U.S. and international expansion. Splash has not had the capital required to begin fulfillment of the $500,000 per month order.

The Company is in the process of developing and implementing its business plan and operations to use the Water Assets to extract and sell water to consumers and businesses, which will be subject to, among other things, accessing adequate capital, determining and constructing the necessary infrastructure and establishing and maintaining key relationships in Costa Rica and other countries in which we will pursue these operations. Among the initial challenges will be extracting water from the aquifer in commercial quantities. The current extraction capabilities on the site are limited, and constructing and operating our own facilities will be capital and time intensive, taking an estimate of approximately one year to build a facility, assuming we can obtain the requisite capital and regulatory approvals to do so, after which we also must adequately staff the facility to allow sufficient extraction capabilities. We expect that we will need to raise $20 million to build a facility and need $2 million for additional working capital. In the meantime, we intend to use third party contract manufacturers to assist in sourcing the water to service incoming purchase orders, to the extent practicable and commercially viable. Each regional market has unique label standards and may have additional regulatory requirements.

When we begin producing sufficient quantities of bottled water, we intend to leverage Qplash to seek online sales of our product including through popular grocer websites such as Walmart and Target.

Chispo Tequila

Chispo is a tequila brand which we plan to begin distributing in the near term. Chispo is an authentic blue agave blanco tequila, with fresh, sweet citrus, herbal floral notes ideal for cocktail mixing. We have entered into an arrangement with the Chispo producer under which we agreed to distribute the brand in certain states in the U.S., as well as in Guatemala and Europe. We expect that we will need approximately $500,000 in new financing to implement this business.

E-commerce

“Qplash” is a wholly owned division of Splash. It is our first entry point into the growing e-commerce channel. The division sold beverages online through www.qplash.com, and third-party storefronts such as Amazon.com. Inside of the division, there are two primary customer groups: business to business retailers, which in turn offered the products to their customers, and business to consumer, selling direct to end users. The business-to-business program allows businesses to control inventory, order with payment terms, and offer the convenience of delivery directly to each store.

During the fiscal year ended December 31, 2024, Qplash offered over 1,500 listings and has warehouses that ship from both California and Pennsylvania. Since January , 2025, Qplash has been inactive.

BAAD Beverages, LLC

On November 24, 2025, Splash SBII, a subsidiary of the Company, entered into a JV Agreement with BAAD in connection with a newly formed JV Entity, BAAD Beverages, LLC pursuant to which the parties established a joint venture for the sale of adult, THC and CBD beverage products in states where such products are legally permitted. Pursuant to the JV Agreement, SBII received a 51% financial interest in the JV Entity in exchange for an initial capital contribution of $25,500, with BAAD receiving the remaining 49% in exchange for an initial capital contribution of $24,500. Under the JV Agreement, SBII is entitled to appoint two of the five managers of the JV Entity, and BAAD is entitled to appoint the other three managers. In connection with the joint venture, BAAD agreed to initial contribute a 25% ownership interest in intellectual property rights to the “Nimbus” brand to the JV Entity, which may be increased to up to 60% upon achieving milestones tied to gross sales of up to $4 million. Under the JV Agreement BAAD has the right to repurchase such intellectual property if revenue from Nimbus branded products falls below enumerated thresholds in the fourth quarters of 2026, 2027 or 2028, at a purchase price based on 200% of the joint venture’s trailing 12-month revenue from the sale of Nimbus branded products, of which SBII would be entitled to its pro rata portion based on its ownership of the JV Entity. The joint venture is prohibited from selling products without unanimous member approval in Nebraska, Wisconsin, Kansas, Missouri, Oklahoma, Georgia and South Carolina.

The joint venture is still in its early stages and has not resulted in any revenue to the Company as of the date of this prospectus. The joint venture will require sufficient capital to commence material operations.

Prior Products

We previously sold the following products and brands under contractual arrangements with counterparties which have since been terminated. Below are certain products which we sold in the fiscal year ended December 31,2024 but no longer market or sell.

Splash’s wholly owned subsidiary, Splash Beverage Group II, Inc. acquired the rights under a license agreement with TapouT, LLC (Authentic Brands Group). In the first quarter of the fiscal year ended December 31, 2024, the relationship between TapouT LLC and the Company was terminated.

By virtue of the foregoing developments, our focus is now on accessing the necessary capital to reinstate our operations in the production and sale of the tequila as well as online sales on Qplash, and the development of our business in the extraction and sale of high quality drinking water through our Water Rights in Costa Rica. These products and ventures are described above.

Competition

We compete with a large variety of other companies in the marketplace for the sale of non-alcoholic and alcoholic products. The beverage sector is highly competitive, and include international, national, regional and local producers and distributors. Competitive factors in the beverage industry include price and promotional activity, advertising and marketing programs, point-of-sale merchandising, retail space management, customer service, product differentiation, packaging innovations and distribution methods.

We believe that, if we can access sufficient capital to re-commence and maintain operations, our access to high quality water from the Water Assets will provide us with a competitive strength relative to many of our competitors.

Manufacturing and Co-packing

Although we are responsible for manufacturing tequila products under our joint venture, we do not directly manufacture these products, but instead outsource such manufacturing to third party bottlers and contract packers and distillers.

Chispo products are manufactured in Mexico, under separate arrangements. Our co-packaging arrangements are terminable upon request and do not obligate us to produce any minimum quantities of products within specified periods.

Our business model envisions purchasing concentrates, flavors, dietary ingredients, cans, bottles, caps, labels, and other components and ingredients for our beverage products from our suppliers, which are delivered to our manufacturing operations and various third-party bottlers and co-packers. In some cases, certain common supplies may be purchased by our various third-party bottlers and co-packers. Depending on the product, the third-party bottlers or packers add filtered water and/or other ingredients (including dietary ingredients) for the manufacture and packaging of the finished products into our approved containers in accordance with our formulas.

We are also responsible for all elements of the production, bottling and sale of water extracted through the Water Assets, although we may negotiate and enter into contractual arrangements to outsource certain functions to third parties.

Distribution

For our beverage-alcohol products, we operated within what is referred to as a “Three Tier Distribution System” where manufacturers are not permitted to sell directly to retailers, but instead contract for local and regional distribution with independent distributors. These distributors typically have geographic rights to distribute major beverage brands and call on every store in a given area such as major cities or regions. Our management team has extensive experience working within this channel and believes that we will be successful in building a strong network of these distributors.

In addition to working with these independent distributors, we also have distribution arrangements with national retail accounts where we distributed some of our products directly through their warehouse operations.

We are in the process of developing and establishing distribution channels for our sale of bottled water extracted using the Water Assets. To the extent we are able to, we intend to leverage our existing distribution channels and relationships to market and sell the water, which will depend, among other factors, on the locations, timing and volume of orders.

Employees

We have five full-time employees, including non-officer employees and our executive officers. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Listing on the NYSE American

Our Common Stock is listed on the NYSE American exchange under the ticker symbol “SBEV”.

Corporate Information

We are a Nevada corporation. Our principal offices are located at 1314 E. Las Olas Blvd, Suite 221, Fort Lauderdale, Florida 33301. Our website address is www.splashbeveragegroup.com. We have not incorporated by reference into the registration statement of which this prospectus forms a part the information that can be assessed through our website and you should not consider it to be part of the Registration Statement of which this Prospectus forms a part.

MARKET FOR COMMON STOCK

Market Information

Our Common Stock trades on NYSE American under the symbol “SBEV”. The last reported opening and closing sales price for our Common Stock on NYSE American as of December 16, 2025, was $1.12.

Aggregate Number of Holders of Common Stock

As of December 16, 2025, there were 2,773,106 shares of Common Stock issued and outstanding. As of December 16, 2025, approximately 536 holders of record of our Common Stock in addition to beneficial owners who hold their shares at accounts with broker-dealers.

MANAGEMENT

The following table sets forth our executive officers and directors, their ages and position(s) with the Company.

Name	Age	Position

William Meissner	59	President and Chief Marketing Officer

Martin Scott	57	Interim Chief Financial Officer

Frederick William (“Bill”) Caple	66	Chairman of the Board

Thomas Fore	59	Director

Robert Nistico	62	Director

Justin Yorke	59	Director

Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected annually by the Board and serve at the discretion of the Board.

Frederick William (“Bill”) Caple has served as a director of the Company since May 3, 2023 and as Chairman since November 2025. Since 2003, Mr. Caple has been a consultant at Caple Advisory, an international management consulting practice and investment banking firm, with a concentration in Asia.

Thomas Fore has been a director since March 20, 2025. Previously, he served as the CEO and director of Tiderock Companies, Inc. from January 2021 to October 2025. From January 2024 to July 2025, Mr. Fore served as Chief Strategy Officer of My Pebble Inc. Since January 2025, Mr. Fore has served as a director of Sora Ventures LLC. Mr. Fore served as a director of mPhase Technologies, Inc. from March 2023 to January 2024.

Robert Nistico has been a member of the Board since March 31, 2020. He previously served as Chief Executive Officer of the Company from March 31, 2020 until his resignation on November 14, 2025.

Justin Yorke has been a member of the Board since March 31, 2020. Since March 31, 2020, Mr. Yorke has also served as the Company’s Secretary. For over 20 years, Mr. Yorke has been a partner at Arroyo Capital Management. He also acts as the manager of Richland Fund, LLC, an Arroyo Capital Management company. Mr. Yorke has been Chairman of the Board of Processa Pharmaceuticals, Inc. since September 2017 and a member of its Board of Directors since August 2017.

William Meissner has been the President and Chief Marketing Officer of the Company since May 2020.

Martin Scott has been the interim Chief Financial Officer of the Company since December 15, 2025. Mr. Scott has served as founder and executive officer of Martin Scott CFO Consulting Services Inc. since 2002. From September 1, 2023 to January 15, 2024 Mr. Scott served as chief financial officer of LUVU Brands, Inc. [OTCQB: LUVU]. From March 2022 to January 2023, Mr. Scott served as chief financial officer of MGO Global, Inc, [Nasdaq:MGOL]. Subsequently that company was acquired by Heidmar Maritime Holdings Corp [Nasdaq:HMR].

Term of Office

Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected annually by the Board of Directors (the “Board”) and serve at the discretion of the Board.

Family Relationships

There are no family relationships among and between the issuer’s directors, officers, persons nominated or chosen by the issuer to become directors or officers, or beneficial owners of more than ten percent of any class of the issuer’s equity securities.

Composition of our Board of Directors

Our Board currently consists of four members. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Independence

Our Board has determined that all of our present directors are independent, in accordance with standards under the NYSE Listing Rules, other than Mr. Nistico. Our Board determined that, under the NYSE Listing Rules, Mr. Nistico is not an independent director because he served as the Chief Executive Officer of the Company in 2025.

Our Board has determined that Messrs. Caple, Fore and Yorke are independent under the NYSE Listing Rules’ independence standards for Audit Committee members. Our Board has also determined that they are independent under the NYSE Listing Rules independence standards for Compensation Committee members and for Governance and Nominating committee members. However, Mr. Yorke previously served as Secretary until he resigned on September 25, 2025. During a meeting of the Board, Mr. Yorke confirmed that he not taken any action as Secretary other than possibly signing some documents in that capacity. In reliance upon that, our Board confirmed Mr. Yorke’s status as an independent director. Our counsel confirmed that position although it advised us that there is NYSE guidance that acting as corporate Secretary disables a person form being independent.

Committees of the Board

The Board and its committees meet and act by written consent from time to time as appropriate. The Board has formed the following three standing committees: (i) the Audit Committee, (ii) the Compensation and Management Resources Committee (the “Compensation Committee”), and (iii) the Nominating and Corporate Governance Committee (the “Nominating Committee”). These Committees regularly report on their activities and actions to the Board. Copies of the charters of our three standing Committees are located on our website at: www.splashbeveragegroup.com.

Board and Committee Meetings

All of the directors, then serving as directors, attended over 75% of the applicable Board and Committee meetings held in 2024.

Our Board held a total of six meetings and acted by unanimous written consent on six occasions during 2024. We have no formal policy regarding attendance by directors or officers at our stockholders’ meetings.

During 2024, our Audit Committee held a total of four meetings, our Nominating Committee held a total of two meetings, and the Compensation Committee held a total of two meetings.

Audit Committee

The Audit Committee currently consists of Messrs. Fore (Chair), Caple, and Yorke. Each member of the Audit Committee is an independent director as defined by the rules of the SEC and the NYSE. The Audit Committee has the sole authority and responsibility to select, evaluate and engage independent auditors for the Company. The Audit Committee reviews with the auditors and with the Company’s financial management all matters relating to the annual audit of the Company.

The Audit Committee monitors the integrity of our financial statements, monitors the independent registered public accounting firm’s qualifications and independence, monitors the performance of our internal audit function and the auditors, and monitors our compliance with legal and regulatory requirements. The Audit Committee also meets with our auditors to review the results of their audit and review of our annual and interim financial statements.

The Audit Committee meets at least on a quarterly basis to discuss with management the annual audited financial statements and quarterly financial statements and meets from time to time to discuss general corporate matters.

Compensation and Management Resources Committee

The Compensation Committee currently consists of Messrs. Fore, Caple and Yorke, each of whom are independent directors. Among other things, the Compensation Committee reviews, recommends and approves salaries and other compensation of the Company’s executive officers, and administers the Company’s 2020 Long-Term Incentive Compensation Plan (the “2020 Plan”) (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers).

In addition, subject to existing agreements, the Compensation Committee is authorized to determine the salaries, bonuses, and other matters relating to compensation of the executive officers of the Company using similar parameters. It may set performance targets for determining periodic bonuses payable to executive officers. It is also authorized to review and make recommendations to the Board regarding executive and employee compensation and benefit plans and programs generally, including employee bonus and retirement plans and programs (except to the extent specifically delegated to a Board appointed committee with authority to administer a particular plan). In addition, the Compensation Committee approves the compensation of non-employee directors and reports it to the full Board.

The Compensation Committee also reviews and makes recommendations with respect to stockholder proposals related to compensation matters.

The Compensation Committee may, in its sole discretion and at the Company’s cost, retain or obtain the advice of a compensation consultant, legal counsel or other advisor. The compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisor retained by the Committee.

Nominating and Corporate Governance Committee

The Corporate Governance and Nominating Committee (the “Nominating Committee”) consists of Messrs. Fore, Caple and Yorke, each of whom meets the independence requirements of all other applicable laws, rules and regulations governing director independence, as determined by the Board.

The Nominating Committee has the authority to identify individuals qualified to become members of the Board, consistent with criteria approved by the Board; recommend to the Board the director nominees for the next annual meeting of stockholders at which directors are to be elected; recommend to the Board candidates to fill any vacancies on the Board; develops, recommend to the Board, and reviews the corporate governance guidelines applicable to the Company; and oversees the evaluation of the Board and management.

It is authorized to consider and recruit candidates to fill positions on the Board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the Board or otherwise. The Nominating Committee has the authority to conduct, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate’s compliance with the independence and other qualification requirements established by the Nominating Committee.

In selecting and recommending candidates for election to the Board or appointment to any committee of the Board, the Nominating Committee does not believe that it is appropriate to select nominees through mechanical application of specified criteria. Rather, the Nominating Committee shall consider such factors at it deems appropriate, including, without limitation, the following personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in the Company’s industry; experience as a board member of another publicly-held company; diversity as required by the NYSE Rules; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other directors of the Company; practical and mature business judgment; and composition of the Board (including its size and structure).

The Nominating Committee will develop and recommend to the Board a policy regarding the consideration of director candidates recommended by the Company’s stockholders and procedures for submission by stockholders of director nominee recommendations.

The Nominating Committee oversees the evaluation of the Board and management. It also develops and recommends to the Board a set of corporate governance guidelines applicable to the Company, which the Nominating Committee shall periodically review and revise as appropriate. In discharging its oversight role, the Nominating Committee is empowered to investigate any matter brought to its attention.

Board leadership structure and role in risk oversight

The Board oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board of Directors does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the principal executive officer and other key executives, by reading the reports and other materials that we send them and by participating in Board and committee meetings.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our directors, officers (including our President and principal financial and accounting officers and any person performing similar functions) and employees. Our Code of Ethics is available at our website at www.splashbeveragegroup.com.

Clawback Policy

On September 20, 2023, the Board adopted the Splash Beverage Group Clawback Policy (the “Clawback Policy”), effective September 20, 2023, providing for the recovery of certain incentive-based compensation from current and former executive officers of the Company in the event the Company is required to restate any of its financial statements filed with the SEC under the Exchange Act in order to correct an error that is material to the previously-issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Adoption of the Clawback Policy was mandated by new NYSE listing standards introduced pursuant to Exchange Act Rule 10D-1. A copy of the Clawback Policy has been filed as Exhibit 97.1 to our Annual Report on Form 10-K filed for the fiscal year ended December 31, 2024, and can also be found at www.splashbeveragegroup.com.

Insider Trading Policy

The Company has adopted an insider trading policy that governs the purchase, sale, and/or other transactions of our securities by our directors, officers and employees. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.

Anti-Hedging Policy

Under our insider trading policy, our officers, directors, employees and consultants are prohibited from engaging in hedging transactions without the prior review and approval of our compliance officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities (the “Exchange Act”) of 1934 requires that our directors and executive officers and persons who beneficially own more than 10% of our Common Stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our Common Stock. Based solely on our review of copies of the reports filed with the SEC of our directors and executive officers, we believe that all reporting requirements for fiscal year 2024 were complied with by each person who at any time during the 2024 fiscal year was a director or an executive officer or held more than 10% of our Common Stock, except for the following: (i) Julius Ivancsits, and Stacy McLaughlin each filed a late Form 3 report at the time of their appointments and on becoming insiders of the Company; (ii) Julius Ivancsits filed a late Form 4 report on May 6, 2024; (iii) Robert Nistico filed a late Form 4 for his grant of restricted shares of the Company’s Common Stock; and (iv) Frederick William (“Bill”) Caple filed a late Form 4 for his grant of the Company’s shares of Common Stock and stock options.

Change in and Disagreements with Accountants on Accounting and Financial Disclosure.

On March 9, 2023, the Company was advised by Daszkal Bolton, LLP (“Daszkal”), the Company’s former independent registered public accounting firm, that Daszkal completed a business combination agreement with CohnReznick LLP (“CohnReznick”). As a result of this transaction, Daszkal resigned as the Company’s independent registered public accounting firm upon the Company filing its annual report on Form 10-K for the year ended December 31, 2022. Daszkal’s reports on the Company’s financial statements for the fiscal years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

On May 4, 2023, upon the approval of the Audit Committee, the Company engaged CohnReznick as the Company’s new independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023, and interim periods. However, the Company on June 13, 2023, on the recommendation of the audit committee, the members of the Board, dismissed CohnReznick as the Company’s independent registered public accounting firm. CohnReznick completed only one interim review of the interim financial statements included in the Company’s Form 10-Q filed on June 6, 2023. Since the engagement of CohnReznick on May 4, 2023, there had been no disagreements with CohnReznick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to CohnReznick’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such period. During the period of engagement, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except that CohnReznick advised the Company of material weaknesses in its internal control over financial reporting as of March 31, 2023.

On June 15, 2023, upon the approval of the Audit Committee, the Company engaged Rose, Snyder & Jacobs LLP (“Rose, Snyder & Jacobs”), as the Company’s new independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023, and interim periods.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of the transactions and series of similar transactions, since January 1, 2023, that we were a participant or will be a participant in, which:

●	the amount involved exceeds the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year-end for the last two completed fiscal years; and

●	any of our directors, executive officers, holders of more than 5% of our capital stock (which we refer to as “5% stockholders”) or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers.

During the normal course of business, we incurred expenses related to services provided by our CEO or Company expenses paid by our CEO, resulting in related party payables. In conjunction with the acquisition of CdV®, the Company also entered into a Revenue Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Decathlon Alpha IV, L.P. (the “Lender”). The Loan and Security Agreement provided for a revenue-based credit facility of $1,578,237 (the “Gross Amount”) with the Lender (the “Credit Facility”). There was $195,927 outstanding and $1,800,023 accrued interest under this Agreement as of December 31, 2024. There was $177,298 outstanding and $2,113,552 accrued interest under this Agreement as of August 31, 2025.

On April 2024, the Company also entered into a Merchant Cash Advance Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Cobalt Funding Solutions (the “Lender”). The Loan and Security Agreement provided a loan of $815,000, with the gross and interest amount of $326,028 with the Lender (the “Credit Facility”). There was $455,335 outstanding under this agreement as of December 31, 2024. There was $204,621 outstanding under this agreement as of August 31, 2025.

On September 2024 and November 2024 the Company also entered into a Merchant Cash Advance Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and with Timeless Funding LLC (the “Lender”). The Loan and Security Agreement provided a loan of $325,000 and $340,000, with the gross and interest amount of $172,250 and $173,400 respectively with the Lender (the “Credit Facility”). There was $85,260 and $311,713 respectively outstanding under this Credit Facility as of December 31, 2024. There was $60,860 and $306,713 outstanding under this agreement as of August 31, 2025.

There were related party advances from our then Chief Executive Officer and current director, Roert Nistico, in the amount of $400,000 outstanding as of December 31, 2024 and 2023. The $400,000 payable to Robert Nistico remains outstanding as of September 30, 2025. Mr. Nistico has asserted that interest is owed on these advances; however, the Company and Mr. Nistico have not yet reached agreement on the applicable interest rate or the amount of any interest that may be due, and the balances noted above do not include any interest.

In June 2025, the Company issued 1,000 shares of Preferred A Stock to Robert Nistico, Director, a related party. Preferred A is super voting preferred, not convertible into common stock. Mr. Nistico is the sole holder of Preferred A.

On September 29, 2023, the Company also entered into a Purchase and Sales Future Receivables Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Knightsbridge Funding LLC (the “Lender”). The Loan and Security Agreement provided a loan of $165,000, with the gross and interest amount of $241,725 with the Lender (the “Credit Facility”). There was $99,185 outstanding under this agreement as of December 31, 2023. This amount was repaid during the first quarter of 2024.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for our two most recently completed fiscal years ending December 31, 2024 and December 31, 2023 concerning all of the compensation awarded to, earned by the named executive officers (the “NEOs”)of the Company, who are set forth below.

Name and Principal Position	Year	Salary	Other(1)	Option Awards(2)	Total

Robert Nistico, Former CEO(3)	2024	$324,819	$13,800	$396,000	$734,619
	2023	$333,125	$—	—	$347,525

William Meissner, President and CMO	2024	$324,819	$9,200	$247,500	$581,519
	2023	$333,125	$—	—	$333,125

Julius Ivancsits, Former CFO(4)	2024	$209,280	$4,000	247,500	$460,780
	2023	$—	$—	—	$—

(1) The amounts reported in this column include certain perquisites and other personal benefits provided to executives. These consist primarily of fixed cash allowances intended to cover transportation and related expenses, as well as other customary benefits.

(2)We account for stock-based compensation in accordance with ASC 718,”Compensation - Stock Compensation”. Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. We use the Black-Scholes option pricing model to determine the fair value of stock options.

(3) Former Chief Executive Officer, resigned effective November 14, 2025.

(3) Former Chief Financial Officer.

Employment Agreements

William Meissner - President and Chief Marketing Officer

On May 4, 2020, the Company entered into an Employment Agreement with William Meissner, pursuant to which Mr. Meissner serves as President and Chief Marketing Officer of Company with an annual base salary of $325,000. Mr. Meissner is also eligible for a discretionary bonus of up to 50% of Mr. Meissner’s base salary. Mr. Meissner also received a grant of an option to purchase 16,667 shares of Common Stock under the Company’s Plan. The Employment Agreement with Mr. Meissner’s does not have a fixed termination date.

Martin Scott – Interim Chief Financial Officer

Effective December 15, 2025, Martin Scott became our Chief Financial Officer on an interim basis. He is receiving a $25,000 per month salary. Subject to further approval of our Board of Directors, Mr. Scott may receive certain bonuses upon the filing of our Form 10-K or if we enter into a merger or similar transaction.

Director Compensation

During the fiscal year ended December 31, 2024, our directors were paid compensation in cash and options for serving as directors of the Company. The options were exercisable at a weighted average price of $18 per share over a 10-year period.

Name	Year	Fees Earned or Paid in Cash	Option Awards	Total Compensation

	—	—	—

Frederick William Caple	2024	$69,996	$161,500	$231,496

John Paglia(1)	2024	$45,000	$318,000	$363,000

(1)	Mt. Paglia is a former director.

2025 Grants of Warrants

On August 15, 2025 our Board granted 750,000 five-year Warrants to each director including Robert Nistico exercisable at $0.80 per share. Our President received a grant of 750,000 Warrants and our Chief Financial Officer received a grant of 1,000,000 Warrants with identical terms. We also granted certain employees a total of 400,000 Warrants with identical terms. All Warrants are fully vested except for 750,000 held by Mr. Nistico, which are subject to meeting a certain metric.

Equity Compensation Plan Information

On May 21, 2020, the Board adopted the (the “Plan”), which provides for the grant of Options, Restricted Stock Awards, Stock Appreciation Rights, Performance Units and Performance Bonuses to consultants and other eligible recipients over a 10-year period.

The following table gives information as of December 31, 2024 about shares of Common Stock that have been issued under the 2020 Plan. The 2020 Plan, as amended contains an evergreen provision which provides for an automatic annual increase in the number of shares under the Plan of 7.5% of the total number of shares of Common Stock outstanding as of December 31st of the preceding fiscal year. As of December 16, 2025, no shares were available for grant under the 2020 Plan.

As of December 31, 2024, 8,648,486 options were outstanding.

Plan Category	No. of Shares to be Issued Upon Exercise or Vesting of Outstanding Stock Options	Weighted Average Exercise Price of Outstanding Stock Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by the stockholders	106,475	$32.40	42,146
Equity compensation plans not approved by the stockholders

Total	106,475	$32.40	42,146

Outstanding Equity Awards at Fiscal Year-End

The following table has been adjusted for the 1 for 40 reverse split and summarizes the total outstanding equity awards as of December 31, 2024, for each named executive officer:

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-Exercisable	Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Robert Nistico	2/28/2020	3,975	—	—	$44.80	2/21/2025
Robert Nistico	10/16/2020	25,000	—	—	$44.80	10/15/2025
Robert Nistico	9/16/2021	13,250	—	—	$44.80	9/16/2031
Robert Nistico	4/18/2024	30,000	—	—	$13.20	4/18/2034
William Meissner	10/16/2020	10,417	—	—	$44.80	10/16/2025
William Meissner	9/16/2021	2,500	—	—	$44.80	9/16/2031
William Meissner	4/18/2024	18,750	—	—	$13.20	4/18/2034
Julius Ivancsits	4/22/2024	6,250	12,500	—	$13.20	4/22/2034

The Company’s Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Company maintains practices regarding the timing of equity-based compensation grants to executive officers, though it does not have a formal written policy governing such grants. The timing of any equity grants to executive officers in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date). As a result, in all cases, the timing of grants of equity awards, including stock options, occurs independent of the release of any material nonpublic information, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of equity-based compensation.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of December 16, 2025, for:

●	each of our current directors and executive officers;

●	all of our current directors and executive officers as a group; and

●	each person, or group of affiliated persons, who beneficially owned more than 5% of our Common Stock.

Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of Common Stock that they beneficially, subject to applicable community property laws. Unless otherwise specified, the address for each of the persons named in the table is 1314 E Las Olas Blvd. Suite 221, Fort Lauderdale, Florida 33301.

Our calculation of the percentage of beneficial ownership is based on 2,773,106 shares of Common Stock outstanding as of December 16, 2025. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act , a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person or persons, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person or persons (and only such person or persons) by reason of these acquisition rights.

Name	Shares of Common Stock	Percentage of Common Stock
Executive Officers and Directors
Robert Nistico, Former Chief Executive Officer, Director (1)	180,470	6.2%

William Meissner, President(2)	752,500	21.3%

Martin Scott, Interim Chief Financial Officer	—	—

Justin Yorke, Director(3)	907,979	25.7%

Thomas Fore, Director(4)	750,000	21.3%

Frederick William (“Bill”) Caple, Director (5)	767,500	21.7%

Officers and Directors as a Group (6 individuals) (6)	3,360,948	56.5%
5% or greater owners:
Aida Aragon (7)	150,000	5.1%
William Devereux (8)	1,005,000	26.6%
Magdalene Tong (9)	200,000	7.7%

(1) Includes Warrants to purchase 129,167 shares of Common Stock and options to purchase 13,250 shares of Common Stock. Does not include an additional 682,583 Warrants to purchase Common Stock which vest subject to contingency and time vesting criteria.

(2) Represents Warrants to purchase 750,000 shares of Common Stock and options to purchase 2,500 shares of Common Stock.

(3) Represents (i) 758,333 Warrants to purchase Common Stock, (ii) options to purchase 6,250 shares of Common Stock (iii) 82,431 shares held by Richland Fund LLC, (iv) 34,950 shares held by JMW Fund LLC and (v) 19,772 shares held by San Gabriel LLC. All funds are managed by Mr. Yorke.

(4) Represents Warrants to purchase 750,000 shares of Common Stock held by TBF Holdings LLC, an entity which Mr. Fore controls.

(5) Includes Warrants to purchase 750,000 shares of Common Stock held by SNS Universal Solutions LLC, an entity which Mr. Caple controls, and 3,125 options to purchase Common Stock.

(6) Includes Common Stock issuable upon exercise of warrants and options.

(7) Represents Warrants to purchase 150,000 shares of Common Stock.

(8) Mr. Devereux is our former Chief Financial Officer who resigned effective November 30, 2025. Includes Warrants to purchase 1,000,000 shares of Common Stock, and options to purchase 5,000 shares of Common Stock.

(9) Represents Warrants to purchase 200,000 shares of Common Stock.

DESCRIPTION OF OUR SECURITIES

The following summarizes the material terms of the Company’s capital stock. The Company is a corporation incorporated under the laws of the State of Nevada, and accordingly its internal corporate affairs are governed by Nevada Revised Statutes (NRS) and by its Articles of Incorporation and its Bylaws, which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part. The following summary is qualified in its entirety by reference to the applicable provisions of Nevada law and our Articles Of Incorporation and Bylaws, which are subject to future amendment in accordance with the provisions thereof. Our Common Stock is the only class of our securities registered under Section 12 of the Exchange Act.

Authorized Capital Stock

Our authorized capital stock consists of 400,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Each class of our preferred stock’s outstanding share numbers are included in their corresponding section below.

Common Stock

Voting Rights. Each outstanding share is entitled to one vote upon each matter submitted to a vote at a meeting of stockholders. Cumulative voting of shares of stock of the Company is not allowed or authorized in the election of the Board of Directors of the Company.

Dividends. Dividends in cash, property or shares may be paid upon the stock, as and when declared by our Board, out of funds of the Company to the extent and in the manner permitted by law.

Other Rights. The holders of our Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and our Common Stock is not subject to any redemption or sinking fund provisions.

Preferred Stock

Under our Articles of Incorporation and subject to the limitations prescribed by law, our Board may have such classes and preference of shares of preferred stock as the Board may determine from time to time.

When and if we issue additional shares of preferred stock, we will establish the applicable preemptive rights, dividend rights, voting rights, conversion privileges, redemption rights, sinking fund rights, rights upon voluntary or involuntary liquidation, dissolution or winding up and any other relative rights, preferences and limitations for the particular preferred stock series.

Series A-1 Preferred Stock

Each share of Series A-1 Preferred Stock, par value $0.001 has a stated value of $1,000. Beginning on the date on which (i) the Company’s stockholders approve and the Company amends its Articles of Incorporation to increase in authorized Common Stock of the Company as and to the extent necessary to permit full issuance of the shares underlying the securities together with other Common Stock equivalents, and (ii) the Company’s stockholders approve the issuance of the securities as may be required by the rules of the NYSE American (such date, “Stockholder Approval Date”) and for a period ending two years thereafter, each share of Series A-1 will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series A-1 divided by the Series A-1 conversion price equal to the lower of (i) $4.00 per share and (ii) 80% of the of the average of the five trading day volume weighted average prices of the Company’s Common Stock as of the applicable conversion date, subject to a floor price of $1.25. Conversions of Series A-1 are subject to beneficial ownership limitations. The Stockholder Approval Date occurred on October 31, 2025.

Holders of Series A-1 are entitled to vote on an as-converted basis.

The holders of the Series A-1 are entitled to receive annual dividends equal to 12% of the stated value per share payable quarterly in arrears in cash or in shares of Common Stock at the election of the Company.

Two years after the issuance of the Series A-1, the Company shall have the option to redeem all or any portion of the Series A-1 then outstanding, at a price per share equal to the stated value plus any unpaid dividends, subject to the holders’ right to convert prior to such a redemption.

As of the filing date of this Prospectus, there were 800 shares of Series A-1 outstanding

Series B Preferred Stock

Each share of Series B Preferred Stock, par value $0.001 has a stated value of $100. Beginning on the Stockholder Approval Date and for a period ending two years thereafter, each share of Series B will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series B share divided by the Series B conversion price conversion price equal to the lower of (i) $6.00 per share and (ii) 80% of the of the average of the five trading day volume weighted average prices of the Company’s Common Stock as of the applicable conversion date, subject to a floor price of $1.25, and subject further to beneficial ownership limitations.

Except as otherwise required by applicable law, the Series B shall not have any voting rights and shall not be entitled to vote on any matters brought before the stockholders of the Company.

The holders of the Series B are entitled to receive annual dividends equal to 12% of the stated value per share payable quarterly in arrears in cash or in shares of Common Stock at the election of the Company.

Two years after the issuance of the Series B, the Company shall have the option to redeem all or any portion of the Series B then outstanding, at a price per share equal to the stated value plus any unpaid dividends, subject to the holders’ right to convert prior to such a redemption.

As of the date of this Prospectus, there were 126,704 shares of Series B outstanding

Series C Preferred Stock

Each share of Series C Preferred Stock, par value $0.001, has a stated value of $1,000. Beginning on the Stockholder Approval Date and for a period ending two years thereafter, each share of Series C will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series C share divided by the Series C conversion price of $3.00 per share, subject to beneficial ownership limitations.

The Series C is junior in rank to the Series A-1 and B, is convertible at a fixed conversion price of $3.00 per share beginning on the Stockholder Approval Date, does not have dividend or voting rights and is not redeemable.

As of the date of this Prospectus, there were 20,000 shares of Series C outstanding.

Series D Convertible Preferred Stock

There are 50,000 shares designated as Series D, par value $0.001 per share. Each share of Series D is convertible into 100 shares of Common Stock, subject to approval of NYSE American and of the Company’s stockholders pursuant to the rules of the NYSE American, and subject further to beneficial ownership limitations. The Series D when issued is entitled to vote with the Common Stock on an as-converted basis.

As of the date of this Prospectus, there were no shares of Series D outstanding.

Anti-Takeover Effects of Provisions of Nevada Law, Our Articles of Incorporation and By-Laws

Nevada law includes certain provisions, which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued Common Stock.

Options and Warrants

As of the date of this Prospectus, the Company had 213,879 options outstanding and 6,888,671 Warrants outstanding.

Listing

Our Common Stock trades on the NYSE American under the symbol “SBEV”.

Transfer Agent and Registrar

VStock Transfer is serving as our transfer agent and registrar. They are located at 18 Lafayette Pl, Woodmere, NY 11598.

THE SELLING STOCKHOLDER

This Prospectus relates to the possible resale from time to time by the Selling Stockholder of any or all shares of our Common Stock that have been or may be issued by us to the Selling Stockholder under the Purchase Agreement. Such shares of our Common Stock include (i) up to 9,652,434 Purchase Shares that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date under the Purchase Agreement; and (ii) up to 347,567 Commitment Shares which were issued and which may be issued to the Selling Stockholder in connection with related issuances and sales of Purchase Shares as consideration for the Selling Stockholder’s execution and delivery of the Purchase Agreement.

As used in this Prospectus, the term “Selling Stockholder” includes the Selling Stockholder listed in the table below, and its permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the Selling Stockholder’s interest in the shares of Common Stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale. This Prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

For additional information regarding the issuance of Common Stock covered by this prospectus, see the section entitled “The Purchase Agreement” above. We are registering the shares of Common Stock pursuant to the provisions of the Purchase Agreement and the Registration Rights Agreement in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth below under “Material Relationships with the Selling Stockholder”, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of October 15, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholder may offer under this Prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has voting and investment power. The percentage of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 2,773,106 shares of our Common Stock outstanding on October 15, 2025. Because the purchase price of the Common Stock issuable under the Purchase Agreement is determined on each Fixed Purchase Date, with respect to a Fixed Purchase, and on the applicable VWAP Purchase Date, with respect to a VWAP Purchase, the number of shares that may actually be sold by us to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered by this Prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this Prospectus.

We may amend or supplement this Prospectus from time to time in the future to update or change the Selling Stockholder list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholder’s method of distributing these securities.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number (1)	Percent (2)		Number (3)	Percent (4)
C/M Capital Master Fund, LP (5)	145,646	4.99%	10,000,000	670,854	4.99%

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Fixed Purchases or VWAP Purchases, as applicable, of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any of our Common Stock to the Selling Stockholder to the extent such shares, when aggregated with all other common stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder beneficial ownership of our Common Stock to exceed the Beneficial Ownership Limitation (as defined in the Purchase Agreement).

(2)	Applicable percentage ownership is based on 2,773,106 shares of our Common Stock outstanding as of December 16, 2025.

(3)	Assumes the sale of all shares being offered pursuant to this Prospectus. The shares owned after the Offering are reflected in the chart below. All of the notes and preferred stock contain 4.99% beneficial ownership limitations.

(4)	The number of shares outstanding after the Offering assumes the sale of all 10,000,000 shares.

(5)	Represents shares of Common Stock issuable upon conversion and exercise of convertible notes, convertible preferred stock and warrants, as applicable held by the following entities: (i) C/M, (ii) Cavalry Fund I LP, (iii) WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series, and (iv) AW Jones Company, subject in each case to a 4.99% beneficial ownership limitation. Thomas Walsh, a control person of C/M, has the power to acquire and dispose of the securities held by each of the entities referred to above. Thomas Walsh and Jonathan Juchno are the Managing Partners of C/M, and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by C/M. Each of Messrs. Walsh and Juchno disclaim any beneficial ownership of these shares. The business address of C/M is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131.

Material Relationships with the Selling Stockholder

C/M and its affiliates have entered into a number of investments in the Company’s securities over the past three years in addition to the Purchase Agreement, as reflected in the chart below.

9/29/2023 Issuance	Cavalry Fund I LP(1)	Number of Shares	WVP Emerging Manager Onshore Fund LLC – Structured Small Cap Lending Series (“WVP”) (1)	Number of Shares	A.W. Jones Company (1)	Number of Shares
Senior Convertible Note	$800,000	—	$250,000	—	$200,000	—
Common Stock	400,000	10,000	125,000	3,125	100,000	2,500
Warrant	400,000	10,000	125,000	3,125	100,000	2,500

5/1/2024 Issuance	Cavalry Fund I LP		WVP		AW Jones Company
Senior Convertible Note	$800,000	—	$250,000	—	$800,000	—
Common Stock	400,000	10,000	125,000	3,125	400,000	10,000
Warrant	2,000,000	50,000	625,000	15,625	2,000,000	50,000

8/22/2024 Issuance	Cavalry Fund I LP		WVP		AW Jones Company
Senior Convertible Note	$525,000	—	$75,000	—	—	—
Common Stock	262,500	—	37,500	—	—	—
÷40	6,562.50		937.50		—

6/10/2025 Issuance	C/M
Series A-1 Preferred Stock	75,000	—	—	—	—	—

6/25/2025 Exchange	Cavalry Fund I LP		WVP		AW Jones Company
Series B Preferred Stock	14,952	373.125	3,693	92.325	9,178	229.45

9/19/2025 Issuance	C/M		WVP
Issuance of Secured Original Issuance Discount Convertible Note	$1,250,000	—	$750,000	—	—	—

(1) Thomas Walsh, a control person of C/M, had and has the power to acquire and dispose of the securities held by each of the other entities referred to above.

On November 12, 2025, the Company borrowed a total of $500,000 from C/M and WVP and issued to such investors senior promissory notes in the total combined original principal amount of $588,235.30, representing a 15% original issue discount. These notes mature on February 12, 2026, and accrue interest at a rate of 6% beginning on the 30-day anniversary of the issuance date. The notes contain customary events of default, the occurrence of which would result in acceleration of the maturity date thereof.

The notes also provide that if the Company completes any public offering or private placement of its equity, equity-linked or debt securities, the holder may, in its sole discretion, elect to apply as purchase consideration for such transaction: (i) all, or any portion, of the then outstanding principal amount of the note and any accrued but unpaid interest, and (ii) any securities of the Company then held by the holder, at their fair value.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. Except for the litigation disclosed below, we are not currently a party to any legal or arbitration proceeding the outcome of which, if ‘determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business, operating results, cash flows, or financial condition.

On August 14, 2024, TapouT, LLC, (“TapouT”), filed a Complaint (the “Complaint”) against the Company in the Supreme Count of New York for New York County (the “Court”). The Complaint pertains to breach of a certain Licensing Agreement dated December 8, 2011, under which the Company became a successor in interest on July 1, 2013, pursuant to an amendment to the Licensing Agreement.

TapouT alleges that as a result of an unpaid invoice they had exercised their right pursuant to section 22 of the Licensing Agreement to terminate the Licensing Agreement. TapouT alleges that as a result of the aforementioned termination, pursuant to the Licensing Agreement, they are owed all unpaid fees and other amounts payable become immediately due. As a result, TapouT have brought two causes of action, the first being breach of contract for the unpaid invoice and the second for accounts stated for all unpaid fees and other amounts payable. TapouT, LLC is seeking $1,400,000 for termination of the Licensing Agreement. The Company does not view this as a reasonable amount given that the Company believes TapOut LLC did not fulfill their obligations pursuant the Licensing Agreement. The Company believes the case will be settled for a lower amount and has booked a legal reserve of $330,000 as the estimate for the potential liability.

On November 12, 2024, the Company filed a motion to compel mediation that is pending before the Court.

The Company intends to take all necessary steps to continue to vigorously defend against the action. The parties meet regularly on this matter in an attempt to settle the matter prior to the court date, but to date no settlement offer has been agreed upon.

 LEGAL MATTERS

The validity of the issuance of the securities offered by this Prospectus will be passed upon for us by Nason, Yeager, Gerson, Harris, & Fumero, P.A., Palm Beach Gardens, Florida.

EXPERTS

Rose, Snyder & Jacobs LLP, independent registered public accounting firm, has audited the consolidated financial statements of Splash Beverage Group, Inc. (the “Company”) as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, as set forth in their report included herein. The report of Rose, Snyder & Jacobs LLP contains an explanatory paragraph about the ability of the Company to continue as a going concern. The consolidated financial statements of the Company are included in this prospectus and elsewhere in this registration statement in reliance of Rose, Snyder & Jacobs LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information, with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Statements contained in or incorporated by reference into this Prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this Prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s Internet site. We make available, free of charge, on our website at www.splashbeveragegroup.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this Prospectus, and the reference to our website does not constitute incorporation by reference into this Prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this Prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC’s rules allow us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this Prospectus or previously incorporated by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the Registration Statement of which this Prospectus forms a part and prior to effectiveness of such Registration Statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this Prospectus and deemed to be part of this Prospectus from the date of the filing of such reports and documents.

We will provide to each person, including any beneficial owner, to whom a Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Splash at www.sec.gov/EDGAR. You may also access our reports and proxy statements free of charge at our website, www.splashbeveragegroup.com, which website is not incorporated into this Prospectus.

You may obtain a copy of any of our filings, at no cost, by contacting us at:

William Meissner, Splash Beverage Group, Inc., 1314 E Las Olas Blvd., Suite 221, Fort Lauderdale, Florida 33301; Telephone number (954) 745-5815.

Report of Independent Registered Public Accounting Firm (PCAOB ID: 468)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Splash Beverage Group, Inc.

Fort Lauderdale, Florida

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Splash Beverage Group, Inc. at December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit and a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

Evaluation of Intangible Assets for Impairment

Description of the Matter

As discussed in Note 2 to the consolidated financial statements, intangible assets are tested for impairment at least annually or when events or circumstances indicate the fair value of the asset may be below its carrying value. This analysis involves comparing events and circumstances such as general macroeconomic conditions, conditions specific to the industry and company specific factors. These fair value estimates are sensitive to significant assumptions and judgments, such as projections of operating expenditures, discount rates, and future levels of revenue.

The Company has experienced a decline in its reported amounts of Beverage revenue and the Beverage operating segment has experienced losses from operations for the past several years. These factors were considered a triggering event indicative of impairment, which resulted in an impairment assessment by management. Pursuant to current accounting guidance, management performed a quantitative analysis and concluded that its intangible assets were impaired and the Company recorded impairment charges of approximately $4.3 million during the year ended December 31, 2024. At December 31, 2024, the Company’s intangible asset balance was $0.

Auditing management’s annual impairment tests was complex because of the significant judgment required to evaluate management’s assumptions used to determine the fair value of the intangible assets.

How We Addressed the Matter in our Audit

Our audit procedures related to the evaluation of intangible assets for impairment included the following, among others:

1.	We evaluated managements significant accounting policies related to the impairment of intangible assets for reasonableness.

2.	We evaluated management’s assessment of the grouping of long-lived assets for which separately identifiable cash flows can be determined.

3.	With respect to the Company’s valuation of its intangible assets:

a.	We assessed the qualifications and competence of management

b.	We evaluated the methodologies used to determine the fair value of the Company’s intangible assets

c.	We reperformed management’s quantitative analysis to assess the impact of intangible asset impairment

4.	We assessed the adequacy of the Company’s disclosures regarding impairment assessments included in Note 2.

Rose, Snyder & Jacobs LLP

We have served as the Company’s auditor since 2023

Encino, CA

July 11, 2025

Splash Beverage Group, Inc.
Consolidated Balance Sheets
December 31, 2024 and December 31, 2023

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$15,346	$379,978
Accounts Receivable, net	396,855	890,631
Prepaid Expenses	364,087	220,320
Inventory	893,061	2,252,469
Other receivables	234,770	233,850
Total current assets	1,904,119	3,977,248

Non-current assets:
Deposit	48,922	49,446
Goodwill	—	256,823
Intangibles assets, net	—	4,459,309
Investment in Salt Tequila USA, LLC	250,000	250,000
Right of use assets	351,336	556,140
Property and equipment, net	204,808	349,802
Total non-current assets	855,066	5,921,520

Total assets	$2,759,185	$9,898,768

Liabilities and Stockholders’ Equity

Liabilities:
Current liabilities
Accounts payable and accrued expenses	$5,232,241	$4,444,286
Right of use liability, current portion	305,167	262,860
Related party notes payable	389,000	380,000
Notes payable, net of discounts	9,632,505	7,748,518
Shareholder advances	200,000	200,000
Accrued interest payable	3,610,329	1,714,646
Total current liabilities	19,369,242	14,750,310

Long-term liabilities :
Notes payable, net of discounts	1,971,095	457,656
Right of use liability, net of current portion	53,697	296,128
Total long-term liabilities	2,024,792	753,784

Total liabilities	$21,394,034	$15,504,094

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common Stock, $0.001 par, 7,500,000 shares authorized, 1,669,835 and 1,108,253 shares issued and outstanding, at December 31, 2024 and December 31, 2023, respectively	1,670	1,108
Additional paid in capital	137,114,578	127,744,932
Accumulated other comprehensive income	81,180	(16,583)
Accumulated deficit	(155,832,277)	(133,334,783)
Total stockholders’ equity	(18,634,849)	(5,605,326)

Total liabilities and stockholders’ equity	$2,759,185	$9,898,768

The share amounts above have been retroactively adjusted to reflect the 1 for 40 reverse stock split that took effect on March 27, 2025.

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2024 and December 31, 2023

	2024	2023
Net revenues	$4,155,208	$18,850,152
Cost of goods sold	(3,799,758)	(13,281,457)
Gross margin	355,450	5,568,695

Operating expenses:
Contracted services	928,377	1,402,572
Salary and wages	3,672,759	5,003,392
Non-cash share-based compensation	2,356,684	1,169,858
Other general and administrative	8,693,459	10,786,011
Sales and marketing	750,407	2,493,520
Total operating expenses	16,401,686	20,855,353

Loss from continuing operations	(16,046,236)	(15,286,658)

Other income/(expense):
Other Income/expense	(2,552)	(30,328)
Interest income	1,991	2,634
Interest expense	(3,702,611)	(1,856,777)
Legal reserve	(330,000)	—
Amortization of debt discount	(3,677,143)	(3,832,628)
Total other expense	(7,710,315)	(5,717,099)

Provision for income taxes	—	—

Net (loss) from continuing operations, net of tax	(23,756,551)	(21,003,757)

Net loss	$(23,756,551)	$(21,003,757)
Other comprehensive loss
Foreign currency translation gain (loss)	$97,763	$3,889

Total comprehensive loss	$(23,658,788)	$(20,999,868)

Loss per share - continuing operations
Basic and Diluted	(17.68)	(19.79)

Weighted average number of common shares outstanding - continuing operations
Basic and Diluted	1,338,428	1,061,241

The share amounts above have been retroactively adjusted to reflect the 1 for 40 reverse stock split that took effect on March 27, 2025.

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
For the Years ended December 31, 2024 and 2023

	Common stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Income	Deficit	(Deficit)
Balances at December 31, 2022	1,027,138	1,027	121,672,606	(20,472)	(112,331,026)	9,322,135

Note discount created from issuance of common stock and warrants on convertible instruments	56,875	57	4,588,193	—	—	4,588,250
Share based compensation	—	—	840,817	—	—	840,817
Conversion of notes payable to common stock	11,323	11	230,332	—	—	230,343
Issuance of common stock for services	12,917	13	412,984	—	—	412,997
Accumulated Comprehensive Income - Translation	—	—	—	3,889	—	3,889
Net loss	—	—	—	—	(21,003,757)	(21,003,757)
Balances at December 31, 2023	1,108,252	1,108	127,744,932	(16,583)	(133,334,783)	(5,605,326)

Balances at December 31, 2023	1,108,252	1,108	127,744,932	(16,583)	(133,334,783)	(5,605,326)

Adoption of ASU 2020-06	—	—	(2,191,103)	—	1,259,057	(932,046)
Stock based compensation	—	—	1,424,745	—	—	1,424,745
Issuance of common stock for convertible note	47,625	48	641,202	—		641,250
Issuance of warrants on convertible instruments	—	—	4,327,247	—	—	4,327,247
Issuance of common stock for services	55,458	55	721,634	—	—	721,689
Conversion of notes payable to common stock	458,500	459	4,445,921	—		4,446,380
Accumulated Comprehensive Income - Translation	—	—	—	97,763	—	97,763
Net loss				—	(23,756,551)	(23,756,551)
Balances at December 31, 2024	1,669,835	1,670	137,114,578	81,180	(155,832,277)	(18,634,849)

The accompanying notes are an integral part of these consolidated financial statements

Splash Beverage Group, Inc.
Consolidated Statements Cash Flows
For the Year Ended December 30, 2024 and 2023

	2024		2023

Net loss		$(23,756,551)	$(21,003,757)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		540,297	545,977
ROU assets, net		4,680	3,474
Amortization of debt discount		3,677,143	3,832,628
Loss from intangible impairment		4,324,064	—
Non-cash share based compensation		2,356,684	1,169,858
Changes in working capital items:
Accounts receivable, net		493,777	921,479
Inventory, net		1,359,408	1,468,838
Prepaid expenses and other current assets		(144,686)	238,241
Deposits		524	(157)
Accounts payable and accrued expenses		1,164,003	1,061,101
Accrued Interest payable		1,976,738	1,573,055
Net cash used in operating activities - continuing operations		(8,003,919)	(10,189,263)

Cash Flows from Investing Activities:
Capital Expenditures		(3,235)	(14,113)

Net cash used in investing activities -– continuing operations		(3,235)	(14,113)

Cash Flows from Financing Activities:
Cash advance (repayment) from shareholder		—	200,000
Related party cash advance		9,000	380,000
Proceeds from issuance of debt		9,545,300	6,610,681
Principal repayment of debt		(2,009,541)	(1,042,961)

Net cash provided by financing activities - continuing operations		7,544,759	6,147,720

Net cash effect of exchange rate changes on cash		97,763	3,889

Net Change in Cash and Cash Equivalents		(364,632)	(4,051,767)

Cash and Cash Equivalents, beginning of year		379,978	4,431,745

Cash and Cash Equivalents, end of year		$15,346	$379,978

Supplemental Disclosure of Cash Flow Information:
Cash paid for Interest		$795,022	$243,087

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Convertible notes payable and accrued interest converted to common stock (452,914 shares)	$		$230,000
Convertible notes payable and accrued interest converted to common stock (458,500 shares)		$4,428,040	$—

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 1 – Business Organization and Nature of Operations

Splash Beverage Group (“SBG” or “Splash”), formally Canfield Medical Supply, Inc. (“CMS”) was incorporated in the State of Ohio on September 3, 1992, and changed domicile to Colorado on April 18, 2012. CMS was in the business of home health services, primarily the selling of durable medical equipment and medical supplies to the public, nursing homes, hospitals and other end users.

On December 31, 2019, CMS entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SBG Acquisition Inc. (“Merger Sub”), a Nevada Corporation wholly owned by CMS, and Splash Beverage Group, Inc. a Nevada corporation (“Splash”) pursuant to which Merger Sub merged with and into Splash (the “Merger”) with Splash as the surviving company and a wholly-owned subsidiary of CMS. The Merger was consummated on March 31, 2020.

As the owners and management of Splash have voting and operating control of CMS following the Merger, the Merger transaction was accounted for as a reverse acquisition (that is with Splash as the acquiring entity), followed by a recapitalization.

As part of the recapitalization, previously issued shares of SBG preferred stock have been reflected as shares of common stock that were received in the Merger. These common shares have been retrospectively presented as outstanding for all periods.

Splash specializes in the manufacturing process, distribution, and sales & marketing of various beverages across multiple channels. Splash operates in both the non-alcoholic and alcoholic beverage segments. Additionally, Splash operates its own vertically integrated B-to-B and B-to-C E-commerce distribution platform called Qplash, further expanding its distribution abilities and visibility.

In July 2020 the Company filed a Certificate of Amendment of Articles of Incorporation of CMS with the Secretary of State of the State of Colorado, pursuant to which the Company changed its name from CMS. to Splash Beverage Group, Inc. On July 31, 2020, we received approval from FINRA to change the Company’s name from CMS to Splash Beverage Group, Inc. Our new ticker symbol is SBEV.

On December 24, 2020, SBG consummated an Asset Purchase Agreement (the “Copa APA”) with Copa DI Vino® Corporation (“CdV”), to purchase certain assets and assume certain liabilities that comprise the Copa DI Vino® business for a total purchase price of $5,980,000, payable in the combination of $2,000,000 in cash (“Cash Consideration”), $2,000,000 convertible promissory note (the “Convertible Note”) to Seller and a variable number of shares of the Company’s common stock based on a attainment of revenue hurdles. CdV is one of the leading producers of premium wine by the glass in the United States with its primary offices and facilities in The Dalles, Oregon.

On February 2021, Management initiated a plan to divest its CMS business. As a result, the assets and operations of CMS have been retrospectively reflected as discontinued operations. On November 12, 2021 the Company changed its state of Domicile from Colorado to Nevada.

In coordination with up listing to the NYSE on June 11, 2021 the Company consummated a 1.0 for 3.0 reverse stock split. All common stock shares stated herein have been adjusted to reflect the split.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of Splash and its wholly owned subsidiaries, Holdings and Splash Mex, and CdV. All intercompany balances have been eliminated in consolidation.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Our investment in Salt Tequila USA, LLC is accounted for at cost, as the company does not have the ability to exercise significant influence.

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

Certain reclassifications have been made to the prior period financial statements to conform to the current period classifications. These reclassifications had no impact on net loss.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

We consider all highly liquid securities with an original maturity of three months or less to be cash equivalents. We had no cash equivalents at December 31, 2024 or December 31, 2023.

Our cash in uninsured foreign bank accounts was $4,817 and $0 at December 31, 2024 and December 31, 2023, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with clients and other factors. We establish provisions for losses on accounts receivable on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions. At December 31, 2024 and December 31, 2023, our accounts receivable amounts are reflected net of allowances of $300,827 and $183,089 , respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value, accounted for using the weighted average cost method. The inventory balances at December 31, 2024 and December 31, 2023 consisted of raw materials, work-in-process, and finished goods held for distribution. The cost elements of inventory consist of purchase of products, transportation, and warehousing. We establish provisions for excess or inventory near expiration based on management’s estimates of forecast turnover of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecast amounts may result in recording additional provisions for excess or expired inventory in the future. Provisions for excess inventory are included in cost of goods sold and have historically been adequate to provide for losses on inventory. We manage inventory levels and purchase commitments in an effort to maximize utilization of inventory on hand and under commitments. The amount of our reserve was $621,178 and $290,524 at December 31, 2024 and December 31, 2023, respectively.

Property and Equipment

We record property and equipment at cost when purchased. Depreciation is recorded for property, equipment, and software using the straight-line method over the estimated economic useful lives of assets, which range from 3-20 years. Company management reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Depreciation expense totaled $148,229 and $153,908 for the years ended December 31, 2024 and 2023 respectively. Property and equipment consisted of the following:

	2024	2023
Auto	45,420	45,420
Machinery & equipment	1,165,313	1,160,578
Buildings & Tanks	233,323	233,323
Leasehold improvements	723,638	723,638
Computer Software	5,979	5,979
Office furniture & equipment	7,657	9,157
Total cost	2,181,330	2,178,095
Accumulated depreciation	(1,976,522)	(1,828,293)
Property, plant & equipment, net	204,808	349,802

Excise taxes

The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau (TTB). The Company also pays taxes to the State of Florida – Division of Alcoholic Beverages and Tobacco. The Company is liable for the taxes upon the removal of product from the Company’s warehouse on a per gallon basis. The federal tax rate is affected by a small winery tax credit provision which decreases based upon the number of gallons of wine production in a year rather than the quantity sold.

Fair Value of Financial Instruments

Financial Accounting Standards (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 -	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The liabilities and indebtedness presented on the consolidated financial statements approximate fair values at December 31, 2024 and December 31, 2023, consistent with recent negotiations of notes payable and due to the short duration of maturities.

Revenue Recognition

We recognize revenue under ASC 606, Revenue from Contracts with Customers (Topic 606). This guidance sets forth a five-step model which depicts the recognition of revenue in an amount that reflects what we expect to receive in exchange for the transfer of goods or services to customers.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

We recognize revenue when our performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control of our products is transferred upon delivery to the customer. Revenue is measured as the amount of consideration that we expect to receive in exchange for transferring goods and is presented net of provisions for customer returns and allowances. The amount of consideration we receive and revenue we recognize varies with changes in customer incentives we offer to our customers and their customers. Sales taxes and other similar taxes are excluded from revenue.

Distribution expenses to transport our products, and warehousing expense after manufacture are accounted for in Other General and Administrative cost.

Cost of Goods Sold

Cost of goods sold include the costs of products, packaging, transportation, warehousing, and costs associated with valuation allowances for expired, damaged or impaired inventory. The cost of transportation from production site to other 3rd party warehouses or customer is included in Other General and Administrative cost.

Other General and Administrative Expenses

Other General and Administrative expenses include Amazon selling fees, cost of transportation from production site to other 3rd party warehouses or customers, insurance cost, consulting cost, legal and audit fees, investor relations expenses, travel & entertainment expenses, occupancy cost and other cost.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718,”Compensation - Stock Compensation”. Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. We use the Black-Scholes option pricing model to determine the fair value of stock options. We early adopted ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which aligns accounting treatment for such awards to non-employees with the existing guidance on employee share-based compensation in ASC 718.

We measure stock-based awards at the grant-date fair value for employees, directors and consultants and recognize compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of our common stock, and for stock options and warrants, the expected life of the option and warrant, and expected stock price volatility and exercise price. We used the Black-Scholes option pricing model to value its stock-based awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The expected life of stock options/warrants were estimated using the “simplified method,” which calculates the expected term as the midpoint between the weighted average time to vesting and the contractual maturity, we have limited historical information to develop reasonable expectations about future exercise patterns. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, we use comparable public companies as a basis for its expected volatility to calculate the fair value of award. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the award. The estimation of the number of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Income Taxes

We use the liability method of accounting for income taxes as set forth in ASC 740,”Income Taxes”. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. We record a valuation allowance when it is not more likely than not that the deferred tax assets will be realized.

Company management assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.

For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. Company management has determined that there are no material uncertain tax positions at December 31, 2024 and December 31, 2023 . See note 13.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company’s convertible debt or preferred stock (if any), are not included in the computation if the effect would be anti-dilutive.

Weighted average number of shares outstanding excludes anti-dilutive common stock equivalents, including warrants to purchase shares of common stock and warrants granted by our Board that have not been exercised totaling 3,424,996.

Advertising

We conduct advertising for the promotion of our products. In accordance with ASC 720-35, advertising costs are charged to operations when incurred. We recorded advertising expense of $486,942 and $1,721,547 for the years ended December 30, 2024 and 2023, respectively.

Goodwill and other intangibles

Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired and is not subject to amortization. The Company reviews goodwill annually in the fourth quarter for impairment or when circumstances indicate carrying value may exceed the fair value. This evaluation is performed at the reporting unit level. If a qualitative assessment indicates that it is more likely than not that the fair value is less than carrying value, a quantitative analysis is completed using either the income or market approach, or a combination of both. The income approach estimates fair value based on expected discounted future cash flows, while the market approach uses comparable public companies and transactions to develop metrics to be applied to historical and expected future operating results.

At the time of acquisition, the Company estimates the fair value of the acquired identifiable intangible assets based upon the facts and circumstances related to the particular intangible asset. Inherent in such estimates are judgments and estimates of future revenue, profitability, cash flows and appropriate discount rates for any present value calculations. The Company preliminarily estimates the value of the acquired identifiable intangible assets and then finalizes the estimated fair values during the purchase allocation period, which does not extend beyond 12 months from the date of acquisition. The Company’s amortization expense for acquired identifiable intangible assets with finite useful lives was $392,068 for fiscal years 2024 and 2023.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

In accordance with ASC 350, Intangibles – Goodwill and Other, the Company performed an impairment test for its Brand Name, Customer Relationships and license. Based on this assessment, the Company determined that the carrying value of the intangible asset exceeded its fair value, resulting in an impairment loss of $4.3 million.

The impairment loss of $4.3 million was recorded in the statement of operations within Selling, General, and Administrative Expenses. This impairment was primarily driven by the decline in the Company’s sales and was calculated using the present value of future cash flows.

	December 31, 2024
	Gross Amount	Accumulated Amortization	Loss on Impairment	Net Carrying Value
Finite:

Goodwill	$256,823	—	$256,823	$0

Brands	$4,459,000	$1,189,071	$3,269,929	$0
Customer Relationships	957,000	255,200	701,800	$0
License	360,000	264,488	95,512	$0
Total Intangible Assets	$6,032,823	$1,708,759	$4,324,064	$0

Long-lived assets

The Company evaluates long-lived assets for impairment on an annual basis, when relocating or closing a facility, or when events or changes in circumstances may indicate the carrying amount of the asset group, generally an individual warehouse, may not be fully recoverable. For asset groups held and used, including warehouses to be relocated, the carrying value of the asset group is considered recoverable when the estimated future undiscounted cash flows generated from the use and eventual disposition of the asset group exceed the respective carrying value. In the event that the carrying value is not considered recoverable, an impairment loss is recognized for the asset group to be held and used equal to the excess of the carrying value above the estimated fair value of the asset group. For asset groups classified as held-for-sale (disposal group), the carrying value is compared to the disposal group’s fair value less costs to sell. The Company estimates fair value by obtaining market appraisals from third party brokers or using other valuation techniques.

Foreign Currency Gain/Losses

Foreign subsidiaries’ functional currency is the local currency of operations and the net assets of foreign operations are translated into U.S. dollars using current exchange rates. Gain or losses from these translation adjustments are included in the consolidated statement of operations and other comprehensive (loss) income as foreign currency translation gains or losses. Translation gains and losses that arise from the translation of net assets from functional currency to the reporting currency, as well as exchange gains and losses on intercompany balances, are included in Other Comprehensive Income. The Company incurred a foreign currency translation net gain during the year ended December 31, 2024 of $97,763 and a foreign currency translation net gain during the year ended December 31, 2023 of $3,889.

Recent Accounting Pronouncements

Adoption of FASB ASU 2020-06

In August 2020, the Financial Accounting Standards Board (FASB) issued ASU No. 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” ASU 2020-06 simplifies the accounting for convertible instruments and contracts by removing certain models that were previously required to be applied. The amendments are effective for the fiscal years beginning after December 15, 2023, with early adoption permitted. The Company adopted ASU 2020-06 effective January 1, 2024 and has removed the effects of any embedded conversion features from certain of our convertible instruments as of that date.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 3 – Liquidity, Capital Resources and Going Concern Considerations

During 2024, the Company received $9.5 million from issuance of debt.

The Company’s consolidated financial statements have been prepared on the basis of US GAAP for a going concern, on the premise that the Company is able to meet its obligations as they come due in the normal course of business. The Company sustained a net loss of approximately $22.9 million and negative cash flows from operating activities of approximately $0.37 million for the year ended December 31, 2024. To date the Company has generated cash flows from issuances of equity and indebtedness.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of July 11, 2025, the Company has incurred significant losses from operations and has experienced negative cash flows from operating activities. Additionally, the Company’s current liabilities exceed its current assets, and it has a working capital deficit.

Management’s plans in regard to these matters include actions to sustain the Company’s operations, such as seeking additional funding to meet its obligations and implement its business plan. However, there is no assurance that the Company will be successful in implementing its plans or in raising additional funds. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to continue as a going concern, adjustments would be necessary to the carrying values of its assets and liabilities and the reported amounts of revenues and expenses could be materially affected.

Note 4 – Notes Payable, Related Party Notes Payable, and Revenue Financing Arrangements

Notes payable are generally nonrecourse and secured by all Company owned assets.

	Interest Rate	December 31, 2024	December 31, 2023
Notes Payable and Convertible Notes Payable

In December 2020, the Company entered into a 56- month loan with a company in the amount of $1,578,237. The loan requires payments of 3.75% through November 2022 and 4.00% through September 2025 of the previous month’s revenue. Note is due September 2025. Note is guaranteed by a related party see note 7.	Variable	$195,927	371,693

In April 2021, the Company entered into a six-month loan with an individual in the amount of $84,000. The loan had an original maturity of October 2021 with principal and interest due at maturity. The loan was extended to April 2025.	7%	168,000	168,000

In May 2021, the Company entered into a six-month loan with two individuals totaling $60,000. The loan had an original maturity of October 2021 with principal and interest due at maturity. The loan was extended to April 2025.	7%	60,000	60,000

In August 2022, the Company entered into a 56-months auto loan in the amount of $45,420.	2.35%	23,372	32,996

In December 2022, the Company entered into various eighteen-month loans with individuals totaling in the amount of $3,000,000. The notes included 100% warrant coverage. One note $400,000 was converted. The remaining loans were extended to June 2025 with principal and interest due at maturity with conversion price of $1.00 per share.	12%	2,600,000	3,000,000

In December 2022, the Company entered into an eighteen-month loan with an individual in the amount of $1,000,000. The notes included 100% warrant coverage. The loans matured in June 2024 and was in default	12%	1,000,000	1,000,000

In February 2023, the Company entered into a twelve-month loan with an entity in the amount of $2,000,000. The convertible note included the issuance of 1,500,000 shares of common stock. The loan matured in February 2024 with conversion price of $0.85 per share and is non-interest bearing. The loan was extended to May, 2024. As of June 2024, the loan was fully converted.	—%	$—	$1,769,656

In May 2023, the Company entered into various eighteen-month loans with individuals totaling in the amount of $800,000. The notes included 50% warrant coverage. The loans mature in November 2024 with principal and interest due at maturity with conversion price of $1.00 per share. The loans were extended to May 2025.	12%	800,000	800,000

In June 2023, the Company entered into various eighteen-month loans with individuals totaling in the amount of $350,000. The notes included 50% warrant coverage. The loans mature in May 2025 with principal and interest due at maturity with conversion price of $1.00 per share, one of the loans was converted in December 2024.	12%	100,000	350,000

In July 2023, the Company entered into a twelve-month loan with an individual in the amount of $750,000. The note included 50% warrant coverage. The loan matures in July 2024 with principal and interest due at maturity with conversion price of $1.00 per share. The loan was fully converted in September 2024.	12%	—	750,000

In July 2023, the Company entered into a twelve-month loan with an individual in the amount of $100,000. The note included 50% warrant coverage. The loan originally matures in June 2024 with principal and interest due at maturity with conversion price of $1.00 per share. The loan was extended to June 2025.	12%	$100,000	$100,000

In August 2023, the Company entered into a twelve-month loan with an individual in the amount of $300,000. The convertible note included the issuance of 150,000 shares of common stocks. The loan matures in August 2024 with principal due at maturity with conversion price of $0.85 per share and is non-interest bearing. Partial of the note was converted into common stock.	—%	43,000	300,000

In October 2023, the Company entered into a three-month loan with an individual in the amount of $500,000. The loan matures in January 2024 with principal and interest due at maturity. The loan was extended to February 2025	10%	500,000	500,000

In October 2023, the Company entered into a loan with an individual in the amount of $196,725 The loan matures in March 2024. Note is guaranteed by a related party. As of March 2024, the loan was fully paid off.	—%	—	91,785

In October 2023, the Company entered into a loan with an individual in the amount of $130,000. The loan requires payment of 17% of daily Shopify sales.	—%	66,278	88,431

In October 2023, the Company entered into a eighteen-month loan with individuals totaling in the amount of $1,250,000. The note included 100% warrant coverage. The loan matures in April 2025 with principal and interest due at maturity with conversion price of $1.00 per share. Partial principal and 1st year interest were converted in September 2024 and December 2024. The loan was fully converted in January 2025	12%	$1,143,449	$1,250,000

In December 2023, the Company entered into a 2.5-month loan with an individual in the amount of $450,000. The loan had a maturity of March 2024 with principal and interest due at maturity. The loan was extended to February 2025. The loan was fully converted in Decembre 2024.	10%	—	450,000

In January 2024, the Company entered into a 18-month loan with an individual in the amount of $250,000. The note included 100% warrant coverage. The loan had a maturity of July 2025 with principal and interest due at maturity with conversion price of $0.50 per share.	12%	250,000	—

In February 2024, the Company entered into a 18-month loan with an individual in the amount of $150,000. The note included 100% warrant coverage. The loan had a maturity of August 2025 with principal and interest due at maturity with conversion price of $0.40 per share.	12%	150,000	—

In February 2024, the Company entered into a 6-month loan with an individual in the amount of $315,000. The note included 60% warrant coverage. The loan had a maturity of August 2024 with principal and interest due at maturity with conversion price of $0.38 per share. This was extended to July 2025.	12%	$315,000	$—

In February 2024, the Company entered into a 18-month loan with an entity in the amount of $250,000. The note included 100% warrant coverage. The loan matures in August 2025 with principal and interest due at maturity with conversion price of $0.46 per share	12%	250,000	—

In April 2024, the Company entered into a commercial financing agreement in the amount of $815,000 and will be paid weekly until the loan is paid in full. The loan was in default.	—%	357,127	—

In May 2024, the Company entered into an eighteen-month loan with individuals totaling in the amount of $1,850,000. The note included warrant coverage . The loan matures in November 2026 with principal and interest due at maturity with conversion price of $0.40 per share	12%	1,850,000	—

In June 2024, the Company entered into a revenue purchase agreement in the amount of $250,000. 4% of revenue will be paid weekly until the loan is paid in full. Note is guaranteed by a related party	—%	181,341	—

In July 2024, the Company entered into a revenue purchase agreement in the amount of $178,250. The loan matures in May 2025. The loan was fully converted in January 2025.	22%	91,999	—

In July 2024, the Company entered into a revenue purchase agreement in the amount of $120,750. The loan matures in April, 2025. The loan was fully converted in January 2025	22%	$120,750	$—

In August 2024, the Company entered into a 5-year loan with individuals totaling in the amount of $500,000. The loan matures in September 2029 with principal and interest due at maturity with conversion price of $0.35 per share	9%	500,000	—

In August 2024, the Company entered into a eighteen-month loan with individuals totaling in the amount of $1,500,000. The loan matures in February 2026 with principal and interest due at maturity with conversion price of $0.38 per share.	12%	1,500,000	—

In September 2024, we entered into a merchant cash advance agreement in the amount of $325,000 to be paid weekly until the loan is paid in full.	—%	82,261	—

In September 2024, the Company entered into an agreement with individuals totaling in the amount of $590,000, there is no maturity date or interest, convertible into common stock at 25% discount to VWAP, proceeds to be used for acquisitions	—%	590,000	—

In October 2024, the Company entered into an agreement with individuals totaling in the amount of $950,000 there is no maturity date or interest, convertible into common stock at 25% discount to VWAP, proceeds to be used for acquisitions	—%	950,000	—

In November 2024, we entered into a merchant cash advance agreement in the amount of $340,000 to be paid weekly until the loan is paid in full.	—%	311,713	—

In December 2024, we entered into a merchant cash advance agreement in the amount of $111,300 to be paid weekly until the loan is paid in full. Note is guaranteed by a related party	—%	$111,300	$—

In December 2024, the Company entered into a twelve-month loan with an individual in the amount of $500,000. The loan matures in December 2025 with principal and interest due at maturity.	12%	225,000	—

	Total notes payable	$14,635,113	$11,082,561

	Less notes discount	(3,031,513)	(2,876,387)
	Less current portion	(9,632,505)	(7,748,518)

	Long-term notes payable	$1,971,095	$457,656

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Shareholder Notes Payable, and Revenue Financing Arrangements, continued

Interest expense on notes payable was $3,702,611 and $1,856,777 for the years ended December 31, 2024 and 2023, respectively. Accrued interest was $3,610,329, and $1,714,646 at December 31, 2024 and December 31, 2023, respectively. The Company’s effective interest rate was 20.53% for the year ended December 31, 2024.

The Company’s convertible note balances are convertible into 505,257 and 278,187 shares of common stock for the years ended December 31, 2024 and 2023. These amounts are reflective of the 1 for 40 reverse split.

As of December 31, 2024, and December 31, 2023, the balance of the unamortized debt discount was $3,677,143 and 28,474,946 respectively. The Company adopted ASU 2020-06 on January 1, 2024, which resulted in the reversal of the original beneficial conversion feature (BCF) amount to additional paid in capital for $2,191,103, reversal of the unamortized debt discount related to the beneficial conversion feature (BCF) for $932,047 with the balance being recorded through retained earnings for $1,259,056.

Notes discount of $3,251,106 and $3,832,628 for the year ending December 31, 2024 and 2023 respectively is related to the discounted warrants and common shares issued in connection with the notes.

In June 2025, the Company exchanged approximately $12.67 million of outstanding promissory notes for newly issued preferred equity. The Company is undertaking these transactions to exchange debt for equity as part of its effort to regain compliance with the shareholder equity requirements of the NYSE American. By exchanging debt for equity, the Company enhances balance sheet, reduces interest expense, and improves shareholder equity position in furtherance of its goal of complying with exchange requirements. The exchange was the result of an agreement between note holders and the company. The Company is still assessing the accounting impacts of these exchanges.

	Interest Rate	December 31, 2024	December 31, 2023
Shareholder Notes Payable

In April 2024, revised Feb 2023 shareholder advance in the amount of $200,000. The annual interest rate is 12% with a conversion price of $0.35 per share. The revised note included 571,429 share of warrant coverage. The loan matures in July 2025 with interest due semiannually.	12%	200,000	200,000

	Less current portion	(200,000)	(200,000)

	Long-term notes payable	$—	$—

Interest expense on related party notes payable was $24,000 and $20,400 for the years ended December 31, 2024 and 2023, respectively.

As of December 31, 2024, the Company’s convertible note balances are convertible into 553,631 shares of common stock

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 5 – Licensing Agreement and Royalty Payable

The Company had a licensing agreement with ABG TapouT, LLC (“TapouT”), providing the Company with licensing rights to the brand “TapouT” (i)energy drinks, (ii) energy bars, (iii) coconut water, (iv) electrolyte gum/chews, (v) energy shakes, (vi) powdered drink mix, (viii) water (including enhanced water), (vii) energy shots, (viii) teas, and (ix) sports drinks sold in the North America (including US Territories and Military Bases), United Kingdom, Brazil, South Africa, Australia, Scandinavia, Peru, Colombia, Chile and Guatemala. The Company was required to pay a 6% royalty on net sales, as defined, and are required to make minimum monthly payments of $55,000 in 2024 and 2023. The licensing agreement between TapouT LLC and the Company was terminated during Q1 2024. The parties are engaged in active and constructive settlement discussions pursuant to the terms of the agreement’s termination provisions. The Company anticipates that any final settlement will not exceed the amounts already recorded in its legal reserve and accrued accounts payable.

The Company has accrued guaranteed minimum royalty payments $55,000 for the year ended in December 2024. The royalty expense $55,000 is included in general and administrative expenses. The licensing agreement between TapouT LLC and the Company has been terminated. The parties are engaged in active and constructive settlement discussions pursuant to the terms of the agreement’s termination provisions. The Company anticipates that any final settlement will not exceed the amounts already recorded in its legal reserve and accrued accounts payable. The Company has reserved $330,000 that is included in legal reserve in the condensed consolidated statement of operations and comprehensive loss.

In connection with the Copa Asset Purchase Agreement, we acquired the license to certain patents from 1/4 Vin SARL (“1/4 Vin”) On February 16, 2018, the Copa DI Vino® entered into three separate license agreements with 1/4 Vin SARL, (1/4 Vin). 1/4 Vin has the right to license certain patents and patent applications relating to inventions, systems, and methods used in the Company’s manufacturing process. In exchange for notes payable, 1/4 Vin granted the Company a nonexclusive, royalty-bearing, non-assignable, nontransferable, terminable license which would continue until the subject equipment is no longer in service or the patents expire.

Note 6 – Stockholders’ Equity

Common Stock

The Company underwent a 1 for 40 reverse split of its common stock on March 27, 2025. All share amounts and per share amounts are retroactively adjusted to reflect the effect of the reverse split.

On September 29, 2023, the Company entered into a securities purchase agreement with certain accredited investors. Pursuant to such agreements, the Company sold: (i) senior convertible notes in the aggregate original principal amount of $1,250,000, convertible into up to 36,765 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), subject to adjustments as provided in the Notes, (ii) 15,625 shares of Common Stock (the “Commitment Shares”), (ii) warrants to acquire up to an aggregate of 31,250 additional shares of Common Stock (the “Warrants”) at an exercise price of $34.0 per Warrant Share.

On May 1, 2024, the Company entered into a securities purchase agreement with certain accredited investors. Pursuant to such agreements, the Company sold: (i) senior convertible notes in the aggregate original principal amount of $1,850,000, convertible into up to 115,625 shares of Common Stock, subject to adjustments as provided in the Notes, (ii) 23,125 shares of Common Stock (the “Commitment Shares”), (ii) warrants to initially acquire up to an aggregate of 115,625 additional shares of Common Stock (the “Warrants”) at an exercise price of $34.0 per Warrant Share.

During the year ended December 31, 2024, the Company granted share-based awards to certain consultants totaling 48,958 shares of common stock at a weighted average price of $9.60, 16,250 shares for extension of note, 466,000 shares on conversion of convertible instruments, 23,125 shares on debt discount and 7,250 shares for non-cash compensation.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Stockholders’ Equity, continued

A convertible promissory note was issued to shareholder on April 15, 2024 for $200,000 at 12% with conversion price of $14.0 per share. The note included 14,286 share of warrant coverage. The loan matures in July 2025 with principal and interest due semi-annually. Accrued interest of $27,370 was paid prior to August 15, 2024.

Preferred Stock

As of the date of this filing, the Company has issued four series of preferred stock: Series A, A-1, B, and C, each with distinct rights and preferences as outlined below. Note agreements were amended to be exchanged for Preferred B and the impact of those amendments is subject to further review.

Voting Rights

●	Series A carries 25,000 votes per share but is limited solely to voting on the authorization of additional shares. It has no other voting rights. Series A is expected to be retired following the special meeting.
●	Series A-1 carries 231 votes per share.
●	Series B and Series C do not carry any voting rights.

Dividends

●	Series A does not accrue dividends.
●	Series A-1 and Series B carry a fixed 12% annual dividend, payable quarterly in arrears, in either cash or payment-in-kind (PIK) at the Company’s discretion. These dividends are mandatory and take priority over any dividends on common stock, regardless of whether common stock dividends are declared.
●	Series C does not accrue dividends.

Conversion into Common Stock

●	Series A is not convertible.
●	Series A-1 is convertible into common stock at 80% of the VWAP, subject to a floor of $1.25 and a ceiling of $4.00. A-1 is convertible into a range of 162,500 to 520,000 common shares.
●	Series B is also convertible at 80% of the VWAP, with a floor of $1.25 and a ceiling of $6.00, and is convertible into a range of 2,118,333 to 10,168,000 common shares.
●	Series C is convertible at a fixed price of $3.00, resulting in the potential issuance of 6,666,667 common shares upon conversion.

Redemption – at the sole discretion of the Company.

●	Series A is redeemable by the Company after the special meeting for $1,000.
●	Series A-1 and Series B are redeemable by the Company after two years from the date of issuance, for $650,000 and $12,700,000, respectively.
●	Series C is not redeemable.

Seniority

●	Series B is the most senior class (Seniority Level 1).
●	Series A-1 ranks junior to Series B (Seniority Level 2).
●	Series C is the most junior class (Seniority Level 3).
●	Series A is a governance-related instrument and does not participate in liquidation or dividend preferences.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Stockholders’ Equity, continued

Stock Plans

A summary of the Company’s stock option plan and changes during the year ended is as follows:

Plan Category	No. of Shares to be Issued Upon Exercise or Vesting of Outstanding Stock Options	Weighted Average Exercise Price of Outstanding Stock Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities
Equity compensation plan approved by board of directors	216,212	29.60	44,534

Total	216,212	29.60	44,534

Please

In July 2020, the Board adopted the 2020 Stock Incentive Plan (the “2020 Plan”), which provides for the grant of Options, Restricted Stock Awards, Stock Appreciation Rights, Performance Units and Performance Bonuses to consultants and eligible recipients. The total number of shares that may be issued under the 2020 plan was 42,146 at the time the 2020 plan was adopted as of December 31, 2024.

The 2020 Plan has an “evergreen” feature, which provides for the annual increase in the number of shares issuable under the plan by an amount equal to 5% of the number of issued and outstanding common shares at year end, unless otherwise adjusted by the board. At January 1, 2023 and 2024, the number of shares issuable under the 2020 plan increased by 51,357 and 74,607 shares, respectively.

In October 2023, the shareholders voted to increase the number of shares issuable under the Plan to 7.5%.

At December 31, 2024 the number of shares authorized under the 2020 plan is 44,534.

The following is a summary of the Company’s stock option activity:

Options	2024		2023
	Stock options	Weighted average	Stock options	Weighted average
Balance – January 01	106,475	$45.04	28,775	$44.80

Granted	112,125	14.80	86,025	45.20
Exercises	—	—	—	—
Cancelled	2,388	30.8	8,325	45.2

Balance – December	216,212	$29.60	106,475	$45.20

Exercisable - December 31	176,520	$32.40	97,770	$44.80

* These prices are reflective of the price modification made on April 24, 2023.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Stockholders’ Equity, continued

During 2023, the Company granted 84,400 options to employees and directors at weighted average strike price of $45.20, weighted average expected life of 6.0 years, weighted average volatility of 264.3%, weighted average risk-free rate of 3.6% and no dividend. On April 24, 2023, the Company modified the price of 103,350 options to $44.8 from a weighted average price of $102.40. The options have a weighted average expected life of 6.3 years, weighted average volatility of 266.7%, weighted average risk-free rate of 3.6% and no dividend. Following ASC Topic 718 the Company recognized an incremental expense from the modification of the option pricing resulting in an expense of $7,348 that was reflected during 2023.

The Company determined the grant date fair value of the options granted using the Black Scholes Method using the following assumptions:

	December 31, 2024	December 31, 2023
Risk-free interest rates	4.64%	3.84%
Exercise price	$13.20 – 21.60	$22.00
Expected life	5 years	5 years
Expected volatility	227% - 256%	228.34%
Expected dividends	—	—

The fair value of stock options granted in 2024 has been measured at 112,125 shares using the Black-Scholes option pricing model with the following assumptions: exercise price $13.2 to $21.60, expected life 5 to 10 years, expected volatility 254%, expected dividends 0%, risk free rate 4.64%.

During the year ended December 31, 2024, the fair value of options granted amounted to $1,646,200. As of December 31, 2024, the intrinsic value of stock options outstanding and exercisable was $0. Stock compensation expense for the years ended December 31, 2024 and 2023 was $1,411,883 and $840,817, respectively.

At December 31, 2024, there was approximately $300,000 unrecognized compensation costs related to stock options which will be recognized over the weighted average remaining years of 0.84.

The following is a summary of the Company’s Warrant activity and reflects the 1 for 40 reverse split.

Warrants	December 31, 2024		December 31, 2023
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Balance – beginning of the year	354,502	$62.76	358,597	$74.00

Granted	287,086	20.80	56,250	23.20
Exercises	—	—	1,703	87.60
Cancelled	—	—	58,642	92.80

Balance - end of the year	641,588	$43.79	354,502	$62.76

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Stockholders’ Equity, continued

The fair value of warrants recognized in the period has been estimated using the Black-Scholes option pricing model with the following assumptions.

	December 31, 2024	December 31, 2023
Risk-free interest rates	4.64%	3.84%
Exercise price	$10.0 – 34.0	$22.0
Expected life	5 years	5 years
Expected volatility	254%	254%
Expected dividends	—	—

Note 7 – Related Parties

During the normal course of business, the Company incurred expenses related to services provided by the CEO or Company expenses paid by the CEO, resulting in related party payables. In conjunction with the acquisition of Copa di Vino, the Company also entered into a Revenue Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Decathlon Alpha IV, L.P. (the “Lender”). The Note Payable to Decathlon with a balance of $1,995,950 at December 31, 2024 and $1,361,395 at December 31, 2023.

There were related party advances from our chief executive officer in the amount of approximately $0.4 million outstanding as of December 31, 2024 and approximately $0.4 million as of December 31, 2023. This amount includes a shareholder note payable in the amount of $0.2 million outstanding as of December 31, 2024. The annual interest rate of the note is 12% with a conversion price of $14.0 per share. The note includes 14,285 shares of warrant coverage.

Note 8 – Investment in Salt Tequila USA, LLC

The Company has a marketing and distribution agreement with SALT in Mexico for the manufacturing of our Tequila product line.

The Company has a 22.5% percentage interest in SALT Tequila USA, LLC (“SALT”), and has the right to increase its ownership to 37.5%. This investment is accounted for at cost as the Company does not have the ability to exercise significant influence over SALT Tequila USA, LLC.

Note 9 – Lease

The Company has various operating lease agreements primarily related to real estate and office space. The Company’s real estate leases represent a majority of the lease liability. Lease payments are mainly fixed. Any variable lease payments, including utilities, and common area maintenance are expensed during the period incurred. Variable lease costs were immaterial for the year ended December 31, 2024 and 2023. A majority of the real estate leases include options to extend the lease. Management reviews all options to extend at the inception of the lease and account for these options when they are reasonably certain of being exercised.

Operating lease expense is recognized on a straight-line basis over the lease term and is included in operating expense on the Company’s condensed consolidated statement of operations and comprehensive loss. Operating lease cost was $360,409 and $363,890 during the twelve-month period ended December 31, 2024 and 2023, respectively.

The following table sets for the maturities of our operating lease liabilities and reconciles the respective undiscounted payments to the operating lease liabilities in the consolidated balance sheet at December 31, 2024

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 9 – Lease, continued

Undiscounted Future Minimum Lease Payments	Operating Lease

2025	$318,219
2026	52,703
2027	2,976
Total	373,898
Amount representing imputed interest	(15,034)
Total operating lease liability	358,864
Current portion of operating lease liability	(305,167)
Operating lease liability, non-current	$53,697

The table below presents information for lease costs related to our operating leases at December 31, 2024:

Operating lease cost:
Amortization of leased assets	$337,228
Interest of lease liabilities	23,181
Total operating lease cost	$360,409

The table below presents lease- related terms and discount rates at December 31, 2024:

Remaining term on leases	25 months
Incremental borrowing rate	5.0%

Note 10 – Segment Reporting

We have two reportable operating segments: (1) the manufacture and distribution of non-alcoholic and alcoholic beverages, and (2) the retail sale of beverages and groceries online. These operating segments are managed separately and each segment’s major customers have different characteristics. Segment Reporting is evaluated by our chief operating decision maker, which continues to be our chief executive officer.

Revenue	For the Year Ended, December 31, 2024	For the Year Ended, December 31, 2023
Splash Beverage Group	$3,509,058	$5,072,479
E-Commerce	646,150	13,777,673

Total Revenues,	$4,155,208	$18,850,152

Segment operating loss:	2024	2023
Splash Beverage Group	$(14,742,528)	$(13,669,371)
E-Commerce	(1,303,708)	(1,617,287)

Total segment operating loss	$(16,046,236)	$(15,286,658)

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 10 – Segment Reporting, continued

Reconciliation of segment loss to corporate loss:	2024	2023
Other income/expense	$(2,552)	$(30,328)
Amortization of debt discount	(3,677,143)	(3,832,628)
Interest income & expense	(3,700,620)	(1,854,143)
Legal reserve	(330,000)	—

Loss before income tax	$(23,756,551)	$(21,003,757)

Total Assets	December 31, 2024	December 31, 2023
Splash Beverage Group	$2,610,207	$9,188,213
E-Commerce	148,978	710,555

Total Assets	$2,759,185	$9,898,768

Splash Beverage Group revenue decreased for the year ending December 31, 2024 versus December 31, 2023 by $1.6 million or 30% with the main contribution from the decrease in revenue coming from TapouT and Pulpoloco. The contribution after marketing expenses increased by $1.2 million for the year ending December 31, 2024 versus December 31, 2023 due to decreased sales partially offset by cost decreases and marketing expense.

E-Commerce revenue decreased for the year ending December 31, 2024 versus December 31, 2023 by $8.9 million driven by low inventory. Contribution after Marketing expenses declined by $4.8 million due to decrease in sales.

Note 11 – Commitment and Contingencies

The Company is a party to asserted claims and are subject to regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

On June 5, 2024, the Company received notification from the NYSE American LLC (“NYSE American”) indicating that it is not in compliance with the NYSE American’s continued listing standards under Section 1003(a)(iii) of the NYSE American Company Guide (the “Company Guide”), requiring a listed company to have stockholders’ equity of $6 million or more if the listed company has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The Company is now subject to the procedures and requirements of Section 1009 of the Company Guide. If the Company is not in compliance with the continued listing standards by April 6, 2025 or if the Company does not make progress consistent with the Plan during the plan period, the NYSE American may commence delisting procedures.

The licensing agreement between TapouT LLC and the Company was terminated in Q1 2024. The parties are engaged in active and constructive settlement discussions pursuant to the terms of the agreement’s termination provisions. Based on the settlement discussions, the Company anticipates that any final settlement will not exceed the amounts already recorded in its legal reserve and accrued accounts payable.

Note 12 – Tax Provision

The Company has evaluated the positive and negative evidence in assessing the realizability of its deferred tax assets. This assessment included the evaluation of scheduled reversals of deferred tax liabilities, estimates of projected future taxable income and tax planning strategies to determine which deferred tax assets are more likely than not to be realized in the future. Due to uncertainty about the Company’s ability to utilize its deferred tax assets, the Company has recorded a full valuation allowance against its deferred tax assets.

At December 31, 2024, the Company’s net operating loss carryforward for Federal income tax purposes was $99,567,157, which will be available to offset future taxable income. If not used, these carry forwards will begin to expire in 2032, except for the net operating losses generated January 1, 2018 and after, which amounted to $76,541,071, which can be carried forward indefinitely.

There was no income tax expense or benefit for the years ended December 31, 2024 and 2023 due to the full valuation allowance recorded.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 12 – Tax Provision, continued

The reconciliation of the income tax benefit is computed at the U.S. federal statutory rate as follows:

	2024	2023

Federal Statutory Tax Rate	21.00%	21.00%
Permanent Differences	(1.57)%	(0.89)%
Change in Valuation Allowance	(19.43)%	(20.11)%
Net deferred tax asset	—	—

The tax effects of temporary differences which give rise to the significant portions of deferred tax assets or liabilities at December 31 are as follows:

	2024	2023
Deferred Tax Assets:
Net Operating Losses	$31,444,821	$27,606,474
Accrued Interest/Interest Expense Limitation	2,251,164	1,518,618
Total deferred tax assets	33,695,985	29,125,092

Deferred Tax Liabilities:
Depreciation	(145,467)	(120,502)
Total deferred tax liabilities	(145,467)	(120,502)

Less: Valuation allowance	(33,550,518)	(29,004,590)
Total Net Deferred Tax Assets	$—	$—

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The open tax years subject to examination with respect to the Company’s operations are 2015 through 2024.

Note 13 – Subsequent Events

In January 2025, the Company entered into a convertible promissory note with a loan company in the amount of $163,000. The note has a six-month term, accrues interest at 12% and is convertible into shares of common stock of the Company with a discount rate of 35% of Market price.

In January 2025, the Company issued a 10-month promissory note in the amount of $150,650, that accrues interest at 12% and is convertible into shares of common stock at a 25% discount to the current market price.

In January 2025, the Company entered into a twelve-month loan with individuals totaling in the amount of $350,000. The note included warrant coverage of 35,000 5-year warrants with a $10 exercise price. The loan matures in January 2026 with principal and interest due at maturity with conversion price of $10.0 per share

In January 2025, the Company entered into an eighteen-month loan with individuals totaling $381,000. The note included warrant coverage of 38,100 5-year warrants with a $10 exercise price. The loan matures in June 2026 with principal and interest due at maturity with conversion price of $10 per share

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 13 – Subsequent Events, continued

On March 27, 2025, the Company implemented a 1.0 for 40.0 reverse stock split. All common stock shares, warrants, and conversion prices stated herein have been adjusted to reflect the split. The purpose of this reverse split was to maintain the Company’s listing on the NYSE American.

In April 2025, the Company issued a 5-year promissory note in the amount of 200,000, it accrues interest at 15%, and is convertible into shares of common stock at $1.25. The note also received 125,000 5-year warrants exercisable at $2.00, and 83,334 5-year warrants exercisable at $3.00.

In May 2025, the Company issued 650 shares of Series A-1 Preferred Stock in exchange for approximately $650,000. Series A-1 shares are convertible into common stock, subject to shareholder approval, and further discussed in Note 6. Investors of A-1 Shares also received 162,500 1-year A Warrants exercisable into common stock at 80% of 5-day VWAP, and 162,500 5-year B Warrants exercisable into common stock at $4.00. The accounting treatment of this transaction is subject to further review and may be adjusted in the future.

In June 2025, the Company issued 1000 shares of Preferred A Stock. Preferred A is super voting preferred, not convertible into common stock, and further discussed in Note 6.

In June 2025, the Company issued 126,710 shares of Series B Preferred Stock in exchange for approximately $12.7 million in previously outstanding convertible notes. The Series B shares are convertible into common stock, subject to shareholder approval and further discussed in Note 6. The accounting treatment of this transaction is subject to further review and may be adjusted in the future.

In June 2025, the Company acquired certain assets, including all contractual water rights to the aquifer located in Garabito, Puntarenas, Costa Rica. The Company issued 20,000 shares of Series C Preferred Stock as consideration, at an initial stated value of $1000 per share. Management determined that the transaction is an asset acquisition under ASC 805, as substantially all of the fair value is concentrated in a single identifiable asset—the water rights—and no substantive processes were acquired. The preliminary fair value of the acquired assets has been estimated at approximately $20 million and is subject to revision. The Series C shares are convertible into common stock, subject to shareholder approval, and further discussed in Note 6

Splash Beverage Group, Inc.
Condensed Consolidated Financial Statements

September 30, 2025

Splash Beverage Group, Inc.
Condensed Consolidated Balance Sheets
September 30, 2025 and December 31, 2024

	September 30, 2025	December 31, 2024
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$265,667	$15,346
Accounts receivable, net	139,504	396,855
Prepaid expenses	498,032	364,087
Inventory	855,326	893,061
Other receivables	212,544	234,770
Total current assets	1,971,073	1,904,119

Non-current assets:
Deposits	$48,922	$48,922
Investment in Salt Tequila USA, LLC	250,000	250,000
Water rights	20,000,000	—
Right of use assets	125,546	351,336
Property and equipment, net	93,756	204,808
Total non-current assets	20,518,224	855,066

Total assets	$22,489,297	$2,759,185

Liabilities and Stockholders’ Equity

Liabilities:
Current liabilities
Accounts payable and accrued expenses	$6,746,050	$5,232,241
Dividends payable	422,613	—
Right of use liability, current portion	120,942	305,167
Related party notes payable	389,000	389,000
Notes payable, net of discounts	5,830,998	9,632,505
Shareholder advances	—	200,000
Accrued interest payable	2,132,327	3,610,329
Total current liabilities	15,641,930	19,369,242

Long-term liabilities:
Notes payable, net of discounts	58,130	1,971,095
Right of use liability – net of current portion	11,685	53,697
Total long-term liabilities	69,815	2,024,792

Total liabilities	15,711,745	21,394,034

Stockholders’ equity:
Preferred stock, Series A $0.001 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	1	—
Preferred stock, Series A-1 $0.001 par value, 1,500 shares authorized, 800 shares issued and outstanding	1	—
Preferred stock Series B, $0.001 par value, 12% cumulative, 150,000 shares authorized, 124,645 shares issued and outstanding	124	—
Preferred stock Series C, $0.001 par value, 500,000 shares authorized, 20,000 shares issued and outstanding	20	—
Common Stock, $0.001 par, 400,000,000 shares authorized, 2,421,631 shares issued, 1,669,835 shares outstanding at September 30, 2025 and December 31, 2024	2,422	1,670
Additional paid in capital	185,025,450	137,114,578
Accumulated other comprehensive loss	34,001	81,180
Accumulated deficit	(178,284,467)	(155,832,277)
Total stockholders’ equity	6,777,552	(18,634,849)

Total liabilities and stockholders’ equity	$22,489,297	$2,759,185

Shares and per share amounts are reflective of the 1 for 40 reverse split that occurred on March 27, 2025.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the Three Months and Nine Months Ended September 30, 2025 and September 30, 2024
(Unaudited)

	Three months ended September 30		Nine months ended September 30,
	2025	2024	2025	2024
Net revenues	—	981,858	438,272	3,569,320
Cost of goods sold	—	(690,839)	(468,715)	(2,870,256)
Gross profit	—	291,019	(30,443)	699,064

Operating expenses:
Contracted services	201,265	208,211	622,533	628,076
Salary and wages	1,018,508	1,101,700	2,716,235	3,579,801
Non-cash share-based compensation	7,751,596	186,682	7,946,217	2,085,671
Other general and administrative	564,477	1,236,098	1,825,884	3,371,139
Sales and marketing	8,833	227,921	68,497	645,187
Total operating expenses	9,544,679	2,960,612	13,179,366	10,309,874

Loss from operations	(9,544,679)	(2,669,593)	(13,209,809)	(9,610,810)

Other income/(expense):
Interest income	—	736	—	1,571
Interest expense	(320,013)	(890,471)	(1,582,405)	(2,045,131)
Other Income/Expense	4,300	(35)	2,455	(1,937)
Amortization of debt discount	(25,653)	(830,200)	(1,679,336)	(2,730,854)
Legal reserve	—	(330,000)	—	(330,000)
Loss on Extinguishment of debt	—	—	(5,560,482)	—
Total other income/(expense)	(341,366)	(2,049,969)	(8,819,768)	(5,106,351)

Provision for income taxes	—	—	—	—

Net loss	$(9,886,045)	$(4,719,562)	$(22,029,577)	$(14,717,161)

Other Comprehensive Income (Loss)
Foreign currency translation loss	(1,277)	85,074	(47,179)	77,819

Total Comprehensive Income (Loss)	$(9,887,322)	$(4,634,488)	$(22,076,756)	$(14,639,342)

(Loss) per share - continuing operations
Basic and diluted	$(4.51)	$(3.55)	$(11.16)	$(11.39)

Weighted average number of common shares outstanding - continuing operations
Basic and diluted	2,191,532	1,306,820	1,973,198	1,284,832

Shares and per share amounts are reflective of the 1 for 40 reverse split that occurred on March 27, 2025.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.

 Consolidated Statement of Changes in Deficiency in Stockholders’ Equity

For the Nine months ended September 30, 2025 and September 2024

(Unaudited)

			Series A		Series A-1		Series B		Series C			Accumulated		Total
	Common Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Additional Paid-In	Other Comprehensive	Accumulated	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	(Deficit)

Balances at December 31, 2023	1,108,252	$44,330	—	—	—	—	—	—	—	—	$127,701,710	$(16,583)	$(133,334,783)	$(5,605,326)

Note discount created from issuance of common stock and	5,000	200	—	—	—	—	—	—	—	—	107,800	—	—	108,000
Share based compensation	—	—	—	—	—	—	—	—	—	—	271,672	—	—	271,672
Adoption of ASU 2020-06			—	—	—	—	—	—	—	—	(2,191,103)	—	1,259,057	(932,046)
Issuance of warrants on convertible instruments		—	—	—	—	—	—	—	—	—	768,346	—	—	768,346
Conversion of notes payable to common stock	38,800	1,552	—	—	—	—	—	—	—	—	386,448	—	—	388,000
Issuance of common stock for services	7,500	300	—	—	—	—	—	—	—	—	176,700	—	—	177,000
Accumulated Comprehensive loss - Translation, net	—	—	—	—	—	—	—	—	—	—	—	(7,437)	—	(7,437)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(4,670,897)	(4,670,897)

Balances at March 31, 2024	1,159,552	46,382	—	—	—	—	—	—	—	—	127,221,573	(24,020)	(136,746,623)	(9,502,688)

Common stock issuable on convertible 18-month promissory note	23,125	925	—	—	—	—	—	—	—	—	295,075	—	—	296,000
Share based compensation	—	—	—	—	—	—	—	—	—	—	893,647	—	—	893,647
Issuance of warrants on convertible instruments		—	—	—	—	—	—	—	—	—	1,751,400	—	—	1,751,400
Conversion of notes payable to common stock	151,488	6,060	—	—	—	—	—	—	—	—	1,375,597	—	—	1,381,657
Issuance of common stock for services	13,000	520	—	—	—	—	—	—	—	—	152,150	—	—	152,670
Accumulated Comprehensive loss - Translation, net	—	—	—	—	—	—	—	—	—	—	—	182	—	182
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(5,326,702)	(5,326,703)

Balances at June 30, 2024	1,347,165	$53,887	—	$—	—	$—	—	$—	—	$—	$131,689,438	$(23,838)	$(142,073,325)	$(10,353,838)

Issuance of common stock for convertible note	7,500	300	—	—	—	—	—	—	—	—	134,700	—	—	135,000
Share based compensation	—	—	—	—	—	—	—	—	—	—	147,656	—	—	47,656
Issuance of warrants on convertible instruments		—	—	—	—	—	—	—	—	—	1,813,573	—	—	1,813,573
Conversion of notes payable to common stock	148,369	5,935	—	—	—	—	—	—	—	—	1,723,064	—	—	1,728,999
Issuance of common stock for services	27,730	1,109	—	—	—	—	—	—	—	—	333,916	—	—	85,074
Accumulated Comprehensive loss - Translation, net	—	—	—	—	—	—	—	—	—	—	—	85,074	—	85,074
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(4,719,563)	(4,719,563)

Balances at September 30, 2024	1,530,764	$61,231	—	$—	—	$—	—	$—	—	$—	$135,842,349	$61,236	$(146,792,889)	$(10,828,073)

Balances at December 31, 2024	1,669,835	$1,670	—	$—	—	$—	—	$—	—	$—	$137,114,578	$81,180	$(155,832,277)	$(18,634,849)

Share based compensation	—	—	—	—	—	—	—	—	—	—	105,762	—	—	105,762
Issuance of warrant for convertible note		—	—	—	—	—	—	—	—	—	497,405	—	—	497,405
Conversion of notes payable to common stock	224,541	224	—	—	—	—	—	—	—	—	1,665,730	—	—	1,665,954
Issuance of common stock for services	5,500	6	—	—	—	—	—	—	—	—	34,994	—	—	35,000
Accumulated Comprehensive loss - Translation, net	—	—	—	—	—	—	—	—	—	—	—	(47,070)	—	(47,070)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(3,650,451)	(3,650,451)

Balances at March 31, 2025	1,899,876	1,900	—	—	—	—	—	—	—	—	139,418,469	34,110	(159,482,728)	(20,028,249)

Share based compensation	—	—	—	—	—	—	—	—	—	—	53,859	—	—	53,859
Issuance of Preferred stock A	—	—	1,000	1	—	—	—	—	—	—	999	—	—	1,000
Issuance of Preferred stock A-1	—	—	—	—	650	1	—	—	—	—	649,999	—	—	650,000
Exchange of Notes Payable to Preferred Stock B	—	—	—	—	—	—	12,646	126	—	—	16,387,277	—	—	16,387,403
Issuance of Preferred stock C for acquisition of Water Rights	—	—	—	—	—	—	—	—	20,000	20	19,999,980	—	—	20,000,000
Issuance of warrants on convertible instruments	—	—	—	—	—	—	—	—	—	—	162,553	—	—	162,553
Accumulated Comprehensive loss - Translation, net	—	—	—	—	—	—	—	—	—	—	—	1,168	—	1,168
Dividends payable			—	—	—	—	—	—	—	—	—	—	(16,572)	(16,572)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(8,493,081)	(8,493,081)

Balances at June 30, 2025	1,899,876	$1,900	1,000	$1	650	$1	12,646	$126	20,000	$20	$176,673,136	$35,278	$(167,992,381)	$8,718,081

Share based compensation	—	—	—	—	—	—	—	—	—	—	7,639,949	—	—	7,639,949
Issuance of Preferred stock A-1	—	—	—	—	150	0	—	—	—	—	150,000	—	—	150,000
Conversion of Preferred stock B to common stock	113,259	113	—	—	—	—	(1,535)	(2)	—	—	(111)	—	—	—
Conversion of notes payable to common stock	359,496	359	—	—	—	—	—	—	—	—	455,932	—	—	456,291
Issuance of common stocks on convertible instruments	40,000	40	—	—	—	—	—	—	—	—	87,560	—	—	87600
Issuance of common stocks for service	10,000	10									18,984			18,994
Accumulated Comprehensive loss - Translation, net	—	—	—	—	—	—	—	—	—	—	—	(1,277)	—	(1,277)
Dividends payable			—	—	—	—	—	—	—	—	—	—	(406,041)	(406,041)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(9,886,045)	(9,886,045)

Balances at September 30, 2025	2,421,631	$2,422	1,000	$1	800	$0	11,111	$124	20,000	$20	$185,025,450	$34,001	$(178,284,467)	$6,777,552

Shares and per share amounts are reflective of the 1 for 40 reverse split that occurred on March 27, 2025.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.
Condensed Consolidated Statement of Cash Flows
For the Nine Months Ended September 30, 2025 and September 30, 2024
(Unaudited)

	2025	2024
Net loss	$(22,029,577)	$(14,717,161)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	111,053	405,322
Amortization of debt discount	1,679,336	2,730,854
ROU assets, net	(446)	(189)
Non-cash share-based compensation	7,946,217	2,085,671
Loss on extinguishment of debt	5,560,482	—
Changes in working capital items:
Accounts receivable, net	257,351	295,326
Inventory, net	37,735	911,033
Prepaid expenses and other current assets	(110,720)	(192,139)
Deposits	—	(403)
Accounts payable and accrued expenses	1,513,807	1,425,794
Accrued interest payable	1,206,965	672,427
Net cash used in operating activities	(3,828,797)	(6,383,464)

Cash flows from investing activities:
Capital expenditures	—	(3,235)
Net cash used in investing activities	—	(3,235)

Cash flows from financing activities:
Cash advance (repayment) from related party	—	9,000
Proceeds from issuance of debt	3,736,210	7,919,000
Proceeds from sale of preferred stock	800,000	—
Principal repayment of debt	(409,915)	(1,542,209)
Net cash provided by financing activities	4,126,295	6,385,791

Net cash effect of exchange rate changes on cash	(47,177)	77,819

Net change in cash and cash equivalents	250,321	76,909

Cash and cash equivalents, beginning of year	15,346	379,978

Cash and cash equivalents, end of period	$265,667	$456,887

Supplemental disclosure of cash flow information:
Cash paid for Interest	$132,777	$479,463

Supplemental disclosure of non-cash investing and financing activities
Notes payable and accrued interest converted to common stock (224,541 shares in 2025 & 171,536 shares in 2024,)	1,879,138	1,769,656

Non-cash debt discount in the form of issuance of equity instruments in conjunction with convertible notes	192,252	2,815,743

Series-B Convertible Preferred Stock Issued 126,557 Shares exchanged for $12,670,435 notes payable and accrued interest	$16,233,856	—

Series-C Convertible Preferred Stock Issued 20,000 Shares exchanged for Water Rights	$20,000,000	—

Shares and per share amounts are reflective of the 1 for 40 reverse split that occurred on March 27, 2025.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 1 – Business Organization and Nature of Operations

Splash Beverage Group, Inc. (the “Company”, “Splash”) seeks to identify, acquire, and build early stage or under-valued beverage brands that have strong growth potential within its distribution system. Splash’s distribution system is comprehensive in the US and is also seeking to expand to select attractive international markets. Through its division Qplash, Splash’s distribution reach includes e-commerce access to both business-to-business (B2B) and business-to-consumer (B2C) customers. Prior to pausing its operations in February 2025, Qplash marketed well known beverage brands to customers throughout the US that prefer delivery direct to their office, facilities, and or homes.

On March 27, 2025, the Company implemented a 1.0 for 40.0 reverse stock split. All common stock shares stated herein have been adjusted to reflect the split. The purpose of this reverse split was to maintain the company’s listing on the NYSE American.

In June 2025 the Company acquired water extraction rights to an aquifer located in Costa Rica, which assets are referred to herein as the “Water Assets.” Subject to accessing the necessary capital and infrastructure, the Company’s business plan for the Water Assets envisions the extraction, bottling and sale of high quality drinking water. As of September 30, 2025, the Company has received a purchase order from a customer in the United Arab Emirates. The Company needs to raise approximately $4,000,000 in order to bottle, package, and ship this order.

Beginning in February, 2025, the Company temporarily suspended its operations due to its lack of adequate capital to acquire inventory and otherwise maintain its business operations. The Company intends to re-commence certain operations and to establish new operations upon its receipt of sufficient capital and determining appropriate updates to its strategy and business plan. Subject to receiving sufficient capital, the Company intends to focus its efforts on distribution of the Chispo brand tequila, establishing and growing material operations through the sale of water extracted from the Water Assets, and re-launching its Qplash platform primarily to provide an online supplement to sales of these products. Subject to receipt of at least $20 million, the Company intends to secure a facility to extract water from the Water Assets in greater quantities and other strategic relationships to allow for additional revenue generation from thus business venture and expansion of sales and brand recognition.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and the requirements of the U.S. Securities and Exchange Commission (the “SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. Accordingly, they do not include all of the information and footnotes normally included in financial statements prepared in conformity with U.S. GAAP. They should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2024 Annual Report on Form 10-K, filed with the SEC on July 11, 2025 (the “Form 10-K”).

The accompanying condensed consolidated financial statements are unaudited and include all adjustments (consisting of normal recurring adjustments) that management considers necessary for a fair presentation of its condensed financial position and results of operations for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire year.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of Splash and its wholly owned subsidiaries Splash Beverage Holdings LLC (“Holdings”), Splash International Holdings LLC (“International”), Splash Mex SA de CV (“Splash Mex”), and Copa di Vino Wine Group, Inc. (“Copa di Vino”). All intercompany balances have been eliminated in consolidation.

Our investment in Salt Tequila USA, LLC is accounted for at cost, as the Company does not have the ability to exercise significant influence.

Our accounting and reporting policies confirm to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at September 30, 2025 or December 31, 2024.

Our cash in bank deposit accounts, at times, may exceed federally insured limits of $250,000. At September 30, 2025 the Company had $15,667 in excess of the federally insured limits. and December 31, 2024, the Company’s cash on deposit with financial institutions had not exceeded federally insured limits of $250,000.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated recoverable amounts and are periodically evaluated for collectability based on past credit history with clients and other factors. The Company establishes provisions for losses on accounts receivable on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.

Inventory

Inventory is stated at the lower of cost or net realizable value, accounted for using the weighted average cost method. The inventory balances at September 30, 2025 and December 31, 2024 consisted of raw materials, work-in-process, and finished goods held for distribution. The cost elements of inventory consist of purchase of products, transportation, and warehousing. The Company establish provisions for excess or inventory near expiration are based on management’s estimates of forecast turnover of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecast amounts may result in recording additional provisions for excess or expired inventory in the future. Provisions for excess inventory are included in cost of goods sold and have historically been adequate to provide for losses on inventory. The Company manages inventory levels and purchase commitments in an effort to maximize utilization of inventory on hand and under commitments. The amount of our reserve was $621,516 at September 30, 2025 and December 31, 2024.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Property and Equipment

The Company records property and equipment at cost when purchased. Depreciation is recorded for property, equipment, and software using the straight-line method over the estimated economic useful lives of assets, which range from 3-39 years. Company management reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable.

Depreciation expense totaled $37,017 and $37,017 for the three months ended September 30, 2025 and September 30, 2024, respectively. For the nine months ended September 30, 2025 and September 30, 2024, depreciation expense totaled $111,053 and $111,246, respectively. Property and equipment as of September 30, 2025 and December 31, 2024 consisted of the following:

	2025	2024
Auto	45,420	45,420
Machinery & equipment	1,165,313	1,165,313
Buildings	233,323	233,323
Leasehold improvements	723,638	723,638
Computer Software	5,979	5,979
Office furniture & equipment	7,657	7,657
Total cost	2,181,330	2,181,330
Accumulated depreciation	(2,087,574)	(1,976,522)
Property, plant & equipment, net	93,756	204,808

Excise taxes

The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau (TTB). The company also pays taxes to the State of Florida – Division of Alcoholic Beverages and Tobacco. The Company is liable for the taxes upon the removal of product from the Company’s warehouse on a per gallon basis. The federal tax rate is affected by a small winery tax credit provision which decreases based upon the number of gallons of wine production in a year rather than the quantity sold.

Fair Value of Financial Instruments

Financial Accounting Standards (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 -	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

The liabilities and indebtedness presented on the condensed consolidated financial statements approximate fair values at September 30, 2025 and December 31, 2024, consistent with recent negotiations of notes payable and due to the short duration of maturities and market rates of interest.

Embedded Debt Costs in Convertible Debt Instruments

In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition was permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption was permitted no earlier than the fiscal year beginning after December 15, 2020. The Company has adopted ASU 2020-06 effective January 1, 2024 and has removed the effects of any embedded conversion features from certain of our convertible instruments.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers (Topic 606). This guidance sets forth a five-step model which depicts the recognition of revenue in an amount that reflects what the Company expects to receive in exchange for the transfer of goods or services to customers.

The Company recognizes revenue when the Company’s performance obligations under the terms of a contract with the customer are satisfied. Product sales occur for the Splash Beverage and E-commerce businesses once control of the Company’s products are transferred upon delivery to the customer. Revenue is measured as the amount of consideration that the Company expects to receive in exchange for transferring goods, and revenue is presented net of provisions for customer returns and allowances. The amount of consideration the Company receives and revenue the Company recognizes varies with changes in customer incentives offered to the Company’s customers and their customers. Sales taxes and other similar taxes are excluded from revenue.

Distribution expenses to transport our products, and warehousing expense after manufacture are accounted for in Other General and Administrative cost.

Cost of Goods Sold

Cost of goods sold include the costs of products, packaging, transportation, warehousing, and costs associated with valuation allowances for expired, damaged or impaired inventory. The cost of transportation from production site to other 3rd party warehouses or customer is included in Other General and Administrative cost.

Other General and Administrative Expenses

Other General and Administrative expenses includes Amazon selling fees, cost associated with the outbound shipping and handling of finished goods, insurance cost, consulting cost, legal and audit fees, Investor Relations expenses, travel & entertainment expenses, occupancy cost and other cost.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, ”Compensation - Stock Compensation”. Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the award’s vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based awards.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

We measure stock-based awards at the grant-date fair value for employees, directors and consultants and recognize compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of our common stock, and for stock options and warrants, the expected life of the option and warrant, and expected stock price volatility and exercise price. We used the Black-Scholes option pricing model to value its stock-based awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The expected life of stock options/warrants were estimated using the “simplified method,” which calculates the expected term as the midpoint between the weighted average time to vesting and the contractual maturity, we have limited historical information to develop reasonable expectations about future exercise patterns. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, we use comparable public companies as a basis for its expected volatility to calculate the fair value of award. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the award. The estimation of the number of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, ”Income Taxes”. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. The Company records a valuation allowance when it is more likely than not that the deferred tax assets will be realized.

Company management assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.

For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. Company management has determined that there are no material uncertain tax positions at September 30, 2025 and December 31, 2024.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) less preferred stock dividends by the weighted average number of shares of common stock outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company’s convertible debt or preferred stock (if any), are not included in the computation if the effect would be anti-dilutive.

Weighted average number of shares outstanding excludes anti-dilutive common stock equivalents, including stock options, warrants to purchase shares of common stock and shares issuable upon the conversion of notes payable.

Net income/(loss) per common shares:	3 months ended September 30, 2025	9 months ended September 30, 2025
Net income/(loss)	$(9,887,332)	$(22,076,756)
Dividends on Series A-1 and B preferred stock	$(406,041)	$(422,613)
Weighted-average shares outstanding	2,191,532	1,973,198
Net loss per common share	$(4.51)	$(11.16)

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Advertising

The Company conducts advertising for the promotion of its products. In accordance with ASC 720-35, advertising costs are charged to operations when incurred. The Company recorded advertising expense of $8,833 and $216,359 for the three months ended September 30, 2025 and 2024, respectively. The Company recorded advertising expense of $49,554 and $403,610 for the nine months ended September 30, 2025 and 2024, respectively.

Goodwill and Intangibles Assets

Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired and is not subject to amortization. The Company reviews goodwill annually in the fourth quarter for impairment or when circumstances indicate carrying value may exceed the fair value. This evaluation is performed at the reporting unit level. If a qualitative assessment indicates that it is more likely than not that the fair value is less than carrying value, a quantitative analysis is completed using either the income or market approach, or a combination of both. The income approach estimates fair value based on expected discounted future cash flows, while the market approach uses comparable public companies and transactions to develop metrics to be applied to historical and expected future operating results. The Company’s goodwill and intangible assets were impaired to $0 at December 31, 2024.

At the time of acquisition, the Company estimates the fair value of the acquired identifiable intangible assets based upon the facts and circumstances related to the particular intangible asset. Inherent in such estimates are judgments and estimates of future revenue, profitability, cash flows and appropriate discount rates for any present value calculations. The Company preliminarily estimates the value of the acquired identifiable intangible assets and then finalizes the estimated fair values during the purchase allocation period, which does not extend beyond 12 months from the date of acquisition.

On June 25, 2025, the Company acquired water concession rights and related permits in Garabito, Puntarenas, Costa Rica, as part of the Utopia asset acquisition. The concession grants the legal right to extract up to 0.81 liters per second from the approved aquifer, with renewals available every ten years, contingent on approval by regulatory agencies in Costa Rica. Management expects the concession to be renewed for at least 100 years. The water rights are classified as indefinite-lived intangible assets under ASC 350 and are not amortized. Indefinite-lived intangible assets are tested for impairment annually or more frequently if indicators of impairment are present. As of September 30, 2025, the carrying amount of the water rights was $20.0 million, and no impairment was recorded.

Long-lived assets

The Company evaluates long-lived assets for impairment when events or changes in circumstances may indicate the carrying amount of the asset group, generally an individual warehouse, may not be fully recoverable. For asset groups held and used, including warehouses to be relocated, the carrying value of the asset group is considered recoverable when the estimated future undiscounted cash flows generated from the use and eventual disposition of the asset group exceed the respective carrying value. In the event that the carrying value is not considered recoverable, an impairment loss is recognized for the asset group to be held and used equal to the excess of the carrying value above the estimated fair value of the asset group. For asset groups classified as held-for-sale (disposal group), the carrying value is compared to the disposal group’s fair value less costs to sell. The Company estimates fair value by obtaining market appraisals from third party brokers or using other valuation techniques.

Foreign Currency Gains/Losses

Foreign Currency Gains/Losses — foreign subsidiaries’ functional currency is the local currency of operations and the net assets of foreign operations are translated into U.S. dollars using current exchange rates. Gains or losses from these translation adjustments are included in the condensed consolidated statement of operations and other comprehensive loss as foreign currency translation gains or losses. Translation gains and losses that arise from the translation of net assets from functional currency to the reporting currency, as well as exchange gains and losses on intercompany balances, are included in foreign currency translation in the condensed consolidated statement of operations and comprehensive loss. The Company incurred foreign currency translation net loss of $1,277 and net gain of $85,074 for the three months ending September 30, 2025 and 2024 respectively and net loss of $47,179 and net gain of $77,819 for the nine months ending September 30, 2025 and 2024 respectively.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Liquidity, Capital Resources and Going Concern Considerations

The Company’s consolidated financial statements have been prepared on the basis of US GAAP for a going concern, on the premise that the Company is able to meet its obligations as they come due in the normal course of business. The Company historically has incurred significant losses and negative cash flows from operation since inception and had net-loss of approximately $10.0 million for three-month period ended September 30, 2025 and accumulated deficit of approximately $178.3 million through September 30, 2025. During the nine-month period ended September 30, 2025, the Company’s net cash used in operating activities totaled approximately $3.7 million. Additionally, the Company’s current liabilities exceed its current assets, and it has a working capital deficit. To date the Company has generated cash flows from issuances of equity and indebtedness.

The Company received approximately $3.7 million from the issuance of debt and $0.8 million from sale of preferred stock and warrants for the nine months ending September 30, 2025.

Management’s plans in regard to these matters include actions to sustain the Company’s operations, such as seeking additional funding to meet its obligations and implement its business plan. The Company has issued preferred stock as part of its strategy to regain compliance with the NYSE American listing standards and reduce debt. These preferred shares, specifically Series B 12% convertible preferred stock, were issued in exchange for promissory notes. The preferred stock offers a 12% cumulative dividend and potential conversion to common stock, subject to shareholder approval and an increase in authorized common stock. In June 2025, the Company exchanged approximately $12.67 million outstanding promissory notes and accrued interest for 126,710 shares of Series B Preferred Stock. By converting debt into equity, the Company enhanced its balance sheet, reduced interest expense, and improved its shareholder equity position in furtherance of its goal of complying with exchange requirements.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to continue as a going concern, adjustments would be necessary to the carrying values of its assets and liabilities and the reported amounts of revenues and expenses could be materially affected.

Recent Accounting Pronouncements

In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition was permissible for the adoption of this standard.

Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption was permitted no earlier than the fiscal year beginning after December 15, 2020. The Company has adopted ASU 2020-06 effective January 1, 2024, the Company recorded approximately $2.2 million as a reduction to the additional paid in capital and added approximately $1.3 million to the opening retained earnings in accordance with the authoritative guidance under ASU 2020-06.

All other newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 3 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable

Notes payable are generally nonrecourse and secured by all Company owned assets.

	Interest Rate	September 30, 2025	December 31, 2024
Notes Payable and Convertible Notes Payable

In December 2020, the Company entered into a 56- month loan with a company in the amount of $1,578,237. The loan requires payments of 3.75% through November 2022 and 4.00% through September 2025 of the previous month’s revenue. Note is due September 2025. Note is guaranteed by a related party see note 6.	17%	$188,839	$195,927

In April 2021, the Company entered into two six-month loans in the amount of $84,000 each. The loan had an original maturity of October 2021 with principal and interest due at maturity. The loan was exchanged to Series B Preferred stock in June 2025.	7%	—	168,000

In May 2021, the Company entered into a six-month loan with an individual in the amount of $50,000. The loan had an original maturity of October 2021 with principal and interest due at maturity. The loan was exchanged to Series B Preferred stock in June 2025.	7%	—	50,000

In May 2021, the Company entered into a six-month loan with an individual in the amount of $10,000. The loan had an original maturity of October 2021 with principal and interest due at maturity. The loan was extended to October 31, 2024. The note was in default.	7%	10,000	10,000

In August 2022, the Company entered into a 56-months auto loan in the amount of $45,420.	2.35%	16,001	23,372

In December 2022, the Company entered into various eighteen-month loans with individuals totaling $4,000,000. The notes included 100% warrant coverage. The loans mature in June 2024 with principal and interest due at maturity with conversion price of $40.00 per share. The loans were exchanged to Series B Preferred stock in June 2025.	12%	—	2,600,000

In December 2022, the Company entered into an eighteen-month loan with an individual in the amount of $1,000,000. The notes included 100% warrant coverage. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	1,000,000

In May 2023, the Company entered into various eighteen-month loans with individuals totaling in the amount of $800,000. The notes included 50% warrant coverage. The loans mature in November 2024 with principal and interest due at maturity with conversion price of $40.00 per share. The loans were exchanged to Series B Preferred stock in June 2025.	12%	—	800,000

In June 2023, the Company entered into various eighteen-month loans with individuals totaling in the amount of $350,000. The notes included 50% warrant coverage. The loans mature in December 2024 with principal and interest due at maturity with conversion price of $40.00 per share. The loans were exchanged to Series B Preferred stock in June 2025.	12%	—	100,000

In July 2023, the Company entered into a twelve-month loan with an individual in the amount of $100,000. The note included 50% warrant coverage. The loan matures in January 2025 with principal and interest due at maturity with conversion price of $40.00 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	100,000

In August 2023, the Company entered into a twelve-month loan with an individual in the amount of $300,000. The convertible note included the issuance of 150,000 shares of common stocks. The loan matures in August 2024 with principal and interest due at maturity with conversion price of $34.00 per share and is non-interest bearing.	—%	43,000	43,000

In October 2023, the Company entered into a three-month loan with an individual in the amount of $500,000. The loan matures in January 2024 with principal and interest due at maturity. The loan was extended to June 2025. The loan is in default.	10%	500,000	500,000

In October 2023, the Company entered into a loan with an individual in the amount of $130,000. The loan requires payment of 17% of daily Shopify sales.	—%	58,612	66,278

In October 2023, the Company entered into a eighteen-month loan with individuals totaling in the amount of $1,250,000. The note included 100% warrant coverage. The loan matures in April 2025 with principal and interest due at maturity with conversion price of $40.00 per share. The loan was fully converted to common stock in January 2025	12%	—	1,143,449

In January 2024, the Company entered into a 18-month loan with an individual in the amount of $250,000. The note included 100% warrant coverage. The loan had a maturity of July 2025 with principal and interest due at maturity with conversion price of $20.00 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	250,000

In February 2024, the Company entered into a 18-month loan with an individual in the amount of $150,000. The note included 100% warrant coverage. The loan had a maturity of August 2025 with principal and interest due at maturity with conversion price of $16.00 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	150,000

In February 2024, the Company entered into a 6-month loan with an individual in the amount of $315,000. The note included 60% warrant coverage. The loan had a maturity of August 2024 with principal and interest due at maturity with conversion price of $15.20 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	315,000

In February 2024, the Company entered into a 18-month loan with an entity in the amount of $250,000. The note included 100% warrant coverage. The loan matures in August 2025 with principal and interest due at maturity with conversion price of $18.40 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	250,000

In April 2024, the Company entered into a commercial financing agreement in the amount of $815,000 and will be paid weekly until the loan is paid in full. The loan is in default.	—%	351,335	357,127

In May 2024, the Company entered into an eighteen-month loan with individuals totaling in the amount of $1,850,000. The note included warrant coverage. The loan matures in November 2026 with principal and interest due at maturity with conversion price of $16.00 per share. The loan was exchanged to Series B Preferred stock in June 2025	—%	—	1,850,000

In June 2024, the Company entered into a revenue purchase agreement in the amount of $250,000. 4% of revenue will be paid weekly until the loan is paid in full. The loan is in default .	—%	46,459	181,341

In July 2024, the Company entered into a revenue purchase agreement in the amount of $178,250. The loan matures in April 2025. The loan was fully converted to Common Stock in January 2025.	22%	—	91,999

In July 2024, the Company entered into a revenue purchase agreement in the amount of $120,750. The loan matures in May 30, 2025. The loan was fully converted to Common Stock in January 2025	22%	—	120,750

In August 2024, the Company entered into a 5-year loan with individuals totaling in the amount of $500,000. The loan matures in September 2029 with principal and interest due at maturity with conversion price of $14.00 per share. The loans were exchanged to Series B Preferred stock in June 2025.	9%	—	500,000

In August 2024, the Company entered into a eighteen-month loan with individuals totaling in the amount of $1,400,000. The loan matures in February 2026 with principal and interest due at maturity with conversion price of $0.38 per share. $800,000 was exchanged to Preferred stock in June 2025.	12%	—	1,400,000

In August 2024, the Company entered into a eighteen-month loan with individuals totaling in the amount of $100,000. The loan matures in September 2025 with principal and interest due at maturity with conversion price of $15.20 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	100,000

In September 2024, the Company entered into a merchant cash advance agreement in the amount of $325,000 to be paid weekly until the loan is paid in full. The loan is in default .	—%	45,861	82,261

In September 2024, the Company entered into an agreement with individuals totaling in the amount of $590,000. There is no stated maturity, the proceeds of which are to be used for a future acquisition. $290,000 was exchanged to Series B Preferred stock in June 2025	—%	300,000	590,000

In October 2024, the Company entered into an agreement with individuals totaling in the amount of $950,000. There is no stated maturity, the proceeds of which are to be used for a future acquisition.	—%	950,000	950,000

In November 2024, the Company entered into a merchant cash advance agreement in the amount of $340,000 to be paid weekly until the loan is paid in full. The loan is in default.	—%	291,713	311,713

In December 2024, the Company entered into a merchant cash advance agreement in the amount of $111,300 to be paid weekly until the loan is paid in full. The loan was fully converted to Common Stock.	—%	—	111,300

In December 2024, the Company entered into a twelve-month loan with an individual in the amount of $225,000 . The loan matures in December 2025 with principal and interest due at maturity.	12%	225,000	225,000

In January 2025, the Company entered into a 12-month loan with individuals in the amount of $350,000. The note included 100% warrant coverage. The loan had a maturity of January 2026 with principal and interest due at maturity with conversion price of $10.00 per share. The loans of $150,000 were exchanged to Series B Preferred stock in June 2025.	12%	200,000	—

In January 2025, the Company entered into a 18-month loan with individuals in the amount of $225,000. The note included 100% warrant coverage. The loan had a maturity of June 2026 with principal and interest due at maturity with conversion price of $10.00 per share. The loans were exchanged to Series B Preferred stock in June 2025.	12%	—	—

In January 2025, the Company entered into a convertible promissory note in the amount of $156,000. The loan had a maturity of November 2025 with principal and interest due at maturity. The loan was converted to common stock.	8%	—	—

In January 2025, the Company entered into a promissory note in the amount of $150,650. The loan had a maturity of November 2025 with 1st payment in July 2025. The loan was converted to common stock.	22%	—	—

In April 2025, the Company entered into a senior convertible note in the amount of $200,000 with conversion price of $1.25 per share. The loan had a maturity of April 2030 with 125,000 5-year warrants exercisable at $2.00, and 83,334 5-year warrants exercisable into common stock at $3.00	15%	200,000	—

In July 2025, the Company entered into a convertible promissory note in the amount of $30,000.		30,000	—

In August 2025, the Company entered into a convertible promissory note with individuals totaling in the amount of $241,280. The loan had a maturity of May 2026 with principal and interest due at maturity.	22%	241,280	—

In August 2025, the Company entered into a convertible promissory note in the amount of $183,280. The loan had a maturity of June 2026 with principal and interest due at maturity.	22%	183,280	—

In September 2025, the Company entered into a twelve-month loan with individuals totaling in the amount of $2,200,000. The loan matures in September 2026 with principal and interest due at maturity with conversion price lower of $1.75 and $0.01 above the closing price on the date of conversion.	0%	2,200,000	—

	Total notes payable	$6,081,380	$14,635,517

	Less notes discount	(192,252)	(3,031,917)
	Less current portion	(5,830,998)	(9,632,505)

	Long-term notes payable	$58,130	$1,971,095

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 3 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

Interest expense on notes payable was $315,794 and $877,772 for the three months ended September 30, 2025 and 2024, respectively. Interest expense on notes payable was $1,578,186 and $2,026,523 for the nine months ended September 30, 2025 and 2024, respectively. Accrued interest amounted to $2,165,697 as of September 30, 2025.

The Company recognized approximately $25,653 and approximately $1,125,409 of interest expense attributable to the amortization of the debt discount during the three months ended September 30, 2025 and 2024, respectively. The Company recognized approximately $1,679,336 and approximately $2,730,857 of interest expense attributable to the amortization of the debt discount during the nine months ended September 30, 2025 and 2024, respectively. As of September 30, 2025, and December 31, 2024, the balance of the unamortized debt discount was $192,254 and $3,677,143 respectively.

	Interest Rate	September 30, 2025	December 31, 2024
Shareholder Notes Payable

In February 2023, we entered into a loan with an individual in the amount of $200,000. The annual interest rate is 12%. The loan was exchanged for preferred stock in June 2025.	12%	—	200,000

	Less current portion	(0)	(200,000)

	Long-term notes payable	$—	$—

Interest expense on related party notes payable was $0 and $6,000 for the three months ended September 30, 2025 and 2024, respectively. Interest expense on related party notes payable was $0 and $12,000 for the nine months ended September 30, 2025 and 2024, respectively. The Company’s effective interest rate was 26.33% for the nine months ended September 30, 2025.

As of September 30, 2025, the Company’s convertible note balances are convertible into 6,126,419 shares of common stock

Note 4 – Licensing Agreement and Royalty Payable

The licensing agreement between TapouT LLC and the Company was terminated in Q1 2024. The parties are engaged in active and constructive settlement discussions pursuant to the terms of the agreement’s termination provisions. Based on the settlement discussions, the Company anticipates that any final settlement will not exceed the amounts already recorded in its legal reserve and accrued accounts payable. The Company has reserved $330,000 that is included in legal reserve in the condensed consolidated statement of operations and comprehensive loss relating to the termination of the ABG agreement.

In connection with the Copa di Vino APA, the Company acquired the license to certain patents from 1/4 Vin SARL (“1/4 Vin”) for the packaging that Copa di Vino goes into. On February 16, 2018, Copa di Vino entered into three separate license agreements with 1/4 Vin. 1/4 Vin has the right to license certain patents and patent applications relating to inventions, systems, and methods used in the Company’s manufacturing process. In exchange for notes payable, 1/4 Vin granted the Company a nonexclusive, royalty-bearing, non-assignable, nontransferable, terminable license which would continue until the subject equipment is no longer in service or the patents expire.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 5– Stockholders’ Equity

Common Stock

On March 27, 2025, the Company implemented a 1.0 for 40.0 reverse stock split. The reverse stock split was authorized by the Company’s Board of Directors on March 14, 2025. All numbers of shares of common stock have been adjusted to reflect the split. The purpose of this reverse split was to ensure that the Company could meet the per share price requirements of the NYSE American.

During the nine-months September 30, 2025, we issued 55,500 shares valued at $141,595 in exchange for services, 586,037 shares for conversion of notes payable and accrued interest totaling $2,122,244.

Preferred Stock

The Company evaluated the classification of the Preferred Stock and related warrants issued with the Series A-1 Preferred Stock in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. Based on this assessment, management determined that the Preferred Stock and warrants meet the criteria for equity classification. Specifically, the instruments are not mandatorily redeemable, do not embody obligations to repurchase the Company’s shares by transferring assets, and do not require settlement in a variable number of shares with a monetary value that is fixed, tied to a variable other than the Company’s own stock, or indexed to something other than the Company’s stock. The warrants are indexed solely to the Company’s common stock and meet the scope exception under ASC 815-10-15. Accordingly, the Preferred Stock and related warrants have been classified as components of stockholders’ equity in the accompanying condensed consolidated financial statements.

The Company has issued four series of preferred stock: Series A, A-1, B, and C, each with distinct rights and preferences as outlined below. Note agreements were amended to be exchanged for Preferred B and the impact of those amendments is subject to further review.

Voting Rights

●	Series A carries 25,000 votes per share but is limited solely to voting on the authorization of additional shares. It has no other voting rights. Series A is redeemable. Series A shares are held solely by Robert Nistico, Director, a related party.
●	Series A-1 carries 180 votes per share.
●	Series B and Series C do not carry any voting rights.

Dividends

●	Series A does not accrue dividends.
●	Series A-1 and Series B carry a fixed 12% annual dividend, payable quarterly in arrears, in either cash or payment-in-kind (PIK) at the Company’s discretion. These dividends are mandatory and take priority over any dividends on common stock, regardless of whether common stock dividends are declared.
●	Series C does not accrue dividends.

Conversion into Common Stock

●	Series A is not convertible.
●	Series A-1 is convertible into common stock at 80% of the VWAP, subject to a floor of $1.25 and a ceiling of $4.00. A-1 is convertible into a range of 262,500 to 840,000 common shares.
●	Series B is also convertible at 80% of the VWAP, with a floor of $1.25 and a ceiling of $6.00,and is convertible into a range of 2,118,333 to 10,168,000 common shares.
●	Series C is convertible at a fixed price of $3.00, resulting in the potential issuance of 6,666,667 common shares upon conversion.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 5 – Stockholders’ Equity, continued

Redemption – at the sole discretion of the Company.

●	Series A is redeemable by the Company.
●	Series A-1 and Series B are redeemable by the Company after two years from the date of issuance, for $1,050,000 and $12,700,000, respectively.
●	Series C is not redeemable.

Seniority

●	Series B is the most senior class (Seniority Level 1).
●	Series A-1 ranks junior to Series B (Seniority Level 2).
●	Series C is the most junior class (Seniority Level 3).
●	Series A is a governance-related instrument and does not participate in liquidation or dividend preferences.

In May - October 2025, the Company issued 1,050 shares of Series A-1 Preferred Stock in exchange for approximately $1,050,000, of which 150 shares were issued during July 2025 in exchange for $150,000. Series A-1 shares are convertible into common stock, subject to shareholder approval. Investors of A-1 Shares also received 262,500 1-year A Warrants exercisable into common stock at 80% of 5-day VWAP, and 262,500 5-year B Warrants exercisable into common stock at $4.00.

In June 2025, the Company issued 1,000 shares of Preferred A Stock to Robert Nistico, Director, a related party. Preferred A is super voting preferred, not convertible into common stock. Mr. Nistico is the sole holder of Preferred A.

In June 2025, the Company exchanged previously issued convertible notes, $10,580,336 of principal and $2,090,105 interest for 126,710 shares of Preferred Stock B, eliminating $7,699,596 of current liabilities and $2,070,712 of long-term liabilities. These liabilities were previously carried net of unamortized discounts. Debt agreements were amended to be exchanged for Preferred B. The Series B shares are convertible into common stock, subject to shareholder approval. The note discount on the date of conversion was 1,843,519, The loss on extinguishment of debt was $5,560,482 recorded in accordance with ASC 470. The fair market value of the Preferred Stock B utilized in the computation of the loss on extinguishment was $16,387,404.

In June 2025, the Company acquired certain assets, including all contractual water rights to the aquifer located in Garabito, Puntarenas, Costa Rica. The Company issued 20,000 shares of Series C Preferred Stock as consideration, at an initial stated value of $1,000 per share. Management determined that the transaction is an asset acquisition under ASC 805, as substantially all of the fair value is concentrated in a single identifiable asset—the water rights—and no substantive processes were acquired.. The acquisition of the water rights was recorded at a cost of $20 million, which is the fair value of the Series C preferred shares issued as consideration for the acquisition of the water rights. The Series C shares are convertible into common stock, subject to shareholder approval.

During August 2025, 1,535 shares of Preferred-B were converted into 113,295 shares of common stock.

Stock Plan

2020 Plan adjusted for the 1 for 40 reverse split.

In July 2020, the Board adopted the 2020 Stock Incentive Plan (the “2020 Plan”), which provides for the grant of Options, Restricted Stock Awards, Stock Appreciation Rights, Performance Units and Performance Bonuses to consultants and eligible recipients. The total number of shares that may be issued under the 2020 plan was 152,383 as of September 30, 2025.

The 2020 Plan has an “evergreen” feature, which provides for the annual increase in the number of shares issuable under the plan by an amount equal to 5% of the number of issued and outstanding common shares at year end, unless otherwise adjusted by the board. In October 2023, the shareholders voted to increase the number of shares issuable under the Plan to 7.5%. At January 1, 2024 and 2025, the number of shares issuable under the 2020 plan increased by 83,119 and 125,238 shares, respectively.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 5 – Stockholders’ Equity, continued

The following is a summary of the Company’s stock option activity:

Options	2025		2024
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance - January 1*	216,212	$29.60	106,475	$45.20

Granted	15,000	6.04	15,750	23.60
Exercises	—	—	—	—
Cancelled	12,500	13.20	—	—

Balance – March 31,	218,712	$28.78	122,225	$42.40

Granted	—	—	96,375	13.20
Exercises	—	—	—	—
Cancelled	—	—	—	—

Balance – June 30,	218,712	28.78	218,600	$29.60

Granted	—	—	—	—
Exercises	—	—	—	—
Cancelled	4,458	13.20	—	—

Balance – September 30,	214,254	$29.13	218,600	$29.60

Exercisable – September 30,	190,494	$31.08	171,379	$32.80

The fair value of stock options granted in 2025 has been measured at $90,531 using the Black-Scholes option pricing model with the following assumptions: exercise price $6.0, expected life 10 years, expected volatility 254%, expected dividends 0%, risk free rate 4.00%.

During the three-month period ended September 30, 2025 and September 30, 2024, the Company did not grant any options to employees under the 2020 plan. During the nine-month period ended September 30, 2025 and September 30, 2024, stock-based compensation was recorded $250,027 and $112,125 respectively. The remaining unamortized stock-based compensation as of September 30,2025 was $201,822.

On July 31, 2025, the Board of Directors approved the issuance of 5,150,000 warrants to directors, officers, and employees with an exercise price of $0.80 per share and a ten-year term. The awards included grants to directors, the President, the Chief Financial Officer, and certain employees, with vesting terms consistent with the award agreements. All warrants are fully vested except those issued to directors and the former Chief Executive Officer, whose 750,000-warrant award remains subject to performance and continued service vesting conditions. For the three months ended September 30, 2025, the Company recorded stock-based compensation expense of $7,549,543, measured using the Black-Scholes option pricing model with the following assumptions: exercise price $0.80, expected life 5 years, expected volatility 254%, expected dividends 0%, risk free rate 4.37%.

Common Stock Issuable, Liability to Issue Stock and Shareholder Advances

The shareholder advances in the amount of $0.2 million were exchanged to 2,444 shares of Preferred Stock B in June 2025.

Note 6 – Related Parties

During the normal course of business, the Company incurred expenses related to services provided by the former CEO or Company expenses paid by the former CEO, resulting in related party payables. In conjunction with the acquisition of Copa di Vino, the Company also entered into a Revenue Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Decathlon Alpha IV, L.P. (the “Lender”). The Note Payable to Decathlon with a balance of $2,183,504 at September 30, 2025 and $1,995,950 at December 31, 2024.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 6 – Related Parties, continued

On April 2024, the Company also entered into a Merchant Cash Advance Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Cobalt Funding Solutions (the “Lender”). The Loan and Security Agreement provided a loan of $815,000, with the gross and interest amount of $326,028 with the Lender (the “Credit Facility”). There was $372,335 outstanding under this agreement as of September 30, 2025.

On September 2024 and November 2024 the Company also entered into a Merchant Cash Advance Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and with Timeless Funding LLC (the “Lender”). The Loan and Security Agreement provided a loan of $325,000 and $340,000, with the gross and interest amount of $172,250 and $173,400 respectively with the Lender (the “Credit Facility”). There was $497,188 and $311,713 respectively outstanding under this agreement as of September 30, 2025.

There were related party advances from our Director, Robert Nistico, in the amount of approximately $0.4 million outstanding as of September 30, 2025 and approximately $0.4 million as of December 31, 2024. Mr. Nistico has asserted that interest is owed on these advances; however, the Company and Mr. Nistico have not yet reached agreement on the applicable interest rate or the amount of any interest that may be due, and the balances noted above do not include any interest.

In June 2025, the Company issued 1,000 shares of Preferred A Stock to Robert Nistico, Director, a related party. Preferred A is super voting preferred, not convertible into common stock. Mr. Nistico is the sole holder of Preferred A

In September 2025, the Board of Directors approved the prepayment of approximately $146,000 representing ninety (90) days of compensation for the Company’s Chief Financial Officer and Controller, authorized by unanimous written consent of independent directors. Following the Chief Financial Officer’s resignation, the unearned portion of the prepayment was offset against the CFO’s accrued and unused vacation balance, resulting in a remaining net amount of approximately $8,000 payable to the CFO. The remaining prepaid balance is reflected in “Prepaid Expenses” as of September 30, 2025.

On July 31, 2025 as subsequently modified, the Company’s Board of Directors granted 750,000 five-year Warrants to each director, exercisable at $0.80 per share. In addition, our President received a grant of 750,000 Warrants and our Chief Financial Officer received a grant of 1,000,000 Warrants with identical terms. We also granted certain employees a total of 400,000 Warrants with identical terms other than vesting. All warrants are fully vested except those granted to our Directors and Former Chief Executive Officer, Robert Nistico. Mr. Nistico’s 750,000 will vest only upon achievement of defined performance and continued service objectives.

Note 7 – Investment in Salt Tequila USA, LLC

The Company has a marketing and distribution agreement with SALT Tequila USA, LLC (“SALT”) for the manufacturing of our Tequila product line in Mexico.

The Company has a 22.5% percentage ownership interest in SALT, this investment is carried at cost less impairment, the investment does not have a readily determinable fair value. The Company has the right to increase our ownership to 37.5%.

SALT Tequila was not produced or sold by the company during the quarter. It’s unlikely the Company will continue selling SALT in the future.

Note 8 –Leases

The Company has various operating lease agreements primarily related to real estate and office. The Company’s real estate leases represent a majority of the lease liability. Lease payments are mainly fixed. Any variable lease payments, including utilities, common area maintenance are expensed during the period incurred. Variable lease costs were immaterial for the quarter ended September 30, 2025 and 2024. A majority of the real estate leases include options to extend the lease. Management reviews all options to extend at the inception of the lease and account for these options when they are reasonably certain of being exercised.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 8 –Leases, continued

Operating lease expense is recognized on a straight-line basis over the lease term and is included in operating expense on the Company’s condensed consolidated statement of operations and comprehensive loss. Operating lease cost was $207,526 and $273,631 during the period ended September 30, 2025 and 2024, respectively.

The following table sets forth the maturities of our operating lease liabilities and reconciles the respective undiscounted payments to the operating lease liabilities in the consolidated balance sheet at September 30, 2025

Undiscounted Future Minimum Lease Payments	Operating Lease

2025 (three months remaining)	80,512
2026	52,703
2027	2,976
Total	136,191
Amount representing imputed interest	(3,564)
Total operating lease liability	132,627
Current portion of operating lease liability	120,942
Operating lease liability, non-current	$11,685

The table below presents lease-related terms and discount rates at September 30, 2025:

Remaining term on leases	1 to 18 months
Incremental borrowing rate	5.0% To 9%

Note 9 – Segment Reporting

The Company has two reportable segments: (1) the manufacture and distribution of non-alcoholic and alcoholic brand beverages, and (2) the e-commerce sale of beverages. These segments are managed separately and each segment’s major customers have different characteristics. Segment Reporting is evaluated by our Chief Executive Officer and Chief Financial Officer.

Note: The Copa di Vino business is included in our Splash Beverage segment.

	3 months ended		9 months ended
Revenue, net	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Splash Beverage	—	886,865	379,260	3,110,552
E-Commerce	—	94,994	59,012	458,769

Net Revenue	—	981,859	438,272	3,569,321

	3 months ended		9 months ended
Segment Operating loss:	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Splash Beverage	(9,290,206)	(1,719,038)	(12,429,465)	(8,649,939)
E-Commerce	(254,473)	(950,555)	(780,344)	(960,871)

Total Contribution after marketing	(9,544,679)	(2,669,593)	(13,209,809)	(9,610,810)

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 9 – Segment Reporting, continued

	3 months ended		9 months ended
Reconciliation of segment loss to corporate loss:	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Other income/expense	4,300	(35)	2,455	(1,937)
Amortization of debt discount	(25,653)	(830,200)	(1,679,336)	(2,730,854)
Interest income and expense	(320,013)	(889,734)	(1,582,405)	(2,043,560)
Legal reserve		(300,000)		(300,000)
Loss on Extinguishment of debt	—	—	(5,560,482)	—

Loss from continuing operations	(9,886,045)	(4,719,562)	(22,029,577)	(14,717,161)

Total assets	September 30, 2025	December 31, 2024
Splash Beverage Group	22,461,358	2,610,207
E-Commerce	27,939	148,978

Total assets	$22,489,297	$2,759,185

Note 10 – Commitment and Contingencies

The Company is a party to certain claims and are subject to regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

On June 5, 2024, the Company received notification from the NYSE American indicating that it is not in compliance with the NYSE American’s continued listing standards under Section 1003(a)(iii) of the NYSE American Company Guide (the “Company Guide”), requiring a listed company to have stockholders’ equity of $6 million or more if the listed company has reported losses from continuing operations and/or net losses in its five most recent fiscal years. As disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2025, on July 28, 2025, the Company received two letters from the NYSE Regulation confirming that the Company has regained compliance with the continued listing standards of the NYSE American LLC (“NYSE American”).

The licensing agreement between TapouT LLC and the Company was terminated in Q1 2024. The parties are engaged in active and constructive settlement discussions pursuant to the terms of the agreement’s termination provisions. Based on the settlement discussions, the Company anticipates that any final settlement will not exceed the amounts already recorded in its legal reserve and accrued accounts payable.

Note 11 – Subsequent Events

In October 2025, the Company issued 250 shares of Series A-1 Preferred Stock in exchange for $250,000. The October issuance is convertible into 62,500 – 200,000 shares of common stock. Investors of A-1 Shares also received 62,500 1-year A Warrants exercisable into common stock at 80% of 5-day VWAP, and 62,500 5-year B Warrants exercisable into common stock at $4.00. All outstanding A-1 shares (1,050) are convertible into 262,500 – 840,000 shares of common stock.

On October 31, 2025, the Company held its Annual Meeting of Stockholders. At the meeting, stockholders elected Robert Nistico, Frederick William Caple, Thomas Fore, and Justin Yorke to serve as directors until the next annual meeting and until their successors are duly elected and qualified. Stockholders also ratified the appointment of Rose, Snyder & Jacobs LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; approved, in accordance with NYSE American Company Guide Section 713, the issuance of shares of common stock in excess of 19.99% of the Company’s outstanding common stock pursuant to outstanding convertible preferred stock, warrants, and convertible promissory notes; approved, in accordance with Section 713, the issuance of shares of common stock pursuant to the September 19, 2025 Securities Purchase Agreement with C/M Capital Master Fund, LP (the “ELOC Agreement”); and approved the Company’s 2025 Equity Incentive Plan. The proposal to increase the Company’s authorized common stock to 400,000,000 shares was adjourned on October and November 14, 2025 and will be considered at the adjourned meeting scheduled for December 10, 2025. Stockholders also approved the potential adjournment of the meeting to permit additional proxy solicitation if necessary. Accordingly, Items 1 through 5 and Item 7 were approved, and Item 6 was adjourned for further consideration.

On November 14, 2025, Robert Nistico resigned as the Company’s Chief Executive Officer. Mr. Nistico continues to serve as a director.

On November 30, 2025, William Devereux resigned as the Company’s Chief Financial Officer.

On November 12, 2025, the Company borrowed $500,000 from two accredited investors and issued senior promissory notes with a combined original principal amount of $588,235.30, reflecting a 15% original issue discount. The notes mature on February 12, 2026, accrue interest at 6% starting 30 days after issuance, and include customary default provisions. The notes also permit the holders, at their discretion, to apply outstanding principal, accrued interest, and any Company securities they hold as consideration for participation in future equity, equity-linked, or debt financings.

PROSPECTUS

Splash Beverage Group, Inc.

Offering of 10,000,000 Shares of Common Stock

________ ___, 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates.

SEC registration fees	$4,000
Printing expenses	$5,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$15,000
Miscellaneous	$5,000
Total	$44,000

Item 14. Indemnification of Directors and Officers.

Pursuant to our Articles of Incorporation and Bylaws, we may indemnify, to the extent permitted under Nevada law, an officer or director against all liability and expenses (including, but not limited to attorney’s fees) reasonably incurred by reason of being or having been a director, officer or representative of ours. Any indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a description of unregistered sales of securities which occurred within the past three years. Each of the following transactions were exempt from registration pursuant to the exemption afforded by Section 4(a)(2) of the Securities Act of 1933, and/or Rule 506(b) of Regulation D as promulgated by the SEC under the Securities Act.

In December 2025, the Company entered into agreements to issue a total of 113,636 shares of Common Stock and 1,136 shares of Series D to holders of options to purchase a total of up to $600,000 shares of Common Stock in exchange for the termination of such options.

On November 12, 2025, the Company borrowed a total of $500,000 from two accredited investors and issued to such investors senior promissory notes in the total combined original principal amount of $588,235.30, representing a 15% original issue discount. The notes mature on February 12, 2026, and accrue interest at a rate of 6% beginning on the 30-day anniversary of the issuance date. The notes contain customary events of default, the occurrence of which would result in acceleration of the maturity date thereof. The notes also provide that if the Company completes any public offering or private placement of its equity, equity-linked or debt securities, the holder may, in its sole discretion, elect to apply as purchase consideration for such transaction: (i) all, or any portion, of the then outstanding principal amount of the note and any accrued but unpaid interest, and (ii) any securities of the Company then held by the holder, at their fair value.

On September 19, 2025, the Company entered into a securities purchase agreement with two institutional investors. Pursuant to the securities purchase agreement, the Company received $2,000,000 on September 22, 2025 and that day issued to the investors original issue discount secured convertible promissory notes in an aggregate principal amount of $2,200,000. Each note is convertible into shares of the Company’s Common Stock at a conversion price equal to the lower of (i) $1.75 per share and (ii) $0.01 above the closing sale price on the date of conversion. The notes do not bear any interest absent an event of default, and mature on September 22, 2026. The notes contain customary events of default, the occurrence of which results in the entire outstanding amount of principal and other amounts payable becoming immediately due and payable, and interest accruing at a rate of 7% per annum.

The Company granted 15,000 options in March 2025 to its new Chief Financial Officer under the 2020 plan

In May – October 2025, the Company issued 1,050 shares of Series A-1 Preferred Stock in exchange for $1,050,000. Series A-1 shares are convertible into Common Stock, subject to stockholder approval. Investors of A-1 Shares also received 262,500,000 1-year A Warrants exercisable into Common Stock at 80% of 5-day VWAP, and 262,500 5-year B Warrants exercisable into Common Stock at $4.00.

In June 2025, the Company issued 126,710 shares of Series B Preferred Stock in exchange for approximately $12.7 million in previously outstanding convertible notes. The Series B Preferred Stock shares are convertible into Common Stock, subject to shareholder approval.

In June 2025, the Company acquired certain assets, including all contractual water rights to the aquifer located in Garabito, Puntarenas, Costa Rica. The Company issued 20,000 shares of Series C Preferred Stock as consideration. Management determined that the transaction is an asset acquisition under ASC 805, as substantially all of the fair value is concentrated in a single identifiable asset—the water rights—and no substantive processes were acquired. The acquisition of the water rights was recorded at a cost of $20 million, which is the fair value of the Series C preferred shares issued as consideration for the acquisition of the water rights. The Series C Preferred Stock shares are convertible into Common Stock, subject to shareholder approval.

Between August 9 and September 30, 2024, the Company entered into securities purchase agreements and subscription agreements with certain accredited investors. Pursuant to the agreements, the Company sold the purchasers: (i) convertible notes in the aggregate original principal amount of $4,000,000 and warrants to initially acquire up to an aggregate of 285,715 shares of Common Stock at an exercise price of $17.5 per warrant share. The conversion price of the convertible notes is $14.00 per share.

On August 21 and 22, 2024, the Company entered into a securities purchase agreement with certain accredited investors. Pursuant to the securities purchase agreement, to date the Company sold the purchasers in this offering convertible notes in the aggregate original principal amount of $2,050,000 and warrants to initially acquire up to an aggregate of 73,215 shares of Common Stock at an exercise price of $17.50 per warrant share. The Company received gross proceeds of $2,050,000 in connection with the closing of the financing.

On May 1, 2024, the Company entered into a securities purchase agreement with certain accredited investors. Pursuant to the securities purchase agreement, the Company sold the purchasers: (i) senior convertible notes in the aggregate original principal amount of $1,850,000, (ii) 23,125 shares of Common Stock, (ii) warrants to initially acquire up to an aggregate of 115,625 additional shares of Common Stock at an exercise price of $34.00 per warrant share. The Company received gross proceeds of $1,850,000 in connection with the closing of the financing. The conversion price of the senior convertible notes is $16.00 per share, subject to adjustments as provided in the senior convertible notes.

The Company granted 75,000 shares in April 2024 to one of the Board directors under the 2020 Plan.

In the nine months ended September 30, 2023, the Company issued 28,750 shares in connection with convertible instruments. On May 10, 2023, the Company received $800,000 for the sale of convertible notes with 12.0% interest and eighteen-month term to four individual investors totaling 20,000 shares with an exercise price of $40.00 per share, the notes included 10,000 warrants with an exercise price of $10.00 per warrant. On June 28, 2023, the Company received $350,000 for the sale of convertible notes with 12.0% interest and eighteen-month term to two individual investors totaling 8,750 shares with an exercise price of $40.00 per share, the notes included 4,375 warrants with an exercise price of $10.00 per warrant. On August 10, 2023, the Company received $1,100,000 for the sale of a convertible note. The note has a twelve -month term, is non-interest bearing and is convertible into shares of Common Stock of the Company at $40.00 per share.

In the three months and nine months ended September 30, 2023, the Company issued 10,417 shares of Common Stock to consultants in exchange for services and recognized non-cash compensation on our Condensed Consolidated Statement of Operation in the amount of $289,998.

On September 29, 2023, the Company entered into a securities purchase agreement with certain accredited investors. Pursuant to the securities purchase agreement, the Company sold the purchasers: (i) senior convertible notes in the aggregate original principal amount of $1,250,000, , (ii) 15,625 shares of Common Stock, (ii) warrants to acquire up to an aggregate of 31,250 additional shares of Common Stock. The Company received gross proceeds of $1,250,000. The conversion price of the senior convertible notes is $34.00 per share, subject to adjustments as provided in the senior convertible notes.

In the three months and six months ended June 30, 2023, the Company issued 28,750 shares in connection with convertible instruments. On May 10, 2023, the Company received $800,000 for the sale of convertible notes with 12.0% interest and eighteen-month term to four individual investors totaling 20,000 shares with an exercise price of $40.00 per share, the convertible notes included 10,000 warrants with an exercise price of $10.00 per warrant. On June 28, 2023, the Company received $350,000 for the sale of convertible notes with 12.0% interest and eighteen-month term to two individual investors totaling 8,750 shares with an exercise price of $40.00 per share, the convertible notes included 4,375 warrants with an exercise price of $10.00 per warrant. On August 10, 2023, the Company received $1,100,000 for the sale of a convertible note. The convertible notes has a twelve -month term, is non-interest bearing and is convertible into shares of Common Stock of the Company at $40.00 per share, the convertible notes includes 20,000 shares for every $1,000 purchased in the note.

In the three months and six months ended June 30, 2023, the Company issued 5,417 shares of Common Stock to consultants in exchange for services and recognized non-cash compensation on our Condensed Consolidated Statement of Operation in the amount of $131,866.

On February 28, 2023, the Company entered into a securities purchase agreement with an accredited investor. Pursuant to the securities purchase agreement, the Company sold to the investor, convertible 12-month promissory notes convertible for up to 50,000 shares of the Company’s Common Stock, and received aggregate gross proceeds of $2,000,000. The conversion price of the convertible 12-month promissory notes is $40.00 per share subject to adjustments as provided in the convertible 12-month promissory notes. The Company agreed to issue to the investor an additional 37,500 shares of restricted Common Stock, at the time of conversion.

On August 10, 2023, the Company and an investor entered into an amendment to the securities purchase agreement, pursuant to which the Company sold and issued to the investor, an additional note convertible for up to 27,500 shares of the Company’s Common Stock, for aggregate gross proceeds of $1,100,000. The conversion price of the additional note is $40.00 per share, subject to adjustments as provided in the additional note. The Company agreed to issue to the investor an additional 13,750 shares of restricted Common Stock, at the time of conversion.

From May through July, the Company entered into a series of securities purchase agreements with certain accredited investors. Pursuant to the securities purchase agreement, the Company sold the purchasers 12% convertible 12 to 18-month promissory notes convertible for up to 40,000 shares of the Company’s Common Stock and warrants exercisable into 20,000 shares of the Company’s Common Stock and received aggregate gross proceeds of $1,600,000. The conversion price of the 12% convertible 12 to 18-month promissory notes is $40.00 per share, subject to adjustments as provided in the 12% convertible 12 to 18-month promissory notes.

During the three months ended March 31, 2022, we issued 13,750 shares of Common Stock in exchange for services, 57,500 shares pursuant to our public offering to increase working capital, and 5,590 shares were issued on convertible instruments. For the three-month-ended June 30, 2022 we issued 12,500 shares in exchange for service provided that were valued at a fair market value stock price based on the agreement date and 2,500 shares for cash. During the three-months ended September 30, 2022 we issued 50,000 shares pursuant to our public offering to support inventory increases. The Company also issued 9,524 shares in settlement of litigation.

In addition, the Company made the following sales of Common Stock in the past three years:

Date of Transaction	Number of Shares	Price Per Share
12/22/22	2,500	43.20
12/26/22	1,856	48.00
12/19/22	5,000	40.00
05/02/23	37,500	22.80
06/20/23	2,500	37.20
06/30/23	417	43.20
06/30/23	2,500	44.00
06/30/23	208	37.20
09/21/23	417	27.20
09/28/23	1,875	25.20
10/02/23	2,500	26.40
10/26/23	1,631	21.60
10/05/23	15,625	24.00
11/03/23	3,192	20.40
11/24/23	6,500	20.00
12/29/23	2,500	22.80
02/07/24	197	15.20
02/15/24	1,953	12.80
02/03/24	5,183	16.40
08/14/23	3,750	31.60
03/07/24	5,000	20.00
03/14/24	5,508	23.60
03/25/24	2,206	20.40
04/03/24	4,545	17.60
04/02/24	4,500	14.40
03/05/24	2,500	23.60
03/05/24	5,000	23.60
04/19/24	7,031	12.80
02/28/24	5,000	21.79
04/18/24	1,875	13.60
04/25/24	7,083	12.00
05/06/24	2,500	12.00
04/29/24	23,125	16.00
05/20/24	3,804	9.20
05/24/24	4,545	8.80
06/05/24	70,652	9.20
05/31/24	750	9.80
06/11/24	28,409	8.80
06/20/24	9,028	7.20
06/14/24	875	9.20
06/26/24	13,889	7.20
06/24/24	2,500	9.67
06/17/24	2,500	9.12
07/03/24	27,632	7.60

07/09/24	6,528	7.20
07/23/24	2,500	14.40
07/10/24	47,200	10.00
07/18/24	8,958	10.80
08/01/24	15,521	12.40
09/09/24	2,331	10.00
09/09/24	2,914	10.00
09/09/24	9,325	10.00
08/31/24	750	13.08
09/18/24	71,192	12.00
10/03/24	5,000	9.64
10/11/24	2,331	7.80
10/11/24	9,325	7.80
10/11/24	2,914	7.80
11/18/24	5,000	8.00
11/30/24	2,750	7.80
12/09/24	6,250	7.20
12/09/24	74,024	7.20
12/10/24	1,250	6.56
12/11/24	750	8.95
12/17/24	833	6.06
12/11/24	2,603	8.95
12/20/24	833	6.00
01/02/25	8,974	3.90
01/03/25	10,256	3.90
12/31/24	25,000	10.00
01/02/25	24,311	10.00
01/06/25	7,518	3.90
12/31/24	208	6.44
01/07/25	37,500	10.00
01/07/25	50,000	7.80
01/21/25	37,500	7.80
01/27/25	12,146	4.94
01/28/25	16,327	4.94
02/04/25	20,009	6.02
02/24/25	5,000	6.40
02/25/25	500	6.00
07/14/25	47,630	2.10
07/18/25	40,836	1.05
07/18/25	53,597	1.05
07/22/25	17,018	1.47
07/28/25	15,943	1.25
07/30/25	13,551	1.25
08/01/25	14,179	1.12
08/05/25	21,231	1.18
08/06/25	16,985	1.18
08/06/25	10,000	1.90
08/12/25	12,000	1.18
08/13/25	15,000	1.18
08/18/25	20,000	1.13
08/20/25	20,000	1.13
08/20/25	50,451	1.13
08/22/25	113,295	1.36
09/19/25	40,000	5.81

Item 16. Exhibits.

(a) See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this Registration Statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Document

2.1	Agreement and Plan of Merger dated December 31, 2019 by and among Canfield Medical Supply, Inc., SBG Acquisition, Inc., and Splash Beverage Group, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K dated January 7, 2020)

2.2	Form of Amendment No. 1 to the Agreement and Plan of Merger (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on October 7, 2020)

3.1	Articles of Incorporation filed with the secretary of State of Nevada (incorporated by reference herein to Exhibit 3.1 filed with Form8-K filed with the SEC on November 15, 2021)

3.2	Certificate of Amendment to the Articles of Incorporation filed with the secretary of State of Nevada (incorporated by reference herein to Exhibit 3.1 filed with Form 8-K filed with the SEC on December 22, 2022)

3.3	Articles of Merger filed with the Secretary of State of the State of Nevada (incorporated by reference herein to Exhibit 2.2 filed with Form8-K filed with the SEC on November 15, 2021)

3.4	Statement of Merger filed with the Secretary of State of the State of Colorado (incorporated by reference herein to Exhibit 2.3 filed with Form 8-K filed with the SEC on November 15, 2021)

3.5	Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of Nevada (incorporated by reference herein to Exhibit 3.1 filed with Form 8-K filed with the SEC on December 22, 2022)

3.6	Certificate of Designation of Series A Preferred Stock (incorporated by reference herein to Exhibit 3.1 filed with Form 8-K filed with the SEC on June 13, 2025)

3.7	Certificate of Change filed with the Secretary of State of Nevada (incorporated by reference herein to Exhibit 3.2 filed with the Quarterly Report on Form 10-Q filed with the SEC on July 11, 2025)

3.8	Certificate of Designations, Preferences Rights and Limitations of the Series A-1 Convertible Redeemable Preferred Stock (incorporated by reference herein to Exhibit 3.1 filed with Form 8-K filed with the SEC on June 26, 2025)

3.9	Certificate of Designations, Preferences Rights and Limitations of the Series B Convertible Redeemable Preferred Stock (incorporated by reference herein to Exhibit 3.2 filed with Form 8-K filed with the SEC on June 26, 2025)

3.10	Certificate of Designations, Preferences Rights and Limitations of the Series C Convertible Preferred Stock (incorporated by reference herein to Exhibit 3.3 filed with Form 8-K filed with the SEC on June 26, 2025)

3.11	Certificate of Amendment to the Articles of Incorporation of Splash Beverage Group, Inc. filed with the Nevada Secretary of State on August 29, 2025 (incorporated herein by reference to Exhibit 3.1 filed with the SEC on September 4, 2025)

3.12	Bylaws (incorporated by reference herein to Exhibit 3.2 filed with Form 8-K filed with the SEC on November 15, 2021)

3.13	Amendment to Company Bylaws (incorporated by reference herein to Exhibit 3.1 filed with Form 8-K filed with the SEC on October 1, 2025)

3.14	Amendment to Company Bylaws (incorporated by reference herein to Exhibit 3.1 filed with Form 8-K filed with the SEC on October 17, 2025)

4.1	Form of Investor Warrant (incorporated by reference to exhibit 4.1 filed with the Current Report on Form 8-K filed with the SEC on June 15, 2021)

4.2	Form of Warrant (incorporated by reference herein to Exhibit 4.1 filed with Form 8-K filed with the SEC on October 6, 2023)

4.3	Form of Warrant (incorporated by reference herein to Exhibit 4.1 filed with Form 8-K filed with the SEC on May 7, 2024)

4.4	Form of Warrant (incorporated by reference herein to Exhibit 4.1 filed with Form 8-K filed with the SEC on August 26, 2024)

4.5	Form of August Warrant (incorporated by reference herein to Exhibit 4.1 filed with Form 8-K filed with the SEC on October 22, 2024)

4.6	Form of Warrant (incorporated by reference herein to Exhibit 4.4 filed with Form 8-K filed with the SEC on October 22, 2024)

4.7	Form of A Warrant (incorporated by reference herein to Exhibit 4.1 filed with Form 8-K filed with the SEC on June 26, 2025)

4.8	Form of B Warrant (incorporated by reference herein to Exhibit 4.2 filed with Form 8-K filed with the SEC on June 26, 2025)

4.9	Form of Secured Convertible Promissory Note (incorporated herein by reference to Exhibit 4.1 filed with the SEC on September 25, 2025)

4.10	Form of Senior Secured Note (incorporated herein reference to Exhibit 4.1 to the Form 8-K filed with the SEC on November 14, 2025

5.1	Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.

10.2	Form of Warrant (incorporated by reference herein to Exhibit 4.1 filed with Form 8-K filed with the SEC on January 3, 2023)

10.3	Form of Registration Rights Agreement (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on December 18, 2023)

10.4	Form of Registration Rights Agreement (incorporated by reference herein to Exhibit 10.3 filed with Form 8-K filed with the SEC on October 6, 2023)

10.5	Splash Beverage Group, Inc. Amended and Restated 2020 Long-Term Incentive Compensation Plan (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on October 10, 2023)

10.6	Employment Agreement dated March 12, 2012 with Robert Nistico (incorporated by reference herein to Exhibit 10.34 filed with the Annual Report on Form 10-K filed with the SEC on March 29, 2024)

10.7	Employment Agreement dated May 4, 2020 with William Meissner (incorporated by reference herein to Exhibit 10.35 filed with the Annual Report on Form 10-K filed with the SEC on March 29, 2024)

10.8	Form of the Purchase Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on May 7, 2024)

10.9	Form of the Note (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on May 7, 2024)

10.10	Form of the Registration Rights Agreement (incorporated by reference herein to Exhibit 10.3 filed with Form 8-K filed with the SEC on May 7, 2024)

10.11	Form of the Purchase Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on August 26, 2024)

10.12	Form of the Note (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on August 26, 2024)

10.13	Form of August Purchase Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on October 22, 2024)

10.14	Form of August Note (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on October 22, 2024)

10.15	Form of August Registration Rights Agreement (incorporated by reference herein to Exhibit 10.3 filed with Form 8-K filed with the SEC on October 22, 2024)

10.16	Form of Purchase Agreement (incorporated by reference herein to Exhibit 10.10 filed with Form 8-K filed with the SEC on October 22, 2024)

10.17	Form of the Note (incorporated by reference herein to Exhibit 10.11 filed with Form 8-K filed with the SEC on October 22, 2024)

10.18	Form of the Subscription Agreement (incorporated by reference herein to Exhibit 10.12 filed with Form 8-K filed with the SEC on October 22, 2024)

10.19	Subscription and Investment Representation Agreement, dated June 10, 2025, Between Splash Beverage Group, Inc., and Robert Nistico (incorporated herein by reference to Exhibit 10.1 filed with Form 8-K filed with the SEC on June 13, 2025)

10.20	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 filed with Form 8-K filed with the SEC on June 26, 2025)

10.21	Form of Securities Exchange Letter Agreement** (incorporated herein by reference to Exhibit 10.2 filed with Form 8-K filed with the SEC on June 26, 2025)

10.22	Form of Registration Rights Agreement** (incorporated herein by reference to Exhibit 10.3 filed with Form 8-K filed with the SEC on June 26, 2025)

10.23	Form of Side Letter Agreement (incorporated herein by reference to Exhibit 10.4 filed with Form 8-K filed with the SEC on June 26, 2025)

10.24	Acquisition Agreement** (incorporated herein by reference to Exhibit 10.5 filed with Form 8-K filed with the SEC on June 26, 2025)

10.25	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 filed with the SEC on September 25, 2025)

10.26	Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 10.2 filed with the SEC on September 25, 2025)

10.27	Form of ELOC Agreement (incorporated herein by reference to Exhibit 10.3 filed with the SEC on September 25, 2025)

10.28	License Agreement (incorporated herein by reference to Exhibit 10.4 filed with the SEC on September 25, 2025)

10.29	Settlement Agreement (incorporated herein by reference to Exhibit 10.5 filed with the SEC on September 25, 2025)

10.30	2025 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 filed with the SEC on October 1, 2025)

10.31	Limited Liability Company Agreement of BAAD Beverages, LLC

21.1	Subsidiaries (incorporated by reference herein to Exhibit 22.1 filed with Form 10-K filed with the SEC on March 8, 2021)

23.1	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A. (contained in Exhibit 5.1)

23.2	Consent of Rose, Snyder & Jacobs LLP

107	Filing Fee Table

**	Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Fort Lauderdale, Florida on this 18th day of December, 2025.

By:	/s/ William Meissner
Name:	William Meissner
President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in capacities and on the dates indicated.

Signature	Title	Date

/s/ William Meissner	President (Principal Executive Officer)	December 18, 2025
William Meissner

/s/ Martin Scott	Interim Chief Financial Officer	December 18, 2025
Martin Scott	(Principal Financial and Accounting Officer)

/s/ William Caple	Director	December 18, 2025
William Caple

/s/ Thomas Fore	Director	December 18, 2025
Thomas Fore

/s/ Robert Nistico	Director	December 18, 2025
Robert Nistico

/s/ Justin Yorke	Director	December 18, 2025
Justin Yorke